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As filed with the Securities and Exchange Commission on January 6, 2006.

Registration No.: 333-130059

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1
TO
FORM F-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

GRUMA, S.A. DE C.V.
(Exact name of Registrant as specified in its charter)

GRUMA, INC.
(Translation of Registrant's name into English)

United Mexican States (State or other jurisdiction of incorporation or organization)	2099 (Primary Standard Industrial Classification Code Number)	None (IRS Employer Identification No.)
Calzada de Valle, Ote, 407 Colonia del Valle San Pedro Garza García, Nuevo León 66220 Mexico 011-52-818-335-9900 (Address and telephone number of registrant's principal executive offices)

CT Corporation System
111 Eighth Avenue, 13th Floor
New York, NY 10011
(212) 590-9200

(Name, address and telephone number of agent for service)

Copies to:
Michael L. Fitzgerald, Esq. Milbank, Tweed, Hadley & McCloy LLP One Chase Manhattan Plaza New York, NY 10005 (212) 530-5000	Alejandro E. Camacho, Esq. Clifford Chance US LLP 31 West 52nd Street New York, NY 10019 (212) 878-8000

Approximate date of commencement of proposed sale to the public:
As soon as practicable after this Registration Statement becomes effective.

        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, check the following box.    ☐

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☐

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.    ☐

        If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.    ☐

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay the effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject To Completion, Dated January 6, 2006

Prospectus

Gruma, S.A. de C.V.

Common Shares

Offering Price Ps.             per Share

We are offering           shares of our series B common stock, class I, no par value.

Concurrently with this international offering, we are also offering             of our shares to the public in Mexico in the Mexican offering. Through the combined offering, we will be offering 30,000,000 shares.

Our shares are listed on the Mexican Stock Exchange under the symbol "GRUMAB." Our American Depositary Shares, or ADSs, each representing four of our shares, are listed on the New York Stock Exchange under the symbol "GMK." The last reported sale price of our shares on the Mexican Stock Exchange and ADSs on the New York Stock Exchange on January 4, 2006, was Ps.35.41 per share and US$13.50 per ADS, respectively.

Investing in our shares involves risks. See "Risk Factors" beginning on page 5.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total

Public offering price	Ps.	Ps.
Underwriting discount and commissions
Proceeds to us (before expenses)	Ps.	Ps.

The underwriters are offering the shares as set forth under "Underwriting." The underwriters expect to deliver the shares to purchasers on or about                           , 2006.

Deutsche Bank Securities

The date of this prospectus is                           , 2006

FORWARD-LOOKING STATEMENTS

        This prospectus and the documents incorporated by reference into this prospectus contain forward-looking statements. We may from time to time make forward-looking statements in our reports to the Securities and Exchange Commission, or SEC, in our annual report to shareholders, in prospectuses, press releases and other written materials and in oral statements made by our officers, directors or employees to analysts, institutional investors, representatives of the media and others. Words such as "believe," "anticipate," "plan," "expect," "intend," "target," "estimate," "project," "predict," "forecast," "guideline," "should" and similar expressions are intended to identify forward-looking statements, but are not the exclusive means of identifying these statements. Examples of these forward-looking statements include:

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  projections of revenues, net income (loss), earnings per share, capital expenditures, dividends, capital structure or other financial items or ratios;

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  statements of our plans, objectives or goals, including those relating to anticipated trends and competition;

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  statements about our future economic performance in the countries in which we have operations; and

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  statements of assumptions underlying these statements.

        You should not place undue reliance on forward-looking statements, which are based on our current expectations. Forward-looking statements are not guarantees of performance; they involve risks, uncertainties and assumptions. Our future results may differ materially from those expressed in forward-looking statements. Many of the factors that will determine these results and values are beyond our ability to control or predict. All forward-looking statements and risk factors included in this prospectus are made as of the date of this prospectus, based on information available to us as of such date, and we assume no obligation to update any forward-looking statement or risk factor.

PRESENTATION OF FINANCIAL AND OTHER INFORMATION

Financial Information

        Our consolidated financial statements as of December 31, 2003 and 2004 and for each of the three years ended December 31, 2004 (the "Audited Financial Statements"), which have been audited by PricewaterhouseCoopers S.C., our independent accountants, are included in this prospectus beginning on page F-1. This prospectus also includes our unaudited condensed consolidated financial statements as of September 30, 2004 and 2005 and for the nine-month periods ended September 30, 2004 and 2005 (the "Unaudited Financial Statements"). You should read all of the unaudited financial information included or incorporated by reference in this prospectus in conjunction with our Audited Financial Statements.

        We publish our financial statements in Pesos and prepare our consolidated financial statements in accordance with accounting principles generally accepted in Mexico, or Mexican GAAP. Mexican GAAP differs in certain significant respects from accounting principles generally accepted in the United States of America, or U.S. GAAP. See Note 12 to our Unaudited Financial Statements for a quantitative reconciliation of our consolidated net income and stockholders' equity to U.S. GAAP as of and for the nine months ended September 30, 2005. See Note 21 to our Audited Financial Statements for a quantitative reconciliation of our year-end consolidated net income and stockholders' equity to U.S. GAAP and for information regarding certain principal differences between Mexican GAAP and U.S. GAAP.

        Pursuant to Mexican GAAP, except for information as of and for the nine-month periods ended September 30, 2004 and 2005 or as otherwise indicated, financial data for all periods included in this prospectus have been restated in constant Pesos (having the same purchase power for each period indicated taking into account inflation) as of December 31, 2004. Financial information for the nine-month periods ended September 30, 2004 and 2005 in this prospectus are restated in constant Pesos as of September 30, 2005, and therefore are not directly comparable to financial information restated in constant Pesos as of December 31, 2004. We have not restated our Audited Financial Statements or financial information incorporated by reference from our annual report on Form 20-F in constant currency amounts as of September 30, 2005 because the inflation for the period from January 1, 2005 through September 30, 2005 was immaterial and there would be no significant change in trends. The restatement factor we would use to restate information for December 31, 2004 to September 30, 2005 in constant currency amounts is 0.98%. According to Banco de México, the Mexican National Consumer Price Index (Indice Nacional de Precios al Consumidor, or NCPI) increased 1.72% during the period from December 31, 2004 through September 30, 2005.

        We are required to determine our monetary position (gain/loss) to reflect the effect inflation has had on our monetary assets and liabilities. We determine our net monetary position by subtracting our monetary liabilities from our monetary assets and then adjusting our net monetary position by the appropriate inflation rate for the period with the resulting monetary gain or loss reflected in our earnings. In so doing, we can reflect the effect inflation is having on our monetary items.

        We further restate our financial information as follows:

        Pursuant to Bulletin B-15 of the Mexican Institute of Public Accountants, or MIPA, for Mexican GAAP purposes we apply the actual inflation rate in the relevant country of each non-Mexican subsidiary and then translate the inflation-adjusted financial statements into Pesos. The figures for subsidiaries in Mexico, Central America, Venezuela, the U.S. and Europe are restated to period-end constant local currencies following the provisions of Bulletin B-10 and B-15, while also applying the general consumer price index from the country in which the subsidiary operates. Once figures are restated, they are converted to Pesos by applying the exchange rate in effect at the end of the period. For comparability purposes, the consolidated figures for prior periods have been restated in Pesos by utilizing an international weighted-average restatement factor described in Bulletin B-15, which considers the relative total net sales contribution by country, and the corresponding inflation and exchange-rate fluctuations for the period ended December 31, 2004 in the case of our Audited Financial Statements and for the period ended September 30, 2005 in the case of our Unaudited Financial Statements.

        For purposes of quantitative reconciliation to U.S. GAAP, we have restated the data as of and for the years ended December 31, 2002 and 2003 in Pesos of constant purchasing power as of December 31, 2004 using the NCPI rather than the international restatement factor in Bulletin B-15. Similarly, we have restated data as of and for the nine-month periods ended September 30, 2004 and 2005 in Pesos of constant purchasing power as of September 30, 2005 using the NCPI. We further discuss Mexican GAAP inflation accounting methodologies in Note 3 to our Audited Financial Statements.

Currency Information

        Unless stated otherwise, references herein to "Pesos" or "Ps." are to Pesos, the legal currency of Mexico; references to "U.S. Dollars," "Dollars," "US$" or "$" are to United States Dollars, the legal currency of the United States.

        This prospectus contains translations of certain Peso amounts into Dollars at specified rates solely for the convenience of the reader. These translations should not be construed as representations that the Peso amounts actually represent such Dollar amounts or could be converted into Dollars at the rate indicated as of the dates mentioned herein or at any other exchange rate. Except for information as of and for the nine-month periods ended September 30, 2004 and 2005 or as otherwise indicated, Dollar amounts in this prospectus have been translated from Pesos at an exchange rate of Ps.11.15 per US$1.00 as published by Banco de México in the Diario Oficial de la Federación (the "Official Gazette") on December 31, 2004. Dollar amounts translated from Pesos for September 30, 2004 and 2005 are based on the exchange rate published by Banco de México in the Official Gazette on September 30, 2004 of Ps.11.39 per US$1.00 and September 30, 2005 of Ps.10.79 per US$1.00 respectively. See "Exchange Rates" and Note 23 to our Financial Statements for information regarding exchange rate between the Peso and the Dollar for the periods specified therein.

Market Share and Other Information Presented

        The information contained in this prospectus regarding our market positions in Mexico, Venezuela, Central America, the United States, Europe and Asia is based primarily on our own estimates and internal analysis. Market position information for the United States is also based on data from the Tortilla Industry Association. While we believe our internal research and estimates are reliable, they have not been verified by any independent source and we cannot assure you as to their accuracy.

        All references to "tons" herein refer to metric tons. One metric ton equals 2,204 pounds. Estimates of production capacity contained herein assume operation of the relevant facilities 24 hours a day, 360 days a year on three shifts and assume only regular intervals for required maintenance.

        In this prospectus "Gruma," "we," "us" and "our company" refer to Gruma, S.A. de C.V. and its consolidated subsidiaries, unless the context otherwise requires or unless specified otherwise. References to the "Issuer" or the "Company" mean, unless the context otherwise requires, Gruma, S.A. de C.V.

WHERE YOU CAN FIND MORE INFORMATION

        This prospectus is part of a registration statement on Form F-3 that we are filing with the SEC. This prospectus does not contain all of the information provided in the registration statement. For further information, you should refer to the registration statement, including its exhibits.

        We file annual and periodic reports and other information with the SEC. You may read and copy any materials we file with the SEC at the SEC's Public Reference Room at 100 F. Street, N.E., Washington, D.C 20549. You may obtain information on the operation of the Public Reference Room in the United States by calling the SEC at 1-800 SEC-0330.

        Additionally, the SEC maintains an Internet site where you can find materials we file with the SEC at http://www.sec.gov.

        The SEC allows us to "incorporate by reference" information contained in documents we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC, to the extent that we identify such information as being incorporated by reference into this prospectus, will automatically update and supersede this information. Information set forth in this prospectus supersedes any previously filed information that is incorporated by reference into this prospectus. We incorporate by reference into this prospectus our annual report on Form 20-F for the fiscal year ended December 31, 2004, dated June 30, 2005 (SEC File No. 001-14852), which we refer to in this prospectus as our "2004 Form 20-F."

        In addition, any future filings on Form 20-F made with the SEC under the Securities Exchange Act of 1934, as amended, after the date of this prospectus and prior to the termination of the offering of the shares, and any future reports on Form 6-K furnished by us to the SEC during such period or portions thereof that are identified in such forms as being incorporated into the registration statement of which the accompanying prospectus form a part, shall be considered to be incorporated in this prospectus by reference and shall be considered a part of this prospectus from the date of filing such documents.

        You may request a copy of these filings, at no cost, by writing or calling us at the address and phone number below.

Investor Relations
Gruma, S.A. de C.V.
Calzada de Valle, Ote, 407
Colonia del Valle
San Pedro Garza García,
Nuevo León 66220 Mexico
Tel: 011 52-81-8399-3300

        You should rely only on the information contained in this prospectus or to which we have referred you. We have not authorized any person to provide you with different information. We are offering to sell the shares only in jurisdictions where offers and sales of such securities are permitted. The information in this prospectus is only accurate as of the date of this prospectus.

EXECUTIVE SUMMARY

        We believe we are one of the world's leading tortilla and corn flour producers. We were founded in 1949 and are engaged primarily in the production, marketing, distribution and sale of tortillas, tortilla chips and related products, as well corn flour and wheat flour. We pioneered the dry corn flour method of tortilla production, which offers several advantages over the centuries-old traditional wet corn dough method. These advantages include higher production yields, reduced production costs, more uniform quality and longer shelf life. With leading brands in most of our markets, we have operations in the United States, Mexico, Venezuela, Central America and Europe, and we export to approximately 50 countries worldwide. We have approximately 16,000 employees and operate 82 plants worldwide. In 2004, we had net sales of US$2.2 billion, approximately half of which was from our U.S. operations. For the periods ended September 30, 2004 and 2005, our net sales were US$1.7 billion and US$1.8 billion, respectively.

        Our strategy for growth is to focus on our core business—the manufacturing of tortillas, corn flour and wheat flour—and to capitalize upon our leading positions in the corn flour and tortilla industries. We have taken advantage of the increasing popularity of Mexican food and, more importantly, tortillas in the United States, and, to a lesser extent, Europe and Asia. We are continuously considering potential acquisitions which could improve our market share and profitability and that fit into our overall strategy. Our strategy includes the following key elements:

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  expand in the growing retail and food service tortilla markets in new regions in the United States;

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  continue the process of establishing Gruma Corporation's MISSION and Guerrero tortilla brands as the first and second national brands in the United States;

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  expand our presence into Asia and Europe;

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  encourage transition from traditional cooked-corn method to the corn flour method;

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  continually improve service and product for our customers and consumers; and

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  improve operating efficiencies.

        We expect that these efforts will enable us to achieve greater revenue growth and profitability. We also intend to continue our research and development efforts in order to further improve the efficiency of our proprietary corn flour and tortilla production technology, which we believe provides us a significant advantage over our competitors.

        The percentages of our consolidated net sales by each of our major operations for the nine months ended September 30, 2004 and 2005 is outlined in the table below.

Percentage of Net Sales by Subsidiary

	Nine Months Ended September 30,
	2004	2005
Subsidiary
Gruma Corporation	49.74%	53.25%
GIMSA	24.08%	23.88%
Venezuelan Operations	12.92%	10.38%
Molinera de México	7.81%	6.90%
Gruma Centroamérica	4.83%	5.07%
Others and eliminations (1)	0.61%	0.51%

(1)
Others and eliminations includes our subsidiary, Productos y Distribuidora Azteca, S.A. de C.V., or PRODISA, as well as corporate services, technology operations and accounting eliminations.

        We conduct our United States and European operations through our Gruma Corporation subsidiary, which manufactures and distributes corn flour, packaged tortillas, tortilla chips and related products. Gruma Corporation operates primarily through its Mission Foods division, which produces tortillas, tortilla chips and related products, and Azteca Milling, L.P., a limited partnership between Gruma Corporation (80%) and Archer-Daniels-Midland Company (20%) which produces corn flour. We believe Gruma Corporation is one of the leading manufacturers and distributors of packaged tortillas and related products throughout the United States and Europe, whose products are sold under the MISSION and GUERRERO brand names in the United States, as well as other regional brands. We believe Gruma Corporation is also one of the leading producers of corn flour in the United States through its Azteca Milling division, whose products are sold in the United States under the MASECA brand.

        Our subsidiary, Grupo Industrial Maseca, S.A. de C.V., or GIMSA, produces, distributes and sells corn flour in Mexico under the MASECA brand name. We believe GIMSA is one of the largest corn flour producers in Mexico. GIMSA estimates that its corn flour is used in approximately one third of the corn tortillas consumed in Mexico.

        In our Venezuelan Operations we produce and distribute corn flour as well as wheat flour, rice, oats and other products. Venezuelans use corn flour particularly to produce arepas, a typical Venezuelan food similar to tortillas. We believe we are one of the largest corn flour and wheat flour producers in Venezuela. We sell corn flour under the brand names JUANA, TIA BERTA and DECASA and wheat flour under the ROBIN HOOD and POLAR brand.

        We produce wheat flour in Mexico through our interest in Molinera de México S.A. de C.V. In 1996, we acquired a 60% ownership interest in this wheat flour company. Archer-Daniels-Midland owns the remaining 40%. Molinera's main product is wheat flour, although it also sells wheat bran and other byproducts. We believe that through Molinera we are one of the largest wheat flour producers in Mexico. Molinera's wheat flour brands are REPOSADA, PODEROSA and SELECTA, among others.

        Our subsidiary, Gruma Centroamérica, LLC, produces corn flour, and to a lesser extent, tortillas and snacks. We also cultivate and sell hearts of palm and process and sell rice. We believe we are one of the largest corn flour producers in the regions in which Gruma Centroamérica operates. Gruma Centroamérica sells corn flour under the MASECA, TORTIMASA and MASARICA brands.

        In addition to the above-mentioned operations, we have an approximately 10.9% interest in GFNorte, a Mexican financial services holding company and parent of Banco Mercantil del Norte, S.A., or Banorte, a Mexican bank.

        Our principal executive offices are located at Calzada del Valle Ote. 407, Colonia del Valle, San Pedro Garza García, Nuevo León 66220, Mexico. Our telephone number is 011-528-335-9900.

Offering Summary

Issuer	Gruma, S.A. de C.V.
Shares
Our series B common shares, class I, no par value, which we refer to as our shares, are listed on the Mexican Stock Exchange under the symbol "GRUMAB," and are our only series of outstanding shares. Our American Depositary Shares, or ADSs, each representing four of our shares, are listed on the New York Stock Exchange under the symbol "GMK."
Combined Offering	We are offering a total of 30,000,000 shares. See "Underwriting."
International Offering	We are offering shares in the United States and elsewhere outside Mexico through the International Underwriters. See "Underwriting."
Mexican Offering	We are offering shares in Mexico through the Mexican Underwriters. See "Underwriting."
Reallocations
The number of shares to be offered pursuant to the International Offering and the Mexican Offering is subject to reallocation among the International Underwriters and the Mexican Underwriters. See "Underwriting."
Offering Price per Share	The initial offering price per share is Ps. , or US$ per share at the exchange rate for , 2006 of Ps. per US$1.00 as published by Banco de México.
Shares Outstanding After Combined Offering	482,549,952 shares will be outstanding after the sale of all of the shares offered in the combined offering.
Use of Proceeds
We estimate that the net proceeds from the sale of our shares in the combined offering will be approximately Ps. million (US$ million), based on an offering price of Ps. per share or US$ at the Banco de México exchange rate of Ps. per Dollar on , 2006, after deducting the underwriting discounts and commissions and estimated expenses associated with the combined offering.
We intend to use the net proceeds of the combined offering for general corporate purposes including investments in fixed assets and potential acquisitions. See "Use of Proceeds."
Settlement	Settlement of the shares will be made through the book-entry system of S.D. Indeval, S.A. de C.V., Institución para el Depósito de Valores, or Indeval.
Risk Factors	Investing in the shares involves certain risks. See "Risk Factors."

RISK FACTORS

        You should carefully consider the following discussion of risks, as well as the other information presented in this prospectus before investing in our shares, including additional risks relating to our company outlined in "Item 3. Key Information—Risk Factors" of our 2004 Form 20-F, which is incorporated by reference into this prospectus.

Risks Factors Related to our Capital Structure and Controlling Shareholders

Exchange Rate Fluctuations May Affect the Value of Our Shares

        Fluctuations in the exchange rate between the Peso and the U.S. Dollar will affect the U.S. Dollar value of an investment in our shares and of dividend and other distribution payments on those shares. See "Item 3. Key Information—Exchange Rate Information" in our 2004 Form 20-F.

The Protections Afforded to Minority Shareholders in Mexico Are Different From Those in the United States

        Under Mexican law, the protections afforded to minority shareholders are different from those in the United States. In particular, the law concerning the fiduciary duties of directors and controlling shareholders is less developed in Mexico and there are different procedural requirements for bringing shareholder lawsuits. As a result, it may be more difficult for our minority shareholders to enforce their rights against us, our directors and controlling shareholders than it would be for shareholders of a U.S. company.

Future Issuances of Shares May Result in a Decrease of the Market Price of the Shares

        In the future, we may issue additional equity securities for financing and other general corporate purposes. Any such sales or the prospect of any such sales could result in a decrease of the market price of our shares and ADSs.

Our Bylaws Restrict the Ability of Non-Mexican Shareholders to Invoke the Protection of Their Government With Respect to Their Rights as Shareholders

        As required by Mexican law, our bylaws provide that non-Mexican shareholders shall be considered the same as Mexican shareholders in respect of their ownership interests in Gruma, S.A. de C.V. and shall be deemed to have agreed not to invoke the protection of their governments in certain circumstances. Under this provision, a non-Mexican shareholder is deemed to have agreed not to invoke the protection of its own government by asking such government to interpose a diplomatic claim against the Mexican government, but is not deemed to have waived any other rights it may have, including any rights under U.S. securities laws. If you invoke such governmental protection in violation of this agreement, your shares could be forfeited to the Mexican government.

We Have Significant Transactions With Affiliates That Could Create Potential Conflicts of Interest

        We hold approximately 10.9% of the capital stock of Grupo Financiero Banorte, S.A. de C.V., or GFNorte, a Mexican financial institution. In the normal course of business, we may obtain financing from GFNorte's subsidiaries at market rates and terms. In the past four years, our highest outstanding loan amount with GFNorte was Ps.162 million (approximately US$14 million on the date the loan was obtained) with an average interest rate of 8.9%. As of November 30, 2005, we did not owe any amounts to GFNorte or its subsidiaries, though we may in the future enter into such transactions. In addition, we purchase some of our inventory ingredients from our shareholder, Archer-Daniels-Midland Company, which we refer to as, Archer-Daniels-Midland. During 2002, 2003 and 2004, we purchased US$84 million, US$111 million and US$103 million of inventory ingredients, respectively, from Archer-Daniels- Midland. Transactions with affiliates may create the potential for conflicts of interest. See "Item 7. Major Shareholders and Related Party Transactions—Related Party Transactions" in our 2004 Form 20-F.

Our Controlling Shareholder Exerts Substantial Control Over Our Company

        As of October 31, 2005, Roberto González Barrera controlled directly or indirectly approximately 52.4% of our outstanding shares. Consequently, Mr. González Barrera has the power to elect the majority of our directors and to determine the outcome of most actions requiring approval of our stockholders, including the declaration of dividends. The interests of Mr. González Barrera may differ from those of our other shareholders. Mr. González Barrera's holdings are described under "Item 7. Major Shareholders and Related Party Transactions—Major Shareholders" in our 2004 Form 20-F.

        Mr. González Barrera has pledged part of his shares in our company to secure some of his borrowings. If there is a default and the lenders enforce their rights against any or all of these shares, Mr. González Barrera could lose control over us and a change of control could result. Any such change of control could trigger a default in one or more of our credit agreements or indentures and have a material adverse effect upon our business, financial condition, results of operations and prospects. For more information about this pledge, see "Item 7. Major Shareholders and Related Party Transactions" in our 2004 Form 20-F.

Archer-Daniels-Midland, Our Strategic Partner, Has Influence Over Some Corporate Decisions; Our Relationship With Archer-Daniels-Midland Could Become Adverse and Hurt Our Performance

        Archer-Daniels-Midland owns, directly or indirectly, approximately 29% of our outstanding shares. However, a portion of such interest is held through a Mexican corporation jointly owned with Mr. González Barrera, who has the sole authority to determine how those shares are voted. Thus, Archer-Daniels-Midland only has the right to vote 23.6% of our outstanding shares. In addition, Archer-Daniels-Midland has the right to nominate two of the 15 members of our board of directors as well as their corresponding alternates. Subject to certain requirements under Mexican law, Archer-Daniels-Midland has a statutory right as a minority shareholder of Gruma to: initiate civil lawsuits against members of the board of directors, members of the audit committee, and statutory auditors for breach of duty; appoint a statutory auditor; judicially oppose resolutions adopted at shareholder meetings; request the deferral of any vote regarding an issue about which it does not believe it has been sufficiently informed. As a result, Archer-Daniels-Midland may influence the outcome of actions requiring the approval of our shareholders or our board of directors. Mr. González Barrera and Archer-Daniels-Midland have also granted each other rights of first refusal in respect of their shares in our company, subject to specified conditions.

        Archer-Daniels-Midland owns, directly or indirectly, an interest of 5.0% in Molinos Nacionales, C.A., or MONACA, 40.0% in Molinera de México, S.A. de C.V., or Molinera de México, and 20.0% in Azteca Milling, L.P., or Azteca Milling. These subsidiaries accounted for approximately 30% of our total sales for the nine-month period ended September 30, 2005. Although we own a majority ownership interest in these subsidiaries, in each of Azteca Milling and Molinera de México we are required to obtain the consent and cooperation of

Archer-Daniels-Midland with respect to certain matters in order to increase our capital expenditures and to implement and expand upon our business strategies.

        We cannot assure you that our relationships with Archer-Daniels-Midland will be harmonious and successful. Disagreements with Archer-Daniels-Midland could affect the execution of our strategy and, as a result, we may be placed at a competitive disadvantage.

Our Antitakeover Protections May Deter Potential Acquirors

        Certain provisions of our bylaws could make it substantially more difficult for a third party to acquire control of us. These provisions in our bylaws may discourage certain types of transactions involving the acquisition of our securities. These provisions could discourage transactions in which our shareholders might otherwise receive a premium for their shares over the then current market price. Holders of our securities who acquire shares in violation of these provisions will not be able to vote, or receive dividends, distributions or exercise other rights in respect of, these securities and would be obligated to pay us a penalty. For a description of these provisions, see "Additional Information—Bylaws—Antitakeover Protections" in our 2004 Form 20-F.

We Are a Holding Company and Depend on Dividends and Other Funds From Our Subsidiaries to Service Our Debt

        We are a holding company with no significant assets other than the shares of our subsidiaries. As a result, our ability to meet our debt service obligations depends primarily upon our receiving sufficient funds from our subsidiaries. Under Mexican law, companies may only pay dividends:

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  from earnings included in year-end financial statements that are approved by shareholders at a duly convened meeting;

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  after any existing losses applicable to prior years have been made up or absorbed into capital;

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  after at least 5% of net profits for the relevant fiscal year have been allocated to a legal reserve until the amount of the reserve equals 20% of a company's paid-in capital stock; and

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  after shareholders have approved the payment of the relevant dividends at a duly convened meeting.

        In addition, Gruma Corporation is subject to covenants in some of its debt and lease agreements which partially restrict the amount of dividends that can be paid to us by this subsidiary, limit otherwise possible advances and require Gruma Corporation to maintain specified financial ratios and balances, all of which could compromise our ability to service our debt. For additional information concerning these restrictions on inter-company transfers, see "Item 3. Key Information—Dividends" and "Item 5. Operating and Financial Review and Prospects—Liquidity and Capital Resources" in our 2004 Form 20-F.

        We own approximately 83.2% of the outstanding shares of Grupo Industrial Maseca, S.A. de C.V., or GIMSA, 95% of MONACA, 50% of Derivados de Maíz Seleccionado, S.A. or DEMASECA, 80% of Azteca Milling (through Gruma Corporation), 60% of Molinera de México and 10.9% of Grupo Financiero Banorte, or GFNorte. Accordingly even when dividends are declared and paid out, we are entitled to receive only our pro rata share of any of such subsidiaries' dividends.

        Further, our ability to repatriate dividends from Gruma Venezuela may be adversely affected by exchange controls and other recent events. See "Item 3. Risk Factors—Risks Related to Venezuela—Venezuela Presents Significant Economic Uncertainty and Political Risk" in our 2004 Form 20-F.

There is a Limited Market for Our Shares

        There is only a limited market for our shares outside of Mexico, and we cannot assure you as to the liquidity of any markets for our shares or the price at which our shares may be sold. In addition, while we have American Depositary Shares generally exchangeable for shares, such ADSs are not being offered in this offering and trading of our shares is limited to the Mexican Stock Exchange. Furthermore, payment of dividends or other distributions in respect of our shares will be made only in Pesos. The offering price of our shares will be determined by negotiations between us and the representative of the underwriters, and may not be indicative of the market price of such shares after the combined offering or the price at which either may be sold in any market after the combined offering. Future trading prices of our shares will depend on many factors, including, among other things, our operating results and the market for similar securities. See "Underwriting."

USE OF PROCEEDS

        We estimate that the proceeds from the combined offering will be approximately Ps.     (US$     million), based upon an estimated public offering price per share of approximately Ps.     and after deducting underwriting discounts and commissions but before the estimated expenses associated with the combined offering.

        We intend to use the proceeds obtained from the combined offering for general corporate purposes including investments in fixed assets aimed at increasing our installed capacity in our core business and potential acquisitions which could improve our market share and complement our business strategy.

EXCHANGE RATE INFORMATION

        The following table sets forth, for the periods indicated, the high, low, average and period-end noon buying rate in New York City for cable transfers in Pesos published by the Federal Reserve Bank of New York, expressed in Pesos per Dollar. The rates provided have not been restated in constant currency units.

	Noon Buying Rate (Ps. Per US$)
	High (1)	Low (1)	Average (2)	Period End
Year Ended December 31,
2000	10.09	9.18	9.47	9.62
2001	9.97	8.95	9.33	9.16
2002	10.43	9.00	9.66	10.43
2003	11.41	10.11	10.79	11.24
2004	11.64	10.81	11.29	11.15
2005	11.41	10.41	10.89	10.63
Month Ended 2005
January	11.41	11.17	11.26	11.21
February	11.21	11.04	11.14	11.09
March	11.33	10.98	11.16	11.18
April	11.23	11.04	11.11	11.08
May	11.03	10.89	10.98	10.91
June	10.88	10.76	10.82	10.77
July	10.80	10.59	10.67	10.60
August	10.90	10.58	10.69	10.79
September	10.89	10.68	10.79	10.79
October	10.94	10.69	10.84	10.79
November	10.77	10.57	10.67	10.58
December	10.77	10.41	10.63	10.63
Month Ended 2006
January (through January 4)	10.64	10.59	10.62	10.59

(1)
Rates shown are the actual low and high, on a day-by-day basis for each period.

(2)
Average of month-end rates.

        On January 4, 2006, the noon buying rate for Pesos was Ps.10.59 per US$1.00.

CAPITALIZATION

        The following table sets forth our unaudited cash and cash equivalents, short-term debt and capitalization under Mexican GAAP as of November 30, 2005 and as adjusted to give effect to the sale of our shares in the combined offering.

        This table should be read together with our Audited Financial Statements and our Unaudited Financial Statements included in this prospectus. Information in the following table is presented in constant Pesos as of November 30, 2005 and Dollar amounts are translated at the rate of Ps.10.58 per US$1.00, the rate in effect at November 30, 2005 as published by Banco de México on such date. Since the financial information in the following table is presented in constant Pesos as of November 30, 2005, this information is not directly comparable to the period-ended September 30, 2005 or December 31, 2004 year-ended financial information elsewhere in this prospectus. See "Presentation of Financial and Other Information."

	As of November 30, 2005
	Actual		As Adjusted (1)
	(Ps. Millions)		(Ps. Millions)	(U.S. Millions)
Cash and cash equivalents	Ps.	532.7	Ps.	U.S.

Short-term debt		219.0
Long-term debt		6,533.6
Total stockholders' equity		11,081.6

Total capitalization	Ps.	17,834.2	Ps.	U.S.

(1)
Adjusted values have been calculated based on an offering price of Ps.    per share.

RECENT DEVELOPMENTS

Recent Acquisitions

        From time to time, in the ordinary course of business, we acquire small manufacturing companies or facilities in the same or similar lines of business. These acquisitions are made in the markets in which we currently operate as well as in new markets where our aim is to establish a presence.

        On August 24, 2005, GIMSA acquired 100% of the capital stock of Agroinsa, S.A. de C.V., a company based in Monterrey, Mexico engaged primarily in the production of corn flour and, to a lesser extent, wheat flour and other products. In accordance with applicable law, GIMSA notified the Mexican Federal Competition Commission (Comisión Federal de Competencia) of its acquisition of Agroinsa. A final ruling for this acquisition is pending. Any negative ruling, which could require a partial divestiture, is not expected to have a material adverse effect on our business.

        We discuss certain other recent acquisitions in "Item 4—Information on the Company" in our 2004 Form 20-F.

Results of Operations

        The table below sets forth financial information as of and for the nine-month periods ended September 30, 2004 and 2005, which have been prepared in accordance with Mexican GAAP or U.S. GAAP, as indicated below. You should read the following discussion of our recent results in conjunction with our 2004 Form 20-F, including "Item 5—Operating and Financial Review and Prospects" and the Audited Financial Statements and Unaudited Financial Statements included in this prospectus. For a discussion of the methodology we use in our presentation of this financial information, see "Presentation of Financial and Other Information."

	Nine Months Ended September 30,		Nine Months Ended September 30,
	2004	2005	2005
	(in thousands of constant Pesos as of September 30, 2005)		(in thousands of US Dollars (1))
Income Statement Data:
Mexican GAAP:
Net sales	18,090,445	19,473,837	1,804,804
Cost of sales	(11,601,472)	(12,675,064)	(1,174,705)
Gross profit	6,488,973	6,798,773	630,099
Selling, general and administrative expenses	(5,155,880)	(5,614,493)	(520,342)
Operating income	1,333,093	1,184,280	109,757
Net comprehensive financing cost	116,642	239,063	22,156
Other expenses, net	221,510	110,590	10,249
Income taxes and employee profit sharing	545,962	322,893	29,925
Equity in earnings of associated companies, net and other items	(189,590)	(423,464)	(39,246)
Minority interest	97,330	89,293	8,276
Majority net income	541,239	845,905	78,397
Per share data:
Majority net income per share	1.20	1.88	0.17

U.S. GAAP
Net Sales	18,537,923	19,304,337	1,789,095
Operating income	1,348,179	1,129,251	104,657
Income before income taxes and other items	1,105,396	842,258	78,059
Net income	551,009	830,385	76,959
Per share data:
Net income per share	1.22	1.84	0.17
Balance Sheet Data:
Mexican GAAP:
Cash and cash equivalents		490,383	45,448
Trade accounts receivable		3,015,495	279,471
Other accounts receivable		968,108	89,723
Inventories		3,574,851	331,311
Current assets		8,284,639	767,807
Property, plant, and equipment, net		13,809,878	1,279,877
Total assets		26,931,007	2,495,923
Short-term debt		294,827	27,324
Other current liabilities		3,827,949	354,768
Long-term debt		6,634,314	614,858
Total liabilities		13,009,848	1,205,732
Majority stockholders' equity		11,080,335	1,026,908
Stockholders' equity		13,921,159	1,290,191
U.S. GAAP:
Total assets		25,997,277	2,409,386
Long-term debt		6,764,118	626,888
Capital stock		15,388,807	1,426,210
Stockholders' equity		9,964,627	923,506
Other Financial Information:
Mexican GAAP:
Capital expenditures	798,837	1,533,584	142,130
Depreciation and amortization	787,927	835,188	77,404
Resources provided by (used in):
Operating activities	1,871,160	1,605,948	148,837
Financing activities	(1,047,813)	334,684	31,018
Investing activities	(602,175)	(1,931,194)	(178,980)
U.S. GAAP:
Depreciation and amortization	789,976	807,765	74,862
Cash provided by (used in):
Operating activities	1,787,562	1,454,750	134,824
Financing activities	(904,503)	40,351	3,740
Investing activities	(628,218)	(1,461,811)	(135,478)

(1)
Convenience translation at Ps.10.79 per US$1.00, the exchange rate published by the Banco de México in the Official Gazette on September 30, 2005.

        The table below sets forth our consolidated income statement data on a Mexican GAAP basis for the nine-month periods ended September 30, 2004 and 2005, expressed as a percentage of net sales. See "Presentation of Financial and Other Information" for a description of the methodology we use in presenting our results of operations under Mexican GAAP.

	Nine Months Ended September 30,
Consolidated Income Statement Data as a Percentage of Sales
	2004	2005
Net sales	100.0%	100.0%
Cost of sales	(64.1)	(65.1)
Gross profit	35.9	34.9
Selling, general and administrative expenses	(28.5)	(28.8)
Operating income	7.4	6.1
Net comprehensive financing cost	0.6	1.2
Other expenses, net	1.2	0.6
Income taxes and employee profit sharing	3.0	1.7
Equity in earnings of associated companies, net.	(1.0)	(2.2)
Minority interest	0.5	0.5
Majority net income	3.0	4.3

        The table below sets forth our net sales and operating income as represented by our principal operations for the nine-month periods ended September 30, 2004 and 2005. In the process of consolidation, all significant intercompany transactions are eliminated from the financial statements.

	Nine Months Ended September 30,
	2004		2005
	Net Sales	Operating Income	Net Sales	Operating Income
	(in millions of constant Pesos as of September 30, 2005)
Gruma Corporation	8,999	857	10,370	869
GIMSA	4,356	311	4,651	462
Venezuelan Operations	2,338	158	2,022	(74)
Molinera de México	1,413	(13)	1,344	(103)
Gruma Centroamérica	874	(1)	988	34
Others and eliminations (1)	111	21	99	(4)
Total	18,090	1,333	19,474	1,184

(1)
Others and eliminations includes PRODISA, corporate services, technology operations and accounting eliminations.

Nine Months Ended September 30, 2005 Compared with Nine Months Ended September 30, 2004

Net Sales

        Our net sales increased by 8% to Ps.19,474 million for the nine months ended September 30, 2005 compared to Ps.18,090 million for the same period in 2004. The increase in net sales was primarily due to higher net sales by Gruma Corporation of 15%, driven by higher sales volumes from existing operations and, to a lesser extent, due to increased volume attributable to recent acquisitions. Sales from non-Mexican operations constituted

69% of consolidated net sales for the 2005 period as compared to 67% in the same period in 2004.

        The percentages of consolidated net sales by each of our major subsidiaries for the nine months ended September 30, 2004 and 2005 is outlined in the table below.

Percentage of Net Sales by Subsidiary

	Nine Months Ended September 30,
	2004	2005
Subsidiary
Gruma Corporation	49.74%	53.25%
GIMSA	24.08%	23.88%
Venezuelan Operations	12.92%	10.38%
Molinera de México	7.81%	6.90%
Gruma Centroamérica	4.83%	5.07%
Others and eliminations (1)	0.61%	0.51%

(1)
Others and eliminations includes PRODISA, corporate services, technology operations and accounting eliminations.

    Gruma Corporation

        Gruma Corporation's net sales increased 15% to Ps.10,370 million for the nine months ended September 30, 2005 compared to Ps.8,999 million for the same period in 2004, primarily due to an increase in sales volume. Sales volume increased 17% to 922 thousand tons for the nine-month period ended September 30, 2005 compared to 790 thousand tons for the same period in 2004.

        Volume increases for this U.S. subsidiary were driven largely by (1) continued strong demand in the tortilla and corn flour businesses, (2) increased marketing of tortilla-related products by certain fast-food restaurant chains, (3) sales of new products introduced during 2004, (4) introduction of the Guerrero brand across additional markets in the United States, and (5) the effect of recent acquisitions, including the purchase of (a) Ovis Boske, a wheat flour tortilla company based in Holland in July 2004, (b) a 51% interest in Nuova De Franceschi & Figli, a corn flour company based in Italy in July 2004 and (c) the tortilla assets in the U.S. acquired from Cenex Harvest States, or CHS, in May 2005. Acquisitions contributed approximately one-half of the volume growth by Gruma Corporation from the nine months ended September 30, 2004 compared to the same period in 2005.

        The percentage of growth in net sales was slightly lower than the growth in sales volume due to (1) the incorporation of our corn flour operations in Italy, which have lower-priced products than the rest of Gruma Corporation's operations, (2) a change in the sales mix toward food service sales, which generally have a lower net sales price, due to our recent acquisition of the tortilla assets of CHS, (3) the fact that food service tortilla sales of our existing operations grew at a higher rate than retail sales and (4) the growth of corn-based products, particularly the Guerrero brand, which has a lower net sales price, as this brand is usually sold in family pack sizes. Acquisitions contributed approximately one-third of the overall net sales increase at Gruma Corporation for the nine months ended September 30, 2005 as compared to the same period in 2004.

    GIMSA

        GIMSA's net sales increased by 7% to Ps.4,651 million for the nine months ended September 30, 2005 compared with Ps.4,356 million for the same period in 2004, reflecting higher sales volume. Approximately 44% of the increase in net sales is due to our acquisition of Agroinsa, S.A. de C.V. Sales volume increased 7% to 1,147 thousand tons for the nine-month period ended September 30, 2005 compared to 1,077 thousand tons for the same period in 2004. Sales volume increased mainly as a result of (1) the acquisition of Agroinsa and, to a lesser extent, (2) increased sales to corporate customers in connection with new product development, (3) increased sales to wholesalers, and (4) exports to Gruma Corporation. Approximately 54% of GIMSA's sales volume growth derived from the acquisition of Agroinsa, for which operations are reflected in GIMSA beginning August 2005.

    Venezuelan Operations

        Our Venezuelan Operations' net sales decreased 13% to Ps.2,022 million for the nine months ended September 30, 2005 compared to Ps.2,338 million for the same period in 2004, resulting from lower sales volume and lower prices. Sales volume decreased 7% to 356 thousand tons for the nine-month period ended September 30, 2005 compared to 383 thousand tons for the same period in 2004. Sales volume decreased as a result of (1) intense competition from the leading corn flour producer, (2) entry into the market in 2004 of a new corn flour competitor oriented to government supply and (3) that the government social welfare program, or MERCAL has increased its share of corn flour sales to consumers. MERCAL sells corn flour to consumers at prices below government controlled prices and currently supplies approximately 30% of consumers' corn flour purchases in Venezuela. Lower prices have resulted from the aforementioned difficult competitive environment in the industry and from government-imposed price controls, which have limited the company's ability to raise prices, particularly in the wheat flour and corn flour businesses.

    Molinera de México

        Molinera de México's net sales decreased 5% to Ps.1,344 million for the period ended September 30, 2005 from Ps.1,413 million for the same period in 2004 due to lower prices resulting from increased competitive pressure in the industry and lower wheat prices. Sales volume increased 4% to 346 thousand tons for the nine-month period ended September 30, 2005 compared with 332 thousand tons for the same in 2004 due to higher sales to corporate customers.

    Gruma Centroamérica

        Gruma Centroamérica's net sales increased 13% to Ps.988 million for the period ended September 30, 2005 from Ps.874 million for the same period in 2004, due to the increased sales volume in the corn flour segment. Sales volume increased 15% to 129 thousand tons for the nine-month period ended September 30, 2005 compared to 112 thousand tons for the same period in 2004, due to higher corn flour volume sold stemming from low local corn supplies and increased advertising in rural areas.

Cost of Sales

        Our total cost of sales increased 9% to Ps.12,675 million for the period ended September 30, 2005 from Ps.11,601 million for the same period in 2004. This increase was primarily due to higher sales volume by Gruma Corporation.

    Gruma Corporation

        Gruma Corporation's cost of sales increased 21% to Ps.5,940 million for the period ended September 30, 2005 compared to Ps.4,929 million for the same period in 2004, primarily due to (1) higher sales volume, and to a lesser extent, (2) a sales mix towards higher-cost products, (3) higher fixed cost due to capacity expansions, and (4) increased cost for utilities, raw materials and packaging.

    GIMSA

        GIMSA's cost of sales increased 3% to Ps.3,323 million for the nine months ended September 30, 2005 from Ps.3,233 million for the same period in 2004 due to higher sales volume. The percentage of increase of cost of sales was lower than in sales volume due mostly to lower corn costs.

    Venezuelan Operations

        Our Venezuelan Operations' cost of sales decreased 4% to Ps.1,734 million for the nine months ended September 30, 2005 from Ps.1,799 million for the same period in 2004, primarily due to lower sales volume. The percentage of decrease in cost of sales was lower than in sales volume because of higher raw material costs. Wheat costs increased in connection with (1) the Bolivar devaluation, (2) new tariffs imposed on imported wheat and (3) higher wheat prices in the international market. Corn costs also increased in the 2005 period.

    Molinera de México

        Molinera de México's cost of sales increased 2% to Ps.1,159 million for the nine months ended September 30, 2005 compared to Ps.1,139 million for the same period in 2004 primarily in connection with sales volume growth. The percentage increase in cost of sales was lower than in sales volume due to lower wheat costs.

    Gruma Centroamérica

        Gruma Centroamérica's cost of sales increased 9% to Ps.672 million for the nine months ended September 30, 2005 compared to Ps.614 million for the same period in 2004 primarily due to higher corn flour sales volume. The percentage increase in cost of sales was lower than in sales volume due to lower corn costs.

Gross Profit

        As a result of the above factors, our gross profit increased by 5% to Ps.6,799 million for the nine months ended September 30, 2005 compared with Ps.6,489 million for the same period in 2004. Our gross margin decreased to 34.9% for the nine months ended September 30, 2005 from 35.9% for the same period in 2004.

Selling, General and Administrative Expenses

        Our selling, general and administrative expenses increased 9% to Ps.5,614 million for the nine months ended September 30, 2005 compared to Ps.5,156 million for the same period in 2004, primarily resulting from Gruma Corporation's sales volume growth. Selling, general and administrative expenses as a percentage of net sales increased slightly to 28.8% for the nine months ended September 30, 2005 from 28.5% for the same period in 2004.

    Gruma Corporation

        Gruma Corporation's selling, general and administrative expenses increased 11% to Ps.3,562 million for the nine months ended September 30, 2005 compared to Ps.3,212 million for the same period in 2004, primarily due to increased distribution expenses resulting from sales volume growth and higher fuel prices and, to a lesser extent, the incorporation of recent acquisitions. Selling, general and administrative expenses as a percentage of net sales decreased to 34.2% for the period ended September 30, 2005 from 35.7% for the same period in 2004, primarily due to improved expense absorption in connection with (1) sales volume growth and (2) a change in the mix towards foodservice sales, which require lower selling expenses than retail sales.

    GIMSA

        GIMSA's selling, general and administrative expenses increased 7% to Ps.866 million for the nine months ended September 30, 2005 compared to Ps.813 million for the same period in 2004, primarily due to higher freight and advertising expenses. Freight expenses increased in connection with (1) growth in sales to corporate customers for whom the company usually pays freight expenses, and (2) increased intercompany shipments due to higher demand in the southeast region of Mexico. Selling, general and administrative expenses also increased as a result of the acquisition of Agroinsa. Selling, general and administrative expenses as a percentage of net sales decreased slightly to 18.6% for the period ended September 30, 2005 compared to 18.7% for the same period in 2004, primarily due to improved fixed expense absorption.

    Venezuelan Operations

        Our Venezuela Operations' selling, general and administrative expenses decreased 5% to Ps.362 million for the nine months ended September 30, 2005 compared to Ps.381 million for the same period in 2004, due mainly to lower expenses in connection with lower sales volume. Selling, general and administrative expenses as a percentage of net sales increased to 17.9% for the period ended September 30, 2005 from 16.3% for the same period in 2004, primarily due to lower absorption of fixed expenses in connection with lower net sales.

    Molinera de México

        Molinera de México's selling, general and administrative expenses remained unchanged at Ps.287 million for the nine months ended September 30, 2005 compared for the same period in 2004. Selling, general and administrative expenses as a percentage of net sales increased to 21.4% for the period ended September 30, 2005 from 20.3% for the same period in 2004, primarily due to reduced expense absorption.

    Gruma Centroamérica

        Gruma Centroamérica's selling, general and administrative expenses increased 8% to Ps.282 million for the nine months ended September 30, 2005 compared to Ps.260 million for the same period in 2004, primarily due to (1) higher distribution expenses in connection with corn flour sales volume growth and higher fuel prices, and (2) increased promotion and advertising, especially in the tortilla business. Selling, general and administrative expenses as a percentage of net sales decreased to 28.6% for the period ended September 30, 2005 from 29.8% for the same period in 2004, primarily due to improved expense absorption.

Operating Income

        Operating income decreased 11% to Ps.1,184 million for the nine months ended September 30, 2005 compared to Ps.1,333 million for the same period in 2004. This decrease was primarily due to lower operating income of Gruma Venezuela, and to a lesser extent, Molinera de México. As a percentage of net sales, operating income decreased to 6.1% for the period ended September 30, 2005 from 7.4%, for the same period in 2004 resulting mostly from decreased operating margins of Gruma Venezuela, Gruma Corporation and Molinera de México.

Net Comprehensive Financing Cost

        Net comprehensive financing cost increased 105% to Ps.239 million for the nine months ended September 30, 2005 compared to Ps.117 million for the same period in 2004. This increase was due to lower interest income, and to a lesser extent, higher interest expenses. Lower interest income was due to non-recurring gains in connection with equity swaps of GRUMA shares during 2004. Higher interest expense was due to increased debt and higher average interest rates.

Other Expenses, Net

        Other expenses, net, decreased 50% to Ps.111 million for the nine-month period ended September 30, 2005 compared to Ps.221 million for the same period in 2004. The reduction is primarily due to write-downs of certain fixed assets at GIMSA and PRODISA in 2004.

Income Taxes and Employee Statutory Profit Sharing

        Provisions for income taxes and employee profit sharing decreased 41% to Ps.323 million for the nine-month period ended September 30, 2005 compared to Ps.546 million for the same period in 2004. This decrease was primarily due to lower deferred taxes in connection with the reduction of the company's effective tax rate from September 2004 to September 2005 principally relating to a decrease in the statutory tax rate effective in the fourth quarter of 2004. As a result of changes in the Mexican Income Tax Law, approved in November 2004, statutory tax rates will be 30%, 29% and 28% in 2005, 2006 and 2007, respectively.

Equity in Earnings of Associated Companies, Net

        Our share of net income in unconsolidated associated companies (mostly Grupo Financiero Banorte) represented income of Ps.476 million for the nine-month period ended September 30, 2005 compared to income of Ps.190 million for the same period in 2004.

Majority Net Income

        As a result of the above factors, our income before minority interest was Ps.935 million for the nine-month period ended September 30, 2005 compared to Ps.639 million for the same period in 2004. Our majority net income was Ps.846 million for the nine-month period ended September 30, 2005 compared to Ps.541 million for the same period in 2004.

Liquidity and Capital Resources

        On October 4, 2004, we obtained a US$250 million, five-year syndicated senior credit facility which we refer to as our 2004 Credit Facility. The 2004 Credit Facility consisted of a US$150 million senior term loan facility and a US$100 million senior revolving credit facility, both with a five-year term. On July 28, 2005, we refinanced this 2004 Credit Facility resulting in a new facility which we refer to as our 2005 Credit Facility, which has the same terms and conditions as the 2004 Credit Facility but with a maturity extended until 2010 and lower interest rates. As of September 30, 2005 there was US$189 million outstanding under the 2005 Credit Facility including US$39 million borrowed under the revolving portion. The interest rate for the 2005 Credit Facility is LIBOR plus 40 basis points for the first year, and thereafter is LIBOR plus a margin which can fluctuate in relation to the Company's ratio of debt to EBITDA (each as defined in the credit facilities) as follows:

Leverage Ratio	Applicable Margin
2.5x - 3.5x	45 basis points
2.0x - 2.5x	40 basis points
Less than 2.0x	37.5 basis points

        Under the terms of the facility, we are required to choose one, two, three or six month LIBOR to determine the applicable interest rate at the time funds are borrowed and at the end of each interest period.

        On November 2, 2004, we entered into an interest rate swap transaction with an aggregate notional amount of US$150 million maturing on April 5, 2008, whereby we fixed the 6-month LIBOR rate associated with the term portion of the 2004 Credit Facility to an average rate of 3.2725% where the 6-month LIBOR is below 6%. On September 30, 2005, after establishing our 2005 Credit Facility, we adjusted the swap which now terminates March 30, 2008 and fixes the average rate to 3.2775% where the 6-month LIBOR is below 6%. On October 12, 2005, we entered into an additional swap with a term of March 30, 2008 to March 30, 2009, which fixes the average rate under the 2005 Credit Facility to 4.505% where 6-month LIBOR is below 7%.

        The table below sets forth our debt repayment obligations for the years indicated.

Debt Amortization as of September 30, 2005
(US$ millions)

	2005	2006	2007	2008	2009	2010+		TOTAL
7.75% Perpetual Bonds (1)	—	—	—	—	—	300.0	(1)	300.0	(1)
2005 Credit Facility	—	—	—	—	—	189.0		189.0
7.625% Notes due 2007	—	—	50.5	—	—	—		50.5
7.96% Senior Notes	0.3	1.4	1.5	1.6	10.5	—		15.3
Other	20.9	5.9	44.0	1.5	11.7	3.4		87.4

TOTAL	21.2	7.3	96.0	3.1	22.2	492.4		642.2

(1)
The Perpetual Bonds may be redeemed after five years from issuance but have no fixed maturity date.

        In our 2004 Form 20-F, "Item 5. Operating and Financial Review and Prospects—Contractual Obligations and Commercial Commitments," we discuss certain of our obligations and commitments as of December 31, 2004.

Recent Events

New Chief Executive Officer

        On October 26, 2005, our board of directors appointed Jairo Senise as Chief Executive Officer of Gruma effective January 1, 2006. Our current Chief Executive Officer, Roberto González, will continue as such through December 31, 2005.

        Mr. Senise joined the company in August, 2002 as president and CEO of Gruma Corporation and has been active in the development of Gruma Corporation's growth strategy.

Delisting of GIMSA from NYSE

        GIMSA terminated its ADR program in September 2005 and effective November 16, 2005, GIMSA ADSs ceased to be traded on the New York Stock Exchange. On November 30, 2005 the delisting of the ADSs from the New York Stock Exchange became effective. The delisting of GIMSA's ADSs is a component of our longer-term strategy of increasing the trading volume and liquidity of our shares.

Legal Proceedings

        In the ordinary course of our business, we are party to various legal proceedings. We discuss certain proceedings in our 2004 Form 20-F, which is incorporated by reference into this prospectus.

  Driver's Class Action

        In addition, in October 2005, Gruma was named in a class action suit, Ramon Moreno et al. v. Guerrero Mexico Food Products, Inc. and Gruma Corporation, filed in the United States District Court for the Central District of California, Los Angeles County. The suit seeks compensation for alleged unpaid amounts for overtime and meal times and related claims under the California Labor Code. We believe this suit has no merit and we intend to vigorously defend this action. No amount of damages is claimed in the action and at this time we do not believe the suit will have a material affect on our results of operations or financial condition.

  Mexican Tax Claims

        The Mexican tax authorities have from time to time made assessment claims against us that currently amount to approximately Ps.200 million. We believe that we have meritorious defenses to these claims and do not expect these claims to have a material adverse effect on our consolidated financial position or results of operations.

Increased Capacity

        Our capital expenditures with respect to Gruma Corporation of approximately Ps.800 million during the nine-month period ended September 30, 2005 have resulted in capacity increases of approximately 15% in the corn flour business and of approximately 18% in the tortilla business of Gruma Corporation. These capital expenditures have included the construction of new plants, expansions and upgrades at existing plants, and acquisitions.

Sale of Stake in Venezuelan Operations

        In December 2005, we signed a memorandum of understanding in respect of a possible sale of a 40% stake in our subsidiary Molinos Nacionales, C.A., or MONACA. This subsidiary is located in Venezuela and, together with Derivados de Maíz Seleccionado, C.A., or DEMASECA, is referred to as our Venezuelan Operations. The potential buyer is our 50% partner in DEMASECA. It is anticipated that the purchase price of our 40% stake in MONACA would be US$65.6 million. In addition, through this transaction we would acquire 10% of DEMASECA at a price of US$2.6 million. The transaction reflected in the memorandum of understanding is subject to the negotiation and execution of definitive documentation. No assurance can be given that the sale of this interest by us will be consummated or that, if consummated, when any such sale might take place.

MARKET INFORMATION

        Our shares are listed in the Mexican Stock Exchange under the symbol "GRUMAB." Our ADSs, each of which represents four shares of our common stock, are listed on the New York Stock Exchange under the symbol "GMK."

        We have prepared the information concerning the Mexican securities market set forth below based on materials obtained from public sources, including the Mexican Banking and Securities Commission (Comision Nacional Bancaria y de Valores, or CNBV), the Mexican Stock Exchange, Banco de México and publications by market participants.

Trading on the Mexican Stock Exchange

  Overview

        The Mexican Stock Exchange, located in Mexico City, is the only stock exchange in Mexico. Operating continuously since 1907, the Mexican Stock Exchange is organized as a corporation (sociedad anónima de capital variable). Securities trading on the Mexican Stock Exchange occurs each business day from 8:30 a.m. to 3:00 p.m., Mexico City time.

        Since January 1999, all trading on the Mexican Stock Exchange has been effected electronically. The Mexican Stock Exchange may impose a number of measures to promote an orderly and transparent trading price of securities, including the operation of a system of automatic suspension of trading in shares of a particular issuer when price fluctuation exceeds certain limits. The Mexican Stock Exchange may also suspend trading in shares of a particular issuer as a result of:

  •
  non-disclosure of material events; or

  •
  changes in the offer or demand, volume traded, or prevailing share price that are inconsistent with the shares' historical performance and cannot be explained through publicly available information.

        The Mexican Stock Exchange may reinstate trading in suspended shares when it deems that the material events have been adequately disclosed to public investors or when it deems that the issuer has adequately explained the reasons for the changes in offer and demand, volume traded, or prevailing share price. Under current regulations, the Mexican Stock Exchange may consider the measures adopted by the other stock exchanges in order to suspend and/or resume trading in an issuer's shares in cases where the relevant securities are simultaneously traded on a stock exchange outside of Mexico.

        Settlement on the Mexican Stock Exchange is effected two business days after a share transaction. Deferred settlement is not permitted without the approval of the Mexican Banking and Securities Commission, even where mutually agreed. Most securities traded on the Mexican Stock Exchange are on deposit with Indeval, a privately owned securities depositary that acts as a clearinghouse, depositary, and custodian, as well as a settlement, transfer, and registration agent for Mexican Stock Exchange transactions, eliminating the need for physical transfer of securities.

        Although the Mexican Securities Market Act (Ley del Mercado de Valores) provides for the existence of an over-the-counter market, no such market for securities in Mexico has developed.

  Market Regulation and Registration Standards

        In 1925, the Mexican Banking Commission (Comisión Nacional Bancaria) was established to regulate banking activity and in 1946, the Mexican Securities Commission (Comisión

Nacional de Valores) was established to regulate stock market activity. In 1995, these two entities were merged to form the CNBV. The Mexican Securities Market Act, which took effect in 1975, introduced important structural changes to the Mexican financial system, including the organization of brokerage firms as corporations (sociedades anónimas). The Mexican Securities Market Act sets standards for authorizing companies to operate as brokerage firms, which authorization is granted at the discretion of the Mexican Ministry of Finance and Public Credit (Secretaría de Hacienda y Crédito Público), upon the recommendation of the CNBV. In addition to setting standards for brokerage firms, the Mexican Securities Market Act authorizes the CNBV, among other things, to regulate the public offering and trading of securities and to impose sanctions for the illegal use of insider information and other violations of the Mexican Securities Market Act. The CNBV regulates the Mexican securities market, the Mexican Stock Exchange, and brokerage firms through a board of governors composed of thirteen members.

        As of June 1, 2001, the Mexican Securities Market Act requires issuers to increase the protections offered to minority shareholders and to bring corporate governance practices in line with international standards. Please see "Risk Factors—Risks Relating to Mexico—Minority shareholders may be less able to enforce their rights against us, our directors, or our controlling shareholders in Mexico."

        To offer securities to the public in Mexico, an issuer must meet specific qualitative and quantitative requirements. In addition, only securities that have been registered with the Mexican Securities Registry pursuant to CNBV approval may be listed on the Mexican Stock Exchange. The CNBV's approval for registration does not imply any kind of certification or assurance related to the investment quality of the securities, the solvency of the issuer, or the accuracy or completeness of any information delivered to the CNBV.

        In March 2003, the CNBV issued certain general regulations applicable to issuers and other securities market participants. The general regulations, which repealed several previously enacted CNBV regulations (circulares), now provide a single set of rules governing issuers and issuer activity, among other things.

        The general regulations state that the Mexican Stock Exchange must adopt minimum requirements for issuers to list their securities in Mexico. These requirements relate to matters such as operating history, financial and capital structure, and distribution. The general regulations also state that the Mexican Stock Exchange must implement minimum requirements for issuers to maintain their listing in Mexico. These requirements relate to matters such as financial condition, trading minimums, and capital structure, among others. The CNBV may waive some of these requirements in certain circumstances. In addition, some of the requirements are applicable for each series of shares of the relevant issuer.

        The Mexican Stock Exchange will review compliance with the foregoing requirements and other requirements on an annual, semi-annual, and quarterly basis. The Mexican Stock Exchange must inform the CNBV of the results of its review and this information must, in turn, be disclosed to investors. If an issuer fails to comply with any of the foregoing requirements, the Mexican Stock Exchange will request that the issuer propose a plan to cure the violation. If the issuer fails to propose a plan, if the plan is not satisfactory to the Mexican Stock Exchange, or if an issuer does not make substantial progress with respect to the corrective measures, trading of the relevant series of shares on the Mexican Stock Exchange will be temporarily suspended. In addition, if an issuer fails to propose a plan or ceases to follow the plan once proposed, the CNBV may suspend or cancel the registration of the shares.

        Issuers of listed securities are required to file unaudited quarterly financial statements and audited annual financial statements as well as various periodic reports with the CNBV and the Mexican Stock Exchange. Mexican issuers must file the following reports with the CNBV:

  •
  an annual report prepared in accordance with CNBV regulations by no later than June 30 of each year (analogous to reports filed with the SEC by U.S. issuers on Form 10-K and by foreign private issuers on Form 20-F);

  •
  quarterly reports, within 20 days following the end of each of the first three quarters and 40 days following the end of the fourth quarter (analogous to reports filed with the SEC by U.S. issuers on Form 10-Q); and

  •
  current reports promptly upon the occurrence of material events (analogous to reports filed with the SEC by U.S. issuers on Form 8-K and by foreign private issuers on Form 6-K).

        Pursuant to the CNBV's general regulations, the internal rules of the Mexican Stock Exchange were amended to implement an automated electronic information transfer system, or SEDI (Sistema Electrónico de Envío y Difusión de Información), for information required to be filed with the Mexican Stock Exchange. Issuers of listed securities must prepare and disclose their financial information via a Mexican Stock Exchange-approved electronic financial information system, or SIFIC (Sistema de Información Financiera Computarizada). Immediately upon its receipt, the Mexican Stock Exchange makes financial information prepared via SIFIC available to the public.

        The CNBV's general regulations and the rules of the Mexican Stock Exchange require issuers of listed securities to file information through SEDI that relates to any act, event, or circumstance that could influence issuers' share price. If listed securities experience unusual price volatility, the Mexican Stock Exchange must immediately request that an issuer inform the public as to the causes of the volatility or, if the issuer is unaware of the causes, that an issuer make a statement to that effect. In addition, the Mexican Stock Exchange must immediately request that issuers disclose any information relating to relevant material events, when it deems the information currently disclosed to be insufficient, as well as instruct issuers to clarify the information when necessary. The Mexican Stock Exchange may request issuers to confirm or deny any material events that have been disclosed to the public by third parties when it deems that the material event may affect or influence the securities being traded. The Mexican Stock Exchange must immediately inform the CNBV of any such requests. In addition, the CNBV may also make any of these requests directly to issuers. An issuer may defer the disclosure of material events under some circumstances, as long as:

  •
  the issuer implements adequate confidentiality measures;

  •
  the information is related to incomplete transactions;

  •
  there is no misleading public information relating to the material event; and

  •
  no unusual price or volume fluctuation occurs.

        The Mexican Stock Exchange must immediately inform the CNBV and the general public of any such suspension. An issuer may request that the CNBV or the Mexican Stock Exchange resume trading, provided it demonstrates that the causes triggering the suspension have been resolved and that it is in full compliance with the periodic reporting requirements under the applicable law. If its request has been granted, the Mexican Stock Exchange will determine the appropriate mechanism to resume trading. If trading in an issuer's securities is suspended for more than twenty business days and the issuer is authorized to resume trading without conducting a public offering, the issuer must disclose via SEDI a description of the causes that resulted in the suspension and reasons why it is now authorized to resume trading before trading may resume.

        Similarly, if an issuer's securities are traded on both the Mexican Stock Exchange and a foreign securities exchange, the issuer must simultaneously file the information that it is required to file pursuant to the laws and regulations of the foreign jurisdiction with the CNBV and the Mexican Stock Exchange.

        Pursuant to the Mexican Securities Market Act, (i) members of a listed issuer's board of directors; (ii) shareholders controlling 10% or more of a listed issuer's outstanding share capital; (iii) advisors; (iv) groups controlling 25% or more of a listed issuer's outstanding share capital; and (v) other insiders, must inform the CNBV of any transactions undertaken with securities of a listed issuer. In addition, insiders must abstain from purchasing or selling securities of the issuer within 90 days from the last sale or purchase, respectively. Shareholders of issuers listed on the Mexican Stock Exchange must notify the CNBV before effecting transactions outside of the Mexican Stock Exchange that result in a transfer of 10% or more of an issuer's share capital. Transferring shareholders must also inform the CNBV of the effect of the transactions within three days following their completion, or, alternatively, that the transactions have not been consummated. The CNBV will notify the Mexican Stock Exchange of these transactions on a no-names basis. In addition, the Mexican Securities Market Act provides that the CNBV may require purchasers that are or become insiders to effect the transactions through a tender offer, as well as the minimum and maximum percentages of share capital that may be purchased through any such tender offer.

        The CNBV has issued general regulations to control public tender offers and share acquisitions above certain thresholds, as well as public company share acquisitions by related parties. Subject to certain exceptions, any acquisition of a public company's shares which results in the acquiror owning 10% or more, but less than 30%, of an issuer's outstanding share capital must be publicly disclosed to the CNBV and the Mexican Stock Exchange by no later than the day following the acquisition. Any acquisition by an insider that results in the insider holding an additional 5% or more of a public company's outstanding share capital must also be publicly disclosed to the CNBV and the Mexican Stock Exchange no later than the day following the acquisition. Some insiders must also notify the CNBV of share purchases or sales that occur within a three-month or five-day term and that exceed certain value thresholds.

        Any intended acquisition of a public company's shares that results in the acquiror owning 30% or more, but less than 50%, of a company's voting shares requires the acquiror to make a tender offer for the greater of the percentage of the share capital intended to be acquired or 10% of the company's outstanding share capital stock. Finally, any intended acquisition of a public company's shares that results in the acquiror owning more than 50% of a company's voting shares requires the potential acquiror to make a tender offer for 100% of the company's outstanding share capital. This offer must be made at the same price for all tendering shareholders and remain open for no less than fifteen business days. The board of directors must approve any tender offer resulting in a change of control, which approval must take minority shareholder rights into account.

        In addition, the Mexican Securities Market Act requires shareholders holding 10% or more of a listed issuers' share capital to notify the CNBV of any share transfer.

  Mexican Securities Market Act

        The Mexican legislature amended the Mexican Securities Market Act effective June 2, 2001. The amendments provide, among other things, that:

  •
  issuers must have a board of directors with at least five and not more than twenty members and alternates, of which 25% must qualify as "independent directors" under Mexican law;

  •
  issuers' boards of directors must approve related party transactions and material asset transactions;

  •
  issuers must appoint and maintain an audit committee; and

  •
  issuers must provide additional protections for minority shareholders.

        The Mexican Securities Market Act permits issuers to include anti-takeover defenses in their bylaws, provided that the bylaws also include specified minority rights and protections, among other things. Our bylaws include some of these protections. See "Additional Information—Bylaws—Antitakoever Protections" in our 2004 Form 20-F, which is incorporated by reference into this prospectus.

        The Mexican Securities Market Act does not permit issuers to implement mechanisms where common shares and limited or non-voting shares are jointly traded or offered to public investors, unless the limited or non-voting shares are convertible into common shares within a term of up to five years, or when as a result of the nationality of a given holder, the shares or the securities representing the shares limit the right to vote in order to comply with applicable foreign investment regulations. In addition, the aggregate amount of shares with limited or non-voting rights may not exceed 25% of the aggregate amount of publicly held shares, unless approved by the CNBV.

Market Price Information

        The following tables sets forth, for the periods indicated, the reported highest and lowest market quotation in nominal Pesos for our shares on the Mexican Stock Exchange and the high and low sales prices in U.S. Dollars for ADSs on the New York Stock Exchange.

  Market Price of Shares

        As of April 29, 2005 we had approximately 585 registered holders of shares and ADSs. The table below sets forth, for the periods indicated, the reported high and low closing sale prices in Pesos for shares on the Mexican Stock Exchange.

	Ps. per Share
			Average Daily Trading Volume
	Low	High
2004
August	19.00	19.40	207,927
September	19.05	22.85	435,138
October	22.69	24.30	3,051,367
November	22.50	23.47	412,850
December	23.80	26.48	709,600
2005
January	26.00	27.15	496,257
February	26.15	27.10	416,740
March	24.73	28.30	406,775
April	22.30	24.70	273,019
May	20.64	23.15	442,155
June	23.60	25.40	304,805
July	24.61	26.00	319,243
August	23.50	26.60	441,404
September	24.00	28.00	449,971
October	26.72	28.49	338,090
November	27.50	32.20	386,109
December	31.49	36.00	244,014
2006
January (through January 4, 2006)	34.50	36.06	393,233

  Market Price of ADSs

        Our ADSs, each of which represent four of our shares, are listed on the New York Stock Exchange under the symbol "GMK." The table below sets forth, for the periods indicated, the high and low closing prices for our ADSs on the New York Stock Exchange.

	Price in U.S. Dollars per ADS
			Average Daily Trading Volume
	Low	High
2004
August	6.64	6.76	28,709
September	6.70	7.95	41,767
October	7.93	8.55	16,467
November	7.82	8.40	9,057
December	8.45	9.50	12,127
2005
January	9.22	9.75	14,490
February	9.41	9.82	17,426
March	8.75	10.31	17,155
April	8.05	9.00	14,838
May	7.63	8.59	36,014
June	8.79	9.49	39,282
July	9.30	9.71	11,285
August	8.70	10.09	17,404
September	8.95	10.38	10,624
October	9.80	10.50	10,705
November	10.23	12.26	14,676
December	12.07	13.35	19,110
2006
January (through January 4, 2006)	13.50	13.63	11,600

DIVIDENDS AND DIVIDEND POLICY

        During 2003 and 2004, we paid dividends to shareholders, in nominal terms, of Ps.287 million and Ps.315 million, respectively. In Pesos of constant purchasing power as of September 30, 2005, such dividends paid to shareholders in 2003, and 2004 amounted to Ps.315 million, and Ps.332 million. In May 2005 we paid dividends of Ps.359 million, stated in nominal terms. We did not pay dividends in 2000, 2001 or 2002.

        A vote by the majority of our shareholders present at an ordinary shareholders' meeting determines the declaration, amount, and payment of any dividends. Under Mexican law, dividends may only be paid from retained earnings and may only be paid if losses for prior fiscal years have been paid. Our ability to pay dividends is also subject to other legal and contractual restrictions. See "Risk Factors—We Are a Holding Company and Depend on Dividends and Other Funds From Our Subsidiaries to Service Our Debt."

DESCRIPTION OF THE SHARE CAPITAL

        Our capital stock consists of Class I and Class II series B shares. Class I shares represent the fixed portion of our capital stock and have no par value. The fixed portion of our capital stock cannot be redeemed. Class II shares represent the variable portion of our capital stock and have no par value. As of January 3, 2006 our outstanding capital stock was Ps.4,589,601,824.74, all of which was fully paid. As of January 3, 2006 our authorized and outstanding share capital was comprised of 452,549,952 Class I Series B Shares (of which 77,235,272 Class I Series B Shares were represented by 19,308,818 ADSs held by twelve record holders in the United States) all of which was fully paid. Currently, our outstanding capital stock consists only of fixed capital. No Class II Series B shares have been issued.

        The following table sets forth historical numbers of our Class I Series B common shares outstanding for the periods indicated:

	Outstanding as of December 31,
Type of shares				Outstanding as of September 30, 2005
	2002	2003	2004
Common Stock	441,402,386	450,133,443	452,049,643	452,549,952

        Changes in outstanding share amounts shown in the table above are a result of changes in the number of our shares held in treasury. We currently do not hold any shares in treasury. There are currently no outstanding options to purchase any of our shares. We have not issued any new shares in the past three years. For additional information with respect to our share capital see "Item 9. Offer and Listing" and "Item 10. Additional Information—By laws" in our 2004 Form 20-F.

TAXATION

        The following summary contains a description of:

  •
  the material anticipated Mexican federal income tax consequences of the purchase, ownership and disposition of the shares by non-resident holders, or holders that: (i) are not residents of Mexico for tax purposes and (ii) will not hold the shares or a beneficial interest therein in connection with the conduct of a trade or business through a permanent establishment, for tax purposes, in Mexico; and

  •
  the material anticipated U.S. federal income tax consequences of the purchase, ownership, and disposition of the shares by non-resident holders that are U.S. holders, or holders that: (i) are citizens or residents of the United States, (ii) are U.S. domestic corporations or (iii) that otherwise will be subject to U.S. federal income tax on a net income basis in respect of the shares.

        For purposes of Mexican taxation:

  •
  individuals are generally residents of Mexico if they have established their principal place of residence in Mexico or, if they have established their principal place of residence outside Mexico, if their core of vital interests (centro de intereses vitales) is located in Mexico. Individuals' core of vital interests will be deemed to be located in Mexico if, among other things, (i) at least 50% of the individuals' aggregate annual income derives from Mexican sources or (ii) the individuals' principal center of professional activities is located in Mexico;

  •
  individuals are residents of Mexico if they are state employees, regardless of the location of the individuals' core of vital interests; and

  •
  legal entities are residents of Mexico if they were established under Mexican law or if they maintain their principal place of business or their place of effective management in Mexico.

        If non-residents of Mexico have or are deemed to have a permanent establishment in Mexico for tax purposes, all income attributable to the permanent establishment will be subject to Mexican taxes, in accordance with applicable Mexican tax law.

        The following summary does not purport to be a comprehensive description of all of the tax considerations that may be relevant to a decision to purchase the shares. In particular, the summary of U.S. federal income tax consequences deals only with U.S. holders that will hold the shares as capital assets as defined in the Internal Revenue Code of 1986, as amended, and does not address the tax treatment of U.S. holders subject to special tax rules, such as insurance companies, financial institutions, dealers in securities or foreign currencies, tax-exempt investors, non-U.S. persons, persons holding shares as a position in a "straddle," as a part of a short-sale, or as part of a hedging or conversion transaction, or that own or are treated as owning 10% or more of our outstanding voting shares. In addition, the summary does not address any U.S. or Mexican state or local tax considerations that may be relevant to non-resident holders and to U.S. holders. The discussion of U.S. federal income tax considerations below assumes that we are not a passive foreign investment company, or PFIC. We are not and do not expect to become a PFIC, but this determination is made annually and it is possible that our status could change.

        The summary is based upon the federal income tax laws of the United States and Mexico as in effect on the date of this prospectus, including the provisions of the income tax treaty between the United States and Mexico and protocol thereto, or the Tax Treaty, all of which are subject to change, possibly with retroactive effect. However, this summary does not address all aspects of the federal income tax laws of the United States and Mexico. Prospective investors in the shares should consult their own tax advisors as to the U.S., Mexican, or other tax consequences of the purchase, ownership, and disposition of the shares, including, in particular, the effect of any non-U.S., state, or local tax laws and their entitlement to the benefits, if any, afforded by the Tax Treaty.

Circular 230 Disclosure

TO ENSURE COMPLIANCE WITH INTERNAL REVENUE SERVICE CIRCULAR 230, HOLDERS ARE HEREBY NOTIFIED THAT: (A) ANY DISCUSSION OF FEDERAL TAX ISSUES IN THIS OFFERING MEMORANDUM IS NOT INTENDED OR WRITTEN BY US TO BE RELIED UPON, AND CANNOT BE RELIED UPON BY HOLDERS FOR THE PURPOSE OF AVOIDING PENALTIES THAT MAY BE IMPOSED ON HOLDERS UNDER THE INTERNAL REVENUE CODE; (B) SUCH DISCUSSION IS WRITTEN IN CONNECTION WITH THE MARKETING OF THE TRANSACTIONS OR MATTERS ADDRESSED HEREIN; AND (C) HOLDERS SHOULD SEEK ADVICE BASED ON THEIR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

Taxation of Dividends

  Mexican Tax Considerations

        Under the provisions of the Mexican Income Tax Law (Ley del Impuesto Sobre la Renta) as currently in effect, dividends paid to non-resident holders with respect to the shares will not be subject to Mexican withholding tax.

        Dividends paid from distributable earnings that have not been subject to corporate income tax are subject to a corporate-level dividend tax at a rate of 42.86% for the year ended December 31, 2005 (40.85% for 2006 and 38.89% for 2007), or the rate applicable on the year of the dividend distribution in the event of any change of law. The corporate-level dividend tax on the distribution of earnings is not final and may be credited against income tax payable during the fiscal year in which the dividend tax was paid and for the following two years. Dividends paid from distributable earnings, after corporate income tax has been paid with respect to these earnings, are not subject to this corporate-level dividend tax.

  U.S. Federal Income Tax Considerations

        The gross amount of any distributions (before reduction for Mexican withholding tax) paid with respect to the shares, to the extent paid out of our current or accumulated earnings and profits, as determined for U.S. federal income tax purposes, generally will be includible in the gross income of a U.S. holder as ordinary income on the date the distributions are received. To the extent that a distribution exceeds our current and accumulated earnings and profits, it will be treated as a non-taxable return of basis to the extent thereof, and thereafter as capital gain from the sale of shares. Corporate U.S. holders generally will not be entitled to a dividends received deduction with respect to distributions on shares.

        Subject to a holder's satisfaction of certain holding period requirements, dividends included in income by a noncorporate U.S. holder through December 31, 2008 are subject to tax at a maximum rate of 15% if the dividends are paid by a domestic corporation or "qualified foreign corporation." A qualified foreign corporation generally includes a non-U.S. corporation if it is eligible for benefits under a comprehensive U.S. income tax treaty, provided that the corporation is not a passive foreign investment company. We believe that we should be treated as a qualified foreign corporation with respect to dividend payments to shareholders and, therefore, dividends paid to an individual U.S. holder of shares should be taxed at a maximum rate of 15%.

        Distributions, which will be made in Pesos, will be includible in the income of a U.S. holder in a U.S. dollar amount calculated by reference to the exchange rate in effect on the date they are received by the depositary, whether or not they are converted into U.S. dollars. U.S. holders should consult their own tax advisors regarding the treatment of foreign currency gain or loss, if any, on any Pesos received that are converted into U.S. dollars on a date subsequent to receipt.

        Mexican tax withheld from dividend distributions will be treated as foreign income tax that, subject to generally applicable limitations under U.S. federal income tax regulations, is eligible for credit against U.S. holders' federal income tax liability or, for those U.S. holders who elect to treat foreign taxes as such, may be deducted in computing taxable income. Dividend income received with respect to the shares will be treated as foreign source income. For tax years beginning before January 1, 2007, dividend income generally will constitute "passive income" or, in the case of certain holders, "financial services income" for United States foreign tax credit limitation purposes. For tax years beginning after December 31, 2006, dividend income will generally be treated as "passive category income" or "general category income" for United States foreign tax credit limitation purposes. In the case of U.S. individuals for whom the reduced rate of U.S. tax on dividends applies, limitations and restrictions on claiming foreign tax credits will appropriately take into account the rate differential under rules similar to section 904(b)(2)(B) of the Internal Revenue Code. The calculation of foreign tax credits and, in the case of U.S. holders that elect to deduct foreign taxes, the availability of deductions involve the application of rules that depend on U.S. holders' particular circumstances. U.S. holders should consult their own tax advisors regarding the availability of foreign tax credits and deductions.

        Distributions of additional shares to holders of shares with respect to their shares that are made as part of a pro rata distribution to all our shareholders generally will not be subject to U.S. federal income tax.

Taxation of Dispositions of Shares or ADSs

  Mexican Tax Considerations

        Gain on the sale of the shares by a non-resident holder that was not holder of such shares at the time they were listed before the Registro Nacional de Valores will not be subject to any Mexican tax if the transaction is carried out through the Mexican Stock Exchange or other stock exchange or securities markets approved by the Mexican Ministry of Finance and Public Credit. Gain on sales or other dispositions of the shares made in other circumstances generally would be subject to Mexican tax at a rate of 25% based on the total amount of the transaction or, subject to certain requirements applicable to the seller, at the highest income tax rate established pursuant to Mexican income tax law imposed on the gains realized from the disposition of the shares.

        For tender offers conducted on the Mexican Stock Exchange or other approved stock exchanges or securities markets, non-resident holders who held the shares as of the date they were initially registered with the CNBV may apply the above exemption to the extent that:

  •
  Five years have elapsed since the initial public offering of the shares;

  •
  our shares have a public float of at least 35% on the authorized stock exchanges or markets on which they were initially listed;

  •
  the offer is for all shares representing our share capital and at the same price for all shareholders; and

  •
  all shareholders are permitted to accept more competitive offers than those received prior to or during the tender offer period, without penalty.

        Under the Tax Treaty, a holder that is eligible to claim the benefits of the Tax Treaty will be exempt from Mexican tax on gains realized on a sale or other disposition of the shares, in a transaction that is not carried out through the Mexican Stock Exchange or such other approved securities markets, so long as the holder did not own, directly or indirectly, 25% or more of our share capital (including ADSs) during the twelve-month period preceding the sale or other disposition.

  U.S. Tax Considerations

        Upon the sale or other disposition of the shares, a U.S. holder generally will recognize capital gain or loss in an amount equal to the difference between the amount realized on the sale or other disposition and such U.S. holder's adjusted tax basis in the shares. Gain or loss recognized by a U.S. holder on such sale or other disposition generally will be long-term capital gain or loss if, at the time of the sale or other disposition, the shares have been held for more than one year. The top individual tax rate on adjusted net capital gains for sales and exchanges of capital assets before January 1, 2009 is 15%. The deducibility of capital losses is subject to limitations. Gain or loss generally will be treated as U.S. source gain or loss for U.S. foreign tax credit purposes. A U.S. holder may be unable to credit any Mexican taxes imposed on these gains unless it has certain other income from foreign sources. Deposits and withdrawals of shares by U.S. holders in exchange for ADSs will not result in the realization of gain or loss for U.S. federal income tax purposes.

Other Mexican Taxes

        There are no Mexican inheritance, gift, succession, or value added taxes applicable to the purchase, ownership, or disposition of the shares by non-resident holders. However, gratuitous transfers of the shares may result in a Mexican federal tax obligation for the recipient in certain circumstances.

        There are no Mexican stamp, issue, registration, or similar taxes or duties payable by non-resident holders of the shares.

U.S. Backup Withholding Tax and Information Reporting Requirements

        "Backup" withholding and information reporting requirements may apply to payments made within the United States of dividends on shares and to certain payments of proceeds of a sale or redemption of shares paid to a U.S. holder. We, our agent, a broker or any paying agent, as the case may be, may be required to withhold tax from any payment that is subject to backup withholding at a rate of 28% of such payment if the U.S. holder fails to furnish the U.S. holder's taxpayer identification number, to certify that such U.S. holder is not subject to backup withholding, or to otherwise comply with the applicable requirements of the backup withholding rules. Certain U.S. holders, including, among others, corporations, are not subject to the backup withholding and information reporting requirements. Any amounts withheld under the backup withholding rules from a payment to a U.S. holder may generally be claimed as a credit against such U.S. holder's U.S. federal income tax liability provided that the required information is furnished to the U.S. Internal Revenue Service.

UNDERWRITING

        The combined offering consists of:

  •
  An international offering of a total of    of our shares outside Mexico; and

  •
  A Mexican offering of a total of    of our shares in Mexico.

        Subject to the terms and conditions of the international underwriting agreement, the underwriters named below, through their representative, Deutsche Bank Securities Inc., have severally agreed to purchase from us the respective number of shares described below in the international offering at the public offering price less the underwriting discounts and commissions set forth on the cover of this prospectus.

Underwriters	Number of Shares
Deutsche Bank Securities Inc.

Total

        The international underwriting agreement provides that the obligations of the several international underwriters to purchase the shares offered hereby are subject to certain conditions precedent including the approval of legal matters by counsel and with other conditions. The international underwriters will purchase all of the shares offered by this prospectus, if any of these shares are purchased. We have also entered into a Mexican underwriting agreement with the Mexican underwriters providing for the concurrent offer and sale of shares in Mexico. The offering price and the total underwriting discounts and commissions per share for the international offering and the Mexican offering are identical. In addition, the international offering is conditioned on the closing of the Mexican offering, and the Mexican offering is conditioned on the closing of the international offering.

        The international underwriters and the Mexican underwriters have entered into an intersyndicate agreement pursuant to which sales of shares may be made between the international underwriters and the Mexican underwriters. To the extent that there are sales between the international underwriters and the Mexican underwriters pursuant to the intersyndicate agreement, the number of shares that may be available for sale by the international underwriters and the Mexican underwriters may be more or less than the amounts appearing on the cover of this prospectus.

        We have been advised by the representative of the underwriters that the underwriters propose to offer the shares to the public at the public offering price set forth on the cover of this prospectus and to dealers at a price that represents a concession not in excess of US$             per share under the public offering price. The underwriters may allow, and these dealers may re-allow, a concession of not more than US$             per share to other dealers. After the public offering, the representative of the underwriters may change the offering price and other selling terms.

        The underwriting discounts and commissions per share are equal to the public offering price per share less the amount paid by the underwriters to us per share. The underwriting discounts and commissions are    % of the public offering price. We have agreed to pay the underwriters the following discounts and commissions:

Fee per Share
Discounts and commissions paid by us

        In addition, we estimate that our share of the total expenses of this offering, excluding underwriting discounts and commissions, will be approximately US$           .

        We have agreed to indemnify the underwriters against certain specified types of liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriters may be required to make in respect of any of these liabilities.

        Roberto González Barrera has agreed, subject to limited exceptions, not to transfer, offer, sell, hedge, contract to sell or otherwise dispose of, or enter into any transaction that is designed to, or could be expected to, result in the disposition of any shares or other securities convertible into or exchangeable or exercisable for shares or derivatives of our shares owned or controlled by him prior to this offering or shares issuable upon exercise of any options or warrants held by him for a period of 90 days after the effective date of the registration statement of which this prospectus is a part without the prior written consent of Deutsche Bank Securities Inc. This consent may be given at any time without public notice. We have entered into a similar agreement with the representative of the underwriters. There are no agreements between the representative and Mr. González Barrera or us releasing him or us from these lock-up agreements prior to the expiration of the 90 day period.

        In connection with the offering, the underwriters may purchase and sell our shares in the open market. These transactions may include short sales, purchases to cover positions created by naked short sales and stabilizing transactions.

        Naked short sales are any sales by the underwriters in excess of the number of shares that the underwriters purchase in the offering. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market prior to the completion of the offering.

        The underwriters may impose a penalty bid. This occurs when a particular underwriter repays to the other underwriters a portion of the underwriting discount received by it because the representative of the underwriters have repurchased shares sold by or for the account of that underwriter in stabilizing or short covering transactions.

        Stabilizing transactions consist of various bids for or purchases of our shares made by the underwriters in the open market prior to the completion of the offering.

        Purchases to cover a naked short position and stabilizing transactions may have the effect of preventing or slowing a decline in the market price of our shares. Additionally, these purchases, along with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of our shares. As a result, the price of our shares may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the Mexican Stock Exchange, the over-the-counter market or otherwise.

        A prospectus in electronic format may be made available on an Internet web site maintained by the lead underwriter of the combined offering and may be made available on web sites maintained by other underwriters. Other than the prospectus in electronic format, the information on any underwriter's web site and any information contained in any other web site maintained by an underwriter is not part of the prospectus or the registration statement of which the prospectus forms a part.

        Some of the underwriters or their affiliates have provided investment banking services to us in the past and may do so in the future. They receive customary fees and commissions for these services.

ENFORCEMENT OF CIVIL LIABILITIES

        Most of our directors, executive officers and controlling persons reside outside of the United States, a significant portion of the assets of our directors, executive officers and controlling persons, and a majority of our assets are located outside of the United States, and certain of the experts named in this prospectus also reside outside of the United States. As a result, it may not be possible for you to effect service of process within the United States upon these persons or to enforce in U.S. courts, judgments against any of them or us predicated upon the civil liability provisions of the federal securities laws of the United States. We have been advised by our Mexican counsel, Kuri Breña, Sánchez Ugarte, Corcuera y Aznar, S.C., that there is doubt as to the enforceability, in original actions in Mexican courts, of liabilities predicated solely on U.S. federal securities laws and as to the enforceability in Mexican courts of judgments of U.S. courts obtained in actions predicated upon the civil liability provisions of U.S. federal securities laws.

EXPENSES

        We estimate that our expenses in connection with the offering, other than underwriting discounts and commissions, will be as follows:

Expenses	Amount
SEC registration fee	US$	9,630
Mexican fees, including CNBV and Mexican Stock Exchange fees
Printing and engraving expenses		100,000
Legal fees and expenses
Accountant fees and expenses
Miscellaneous

Total	US$

        The expenses listed above will be paid by us, other than certain legal fees and expenses incurred by the underwriters, which may be paid by them. All amounts in the table are estimated except the SEC registration fee, the CNBV fee and Mexican Stock Exchange fees.

        The total underwriting discounts and commissions we are required to pay will be US$          million or US$         per share offered.

LEGAL MATTERS

        The validity of the shares under Mexican law and certain other legal matters of Mexican law will be passed upon for us by Kuri Breña, Sánchez Ugarte, Corcuera y Aznar, S.C. Certain legal matters of Mexican law will be passed upon for the underwriters by Mijares, Angoitia, Cortés y Fuentes, S.C. Certain legal matters of United States and New York law will be passed upon for us by Milbank, Tweed, Hadley & McCloy LLP. Certain legal matters of United States and New York law relating to the offering will be passed upon for the underwriters by Clifford Chance US LLP.

EXPERTS

        The financial statements as of December 31, 2003 and 2004 and for each of the three years ended December 31, 2004, have been included in this prospectus in reliance on the report of PricewaterhouseCoopers, S.C., an independent registered public accounting firm, given on the authority of that firm as experts in auditing and accounting.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
GRUMA, S.A. DE C.V. AND SUBSIDIARIES

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders of Gruma, S.A. de C.V.:

        In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, changes in stockholders' equity and changes in financial position present fairly, in all material respects, the financial position of Gruma, S.A. de C.V. and subsidiaries at December 31, 2003 and 2004, and the results of their operations and changes in their financial position for each of the three years in the period ended December 31, 2004, in conformity with accounting principles generally accepted in Mexico. These consolidated financial statements are the responsibility of management of Gruma, S.A. de C.V.; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States) and generally accepted auditing standards in Mexico, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

        Accounting principles generally accepted in Mexico vary in certain significant respects from accounting principles generally accepted in the United States of America. The application of accounting principles generally accepted in the United States of America would have affected the determination of the consolidated net income and comprehensive income, expressed in Mexican pesos, for each of the three years in the period ended December 31, 2004, and the determination of the total consolidated stockholders' equity, also expressed in Mexican pesos, as of December 31, 2003 and 2004. Information related to the nature and effect of such differences is presented in Note 21 to the consolidated financial statements.

/s/ PricewaterhouseCoopers, S.C.

February 21, 2005
Monterrey, N.L., Mexico

GRUMA, S.A. DE C.V. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
As of December 31, 2003 and 2004
(Expressed in thousands of Mexican pesos of constant purchasing power as of December 31, 2004)
(Notes 1 and 3)

	2003		2004
ASSETS
Current:
Cash	Ps.	150,655	Ps.	186,550
Temporary investments		222,910		301,528
Restricted cash (Note 12-B)		1,137		490
Accounts receivable, net (Note 4)		2,765,718		3,213,265
Refundable taxes (Note 4)		298,077		431,049
Inventories (Note 5)		3,417,410		3,705,028
Prepaid expenses		229,872		259,592

Total current assets		7,085,779		8,097,502
Investment in common stock of associated companies (Note 6)		1,597,672		1,799,286
Property, plant and equipment, net (Note 7)		13,182,072		13,211,627
Intangible assets, net (Note 8)		821,694		1,083,055
Excess of cost over book value of subsidiaries acquired, net (Note 8)		900,454		954,883
Other assets (Note 9)		67,575		62,473

Total assets	Ps.	23,655,246	Ps.	25,208,826

LIABILITIES
Current:
Bank loans (Note 10)	Ps.	94,419	Ps.	428,652
Current portion of long-term debt (Note 10)		410,752		92,733
Trade accounts payable		979,169		1,450,805
Accrued liabilities and other accounts payable		1,811,984		1,663,413
Income taxes payable		5,151		10,522
Employees' statutory profit sharing payable		14,432		15,049

Total current liabilities		3,315,907		3,661,174

Long-term debt (Note 10)		6,050,238		6,015,876
Deferred income taxes (Note 15)		1,050,039		1,494,875
Deferred employees' statutory profit sharing (Note 15)		30,989		25,673
Other liabilities		132,043		250,307

Total long-term liabilities		7,263,309		7,786,731

Total liabilities		10,579,216		11,447,905

Contingencies and commitments (Note 12)
STOCKHOLDERS' EQUITY
Majority interest (Note 13):
Common stock		4,401,973		4,563,775
Restatement of common stock		7,067,791		7,069,240

		11,469,764		11,633,015
Additional paid-in capital		3,386,304		3,548,704

		14,856,068		15,181,719
Deficit from restatement		(12,463,046)		(13,043,997)
Derivative financial instruments		—		19,601
Cumulative effect of a change in an accounting principle for deferred income taxes and employees' statutory profit sharing		(202,858)		(202,858)
Retained earnings (Note 13-B):
Prior years		8,117,488		8,590,778
Net income for the year		498,741		923,180
Foreign currency translation adjustments (Note 13-E)		(626,177)		(623,979)

Total majority interest		10,180,216		10,844,444
Minority interest		2,895,814		2,916,477

Total stockholders' equity		13,076,030		13,760,921

	Ps.	23,655,246	Ps.	25,208,826

The accompanying notes are an integral part of these consolidated financial statements.

GRUMA, S.A. DE C.V. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME
For the Years Ended December 31, 2002, 2003 and 2004
(Expressed in thousands of Mexican pesos of constant purchasing power as of
December 31, 2004, except share and per share amounts)
(Notes 1 and 3)

	2002		2003		2004
Net sales	Ps.	20,932,695	Ps.	23,311,102	Ps.	24,992,482
Cost of sales		(13,091,674)		(14,843,230)		(16,034,806)

Gross profit		7,841,021		8,467,872		8,957,676
Selling, general and administrative expenses		(6,211,904)		(6,699,100)		(7,017,756)

Operating income		1,629,117		1,768,772		1,939,920

Comprehensive financing cost, net:
Interest expense		(618,612)		(538,077)		(486,716)
Interest income		62,966		65,437		228,396
Monetary position gain, net		175,692		190,274		242,820
Foreign exchange loss, net (Note 16-A)		(287,219)		(183,792)		(51,345)

		(667,173)		(466,158)		(66,845)

Other income (expense), net (Note 14)		131,571		(177,062)		(286,830)

Income before income taxes, employees' statutory profit sharing, equity in earnings of associated companies and minority interest		1,093,515		1,125,552		1,586,245

Income taxes (Note 15):
Current		(314,769)		(315,826)		(405,092)
Deferred		(297,926)		(368,062)		(358,286)

		(612,695)		(683,888)		(763,378)

Employees' statutory profit sharing (Note 15):
Current		(14,302)		(14,184)		(15,071)
Deferred		177		18,939		5,839

		(14,125)		4,755		(9,232)

Income before equity in earnings of associated companies and minority interest		466,695		446,419		813,635
Equity in earnings of associated companies		176,877		237,901		282,197

Income before minority interest		643,572		684,320		1,095,832
Minority interest		(214,324)		(185,579)		(172,652)

Majority net income for the year	Ps.	429,248	Ps.	498,741	Ps.	923,180

Earnings per share (pesos)	Ps.	0.96	Ps.	1.12	Ps.	2.05

Weighted average shares outstanding (thousands)		446,202		445,098		450,306

The accompanying notes are an integral part of these consolidated financial statements

GRUMA, S.A. DE C.V. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDER'S EQUITY
For the Years Ended December 31, 2002, 2003 and 2004
(Expressed in thousands of Mexican pesos of constant purchasing power as of
December 31, 2004, except share and per share amounts)
(Notes 1 and 3)

	Common stock (Note 13-A)											Retained earnings (Note 13-B)
										Cumulative effect of deferred income taxes and employee's statutory profit sharing						Foreign currency translation adjustments (Note 13-E)
	Number of shares (thousands)	Amount		Additional paid-in capital		Deficit from restatement		Derivative financial instruments				Prior years		Net income for the year				Total majority interest		Minority interest		Total stockholder's equity
Balances at December 31, 2001	441,725	Ps.	11,291,932	Ps.	3,244,561	Ps.	(11,986,897)	Ps.	—	Ps.	(202,858)	Ps.	8,106,621	Ps.	362,387	Ps.	(401,783)	Ps.	10,413,963	Ps.	2,743,745	Ps.	13,157,708

Appropriation of prior year net income													362,387		(362,387)				—				—
Minority interest dividends																					(103,522)		(103,522)
Net purchases and sales of Company's common stock	(323)		(17,329)		(6,928)								(59,043)						(83,300)				(83,300)
Executive stock purchase plan			(11,385)		(15,388)														(26,773)				(26,773)
Derivative financial operations in Company's own stock					35,446								(20,840)						14,606				14,606

	(323)		(28,714)		13,130								282,504		(362,387)				(95,467)		(103,522)		(198,989)

Comprehensive income (loss):
Recognition of inflation effects for the year							(110,896)						(34,870)						(145,766)		(47,259)		(193,025)
Foreign currency translation adjustments																	(287,110)		(287,110)		14,289		(272,821)
Net income for the year															429,248				429,248		214,331		643,579

Comprehensive income of the year							(110,896)						(34,870)		429,248		(287,110)		(3,628)		181,361		177,733

Balances at December 31, 2002	441,402		11,263,218		3,257,691		(12,097,793)		—		(202,858)		8,354,255		429,248		(688,893)		10,314,868		2,821,584		13,136,452

Appropriation of prior year net income													429,248		(429,248)				—				—
Contributions by minority interest																			—		141,861		141,861
Decrease of minority interest																			—		(7,927)		(7,927)
Dividends paid ($0.69 per share)													(309,035)						(309,035)		(197,232)		(506,267)
Net purchases and sales of Company's common stock	8,731		206,546		87,300								(172,998)						120,848				120,848
Derivative financial operations in Company's own stock					41,313								122,560						163,873				163,873

	8,731		206,546		128,613								69,775		(429,248)				(24,314)		(63,298)		(87,612)

Comprehensive income (loss):
Recognition of inflation effects for the year							(365,253)						(306,542)						(671,795)		(80,672)		(752,467)
Foreign currency translation adjustments																	62,716		62,716		32,621		95,337
Net income for the year															498,741				498,741		185,579		684,320

Comprehensive income of the year							(365,253)						(306,542)		498,741		62,716		(110,338)		137,528		27,190

Balances at December 31, 2003	450,133		11,469,764		3,386,304		(12,463,046)		—		(202,858)		8,117,488		498,741		(626,177)		10,180,216		2,895,814		13,076,030

Appropriation of prior year net income													498,741		(498,741)				—				—
Contributions by minority interest																			—		94,128		94,128
Decrease of minority interest																			—		(29,577)		(29,577)
Dividends paid ($0.72 per share)													(326,082)						(326,082)		(226,127)		(552,209)
Net purchases and sales of Company's common stock	1,916		163,251		162,400								(41,797)						283,854				283,854

	1,916		163,251		162,400								130,862		(498,741)				(42,228)		(161,576)		(203,804)

Comprehensive income (loss):
Recognition of inflation effects for the year							(580,951)						342,428						(238,523)		9,587		(228,936)
Foreign currency translation adjustments																	2,198		2,198				2,198
Derivative financial instruments									19,601										19,601				19,601
Net income for the year															923,180				923,180		172,652		1,095,832

Comprehensive income for the year							(580,951)		19,601				342,428		923,180		2,198		706,456		182,239		888,695

Balances at December 31, 2004	452,049	Ps.	11,633,015	Ps.	3,548,704	Ps.	(13,043,997)	Ps.	19,601	Ps.	(202,858)	Ps.	8,590,778	Ps.	923,180	Ps.	(623,979)	Ps.	10,844,444	Ps.	2,916,477	Ps.	13,760,921

The accompanying notes are an integral part of these consolidated financial statements.

GRUMA, S.A. DE C.V. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN FINANCIAL POSITION
For the Years Ended December 31, 2002, 2003 and 2004
(Expressed in thousands of Mexican pesos of constant purchasing power as of December 31, 2004)
(Notes 1 and 3)

	2002		2003		2004
Operating activities:
Majority net income for the year	Ps.	429,248	Ps.	498,741	Ps.	923,180
Minority interest		214,324		185,579		172,652

Consolidated net income		643,572		684,320		1,095,832
Adjustments to reconcile consolidated net income to net resources provided by operating activities:
Depreciation and amortization		1,009,219		1,139,031		1,055,442
Impairment of long-lived assets		68,130		17,287		240,696
Equity in earnings of associated companies, net of dividends received		(116,331)		(198,619)		(226,839)
Deferred income taxes and employees' statutory profit sharing		297,749		349,124		352,447
Write-off of debt issuance costs due to early extinguishment of debt		—		—		23,790
Seniority premiums		9,769		8,044		8,802

		1,912,108		1,999,187		2,550,170

Changes in working capital:
Restricted cash		1,492		365		647
Accounts receivable, net		(425,532)		95,992		(520,085)
Inventories		(325,378)		(822,106)		(530,533)
Prepaid expenses		29,203		(109,485)		(30,499)
Trade accounts payable		375,703		(184,374)		528,749
Accrued liabilities and other accounts payables		40,993		368,485		(29,164)
Income taxes and employees' statutory profit sharing payable		(30,536)		1,848		6,720

		(334,055)		(649,275)		(574,165)

Net resources provided by operating activities		1,578,053		1,349,912		1,976,005

Financing activities:
Proceeds from bank loans and long-term debt		1,701,987		1,819,795		4,292,396
Repayment of bank loans and long-term debt		(2,319,697)		(2,802,778)		(4,487,724)
Contributions by minority interest		—		141,861		94,128
Decrease of minority interest		—		(7,927)		(29,577)
Net purchases and sales of Company's common stock and derivative financial operations		(95,467)		284,721		283,854
Dividends paid		(103,522)		(506,267)		(552,209)
Other		(67,248)		3,525		(11,348)

Net resources used in financing activities		(883,947)		(1,067,070)		(410,480)

Investing activities:
Purchases of property, plant and equipment		(780,830)		(654,007)		(900,981)
Acquisition of subsidiaries, net of cash acquired		—		—		(384,218)
Sale of property, plant and equipment		173,319		35,959		189,904
Excess of book value over cost of subsidiaries acquired		(13,633)		—		—
Intangible assets		(53,025)		(15,392)		(367,622)
Trust funds for research and development of technology		8,434		216,214		—
Investment in common stock		(2,391)		—		—
Other		19,306		15,950		11,905

Net resources used in investing activities		(648,820)		(401,276)		(1,451,012)

Net increase (decrease) in cash and temporary investments		45,286		(118,434)		114,513
Cash and temporary investments at beginning of year		446,713		491,999		373,565

Cash and temporary investments at end of year	Ps.	491,999	Ps.	373,565	Ps.	488,078

The accompanying notes are an integral part of these consolidated financial statements.

GRUMA, S.A. DE C.V. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME

For the nine-month periods ended September 30, 2004 and 2005
(Expressed in thousands of Mexican pesos of purchasing power as of September 30, 2005)
(Notes 1 and 2)

1.    ENTITY AND NATURE OF BUSINESS

        Gruma, S.A. de C.V., a Mexican corporation, is a holding company whose subsidiaries are located in Mexico, the United States of America, Central America, Venezuela and Europe. These subsidiaries are primarily engaged in manufacturing and distributing corn flour, tortillas, wheat flour and other related products. Gruma, S.A de C.V. and its subsidiaries are herein collectively referred to as "the Company".

2.    NEW OPERATIONS

  •
  In June 2004, the Company acquired, through its subsidiary Gruma Corporation, all the shares of Ovis Holding B.V. for Ps.142,386 (U.S.$12,770,000). Ovis Holding B.V. is a company incorporated under the laws of Holland, which owns 100% of the Ovis Boske Speciaalbrood B.V. shares, herein collectively referred to as Ovis Boske. Cash on the Ovis Boske balance sheet at the acquisition date reduced the cash expenditure to a net amount of approximately Ps.126,173 (U.S.$11,316,000). Additionally, the Company has long-term debt of Ps.52,149 (U.S.$4,677,000).

    Pursuant to the terms of the agreement, further contingent consideration in the form of a one-time earn-out payment of approximately Ps.83,600 (U.S.$7,500,000) is due to the sellers on March 31, 2005, based upon the operating results of Ovis Boske for the 2004 calendar year.

    Ovis Boske manufactures and distributes tortillas, dinner kits, and related products to the European market. The acquisition of Ovis Boske provides the Company with further growth opportunities for its existing European tortilla operations.

    The net assets acquired are summarized as follows:

Current assets	Ps.	57,099
Property, plant and equipment		131,838
Excess of cost over book value and intangible assets		52,929

Total assets acquired		241,866
Current liabilities	Ps.	83,792
Deferred income taxes		15,688

Net assets acquired	Ps.	142,386

  •
  In June 2004, the Company, through its subsidiary Gruma Corporation, entered into a purchase agreement to acquire 51% of the share capital of NDF Gruma Europe S.R.L. ("NDF Gruma") for Ps.101,632 (U.S.$9,115,000). NDF Gruma is a company incorporated under the laws of Italy by the shareholders of Nuova De Franceshi & Figli S.P.A.

    NDF Gruma manufactures and distributes corn flour and other related products for the European market.

GRUMA, S.A. DE C.V. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the years ended December 31, 2002, 2003 and 2004
(Expressed in thousands of Mexican pesos of purchasing power as of December 31, 2004 except where otherwise indicated)

2.    NEW OPERATIONS

    The net assets acquired are summarized as:

Property, plant and equipment	Ps.	183,317
Excess of cost over book value and intangible assets		51,034

Total assets acquired		234,351
Deferred income taxes		46,630
Minority interest		86,089

Net assets acquired	Ps.	101,632

  •
  In October 2004, the Company entered into an asset purchase agreement and co-packing arrangement with a Las Vegas, Nevada based manufacturer and distributor of tortillas and other related products for a total of Ps.63,354 (U.S.$5,682,000).

        As of December 31, 2004, the Company had not finalized the purchase price allocations for each acquisition above. Management expects to conclude such final allocations in fiscal 2005 pending payment of contingent consideration due to sellers of Ovis Boske, resolution of certain tax issues for NDF Gruma, and identification of intangibles for Las Vegas.

        The results of operation of the new investments have been consolidated since their acquisition dates.

3.    SIGNIFICANT ACCOUNTING POLICIES

        The consolidated financial statements have been prepared in accordance with generally accepted accounting principles in Mexico ("Mexican GAAP") as promulgated by the Mexican Institute of Public Accountants ("MIPA"). A reconciliation from Mexican GAAP to United States generally accepted accounting principles ("U.S. GAAP") is included in Note 21.

  A)
  BASIS OF CONSOLIDATION

        The consolidated financial statements include the accounts of Gruma, S.A. de C.V. and all of its subsidiaries. All significant intercompany balances and transactions have been eliminated from the consolidated financial statements.

        As of December 31, 2003 and 2004 the main subsidiaries included in the consolidation are the following:

% of ownership
Gruma Corporation and subsidiaries	100.00
Grupo Industrial Maseca, S.A. de C.V. and subsidiaries	83.18
Molinos Nacionales, C.A (Note 18-C)	95.00
Derivados de Maíz Seleccionado, C.A (Note 18-C)	50.00
Molinera de México, S.A. de C.V. and subsidiaries	60.00
Gruma Centroamérica, L.L.C. and subsidiaries	100.00
Productos y Distribuidora Azteca, S.A. de C.V. and subsidiaries	100.00
Investigación de Tecnología Avanzada, S.A. de C.V. and subsidiaries	100.00
  B)
  USE OF ESTIMATES

        The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the dates of the financial statements, and reported amounts of revenues, costs and expenses for the reporting years. Actual results could differ from those estimates.

  C)
  FOREIGN CURRENCY TRANSLATION

        Financial statements of foreign subsidiaries have been restated to recognize the effects of inflation and translated to Mexican pesos of constant purchasing power as of December 31, 2004, as follows:

  •
  Financial statements are restated to year-end constant local currencies following the provisions of Bulletin B-10, applying the General Consumer Price Index ("GCPI") of the foreign country, which reflects the change in purchasing power of the local currency in which the subsidiary operates.

  •
  Assets, liabilities, income and expenses are translated to Mexican pesos applying the exchange rate in effect at each period end. Stockholders' equity balances are translated by applying the exchange rates in effect at the dates in which the contributions were made and the income was generated. The effects of translation are recognized as a component of equity entitled "Foreign Currency Translation Adjustments" (Note 13-E).

  D)
  RECOGNITION OF THE EFFECTS OF INFLATION

        The consolidated financial statements have been restated to recognize the effects of inflation and are expressed in thousands of Mexican pesos of constant purchasing power as of December 31, 2004, determined as follows:

  •
  For comparability purposes, the financial statements as of and for the years ended December 31, 2002 and 2003 have been restated by using a weighted average restatement factor, which considers the relative total sales contribution by country for that year and the corresponding inflation and exchange rate fluctuations. The difference between the restated stockholders' equity determined through this procedure and the resulting by applying the National Consumer Price Index ("NCPI") is disclosed in 2004 in the stockholders' equity section as the recognition of inflation effects for the year within retained earnings of prior years.

  •
  The consolidated statements of income and of stockholders' equity for the year ended December 31, 2004 were restated applying GCPI factors from the country in which the subsidiary operates and applied to periods in which the transactions occurred and year-end.

  •
  The consolidated statements of changes in financial position present, in Mexican pesos of constant purchasing power, the resources provided by or used in operating, financing and investing activities.

  •
  The factors used to recognize the effects of inflation were the following:

Year	Mexican national consumer price index	Weighted- average restatement factor
2002	5.70%	6.15%
2003	3.98%	7.75%
2004	5.19%	1.17%

        The methodology used to restate financial statement items is as follows:

  •
  Restatement of non-monetary assets

  Inventory and cost of sales are restated using the estimated replacement cost method. As set forth in Note 3-I, property, plant and equipment, net, is restated using the NCPI factors, except for machinery and equipment of foreign origin which is restated on the basis of a specific index composed of the GCPI factor from the country of origin, to the related foreign currency amounts, and then translated to Mexican pesos using the year-end exchange rate.

  •
  Restatement of common stock, additional paid-in capital and retained earnings

  This restatement reflects the amounts necessary to maintain the stockholder's investment at the original purchasing power amounts, and it is determined by applying NCPI factors from the dates on which capital stock and additional paid-in capital were contributed and earnings were generated or losses incurred, and is included within the related stockholders' equity captions.

  •
  Deficit from restatement

  Deficit from restatement primarily represents the difference between the replacement cost values of non-monetary assets or specific index restatement of machinery and equipment of foreign origin, as described above, and the historical cost of those assets restated for inflation, as measured by NCPI and GCPI factors for foreign subsidiaries.

  •
  Monetary position gain

  Monetary position gain represents the inflationary effect, measured by NCPI factors, on the net balance of monetary assets and liabilities at the beginning of each month. The monetary position gain from foreign subsidiaries is measured by the relevant GCPI factor in its net monetary position, prior to the translation to Mexican pesos.

  E)
  FOREIGN CURRENCY TRANSACTIONS

        Foreign currency transactions are recorded at the exchange rate in effect on the dates the transactions are entered into and settled. Monetary assets and liabilities denominated in foreign currencies are translated into Mexican pesos at the exchange rate in effect at the balance sheet dates. Currency exchange fluctuations from valuation and liquidation of these balances are credited or charged to income, except for the effects of translation arising from foreign currency denominated liabilities, which are accounted for as a hedge of the Company's net investment in foreign subsidiaries, and are recognized as a component of equity under "Foreign currency translation adjustments".

  F)
  TEMPORARY INVESTMENTS

        Temporary investments are highly liquid investments with maturities of less than a year from the date of the financial statements and are stated at cost, which approximates market value.

  G)
  INVENTORIES AND COST OF SALES

        Inventories are stated at the lower of estimated replacement cost or market. Estimated replacement cost is mainly determined by the last purchase price or the last production cost of the period. Cost of sales is determined from replacement costs calculated for the month in which inventories are sold.

  H)
  INVESTMENT IN COMMON STOCK

        Investments in common stock with ownership between 10% and 50% of the investees' voting stock, or where the Company exercises significant influence, are accounted for by the equity method.

  I)
  PROPERTY, PLANT AND EQUIPMENT, NET

        Property, plant and equipment are restated utilizing NCPI factors, except for machinery and equipment of foreign origin which is restated on the basis of a specific index composed of the GCPI from the foreign country and the change in value of the Mexican peso against the foreign currency at the end of the year.

        Depreciation expense is computed based on the net book value less salvage value, using the straight-line method over the estimated useful lives of the assets. Useful lives of the assets are as follows:

Years
Buildings	25–50
Machinery and equipment	5–25
Software for internal use	3–7
Leasehold improvements	10

        Maintenance and repairs are expensed as incurred. Costs of major replacements and improvements are capitalized. Comprehensive financing cost, including interest expense, foreign currency exchange fluctuations, and monetary position gain of the related debt for major construction projects, are capitalized as part of the assets during the construction period. When assets are retired, sold or otherwise disposed of, the restated value and accumulated depreciation are removed from the appropriate accounts and any resulting gain or loss is included in "Other income (expense), net".

        Direct internal and external costs related to the development and implementation of internal use software are capitalized and amortized over the estimated useful life beginning when such software is ready for its intended use.

  J)
  INTANGIBLE ASSETS, NET AND EXCESS OF COST OVER BOOK VALUE OF SUBSIDIARIES ACQUIRED

        Intangible assets and excess of cost over book value of subsidiaries acquired are restated using NCPI and GCPI factors for foreign subsidiaries.

        The development costs incurred during the stage oriented to the commencement of industrial or commercial operations are capitalized as preoperating expenses; this stage ends when the project initiates its commercial activities. The preoperating costs identified as research are expensed as incurred. Capitalized preoperating expenses are amortized using the straight-line method over a period not to exceed 12 years. 888

        Amortization expense of other intangible assets with finite lives is computed on the restated values using the straight-line method over a period of 2 to 20 years, based on their limited lives due to contractual, economic, legal or regulatory factors. Indefinite-lived intangible assets are no longer amortized starting January 1, 2003.

        Starting January 1, 2004 the Company adopted the provisions of revised Bulletin B-7 "Business Acquisition" ("Bulletin B-7"), issued by the MIPA. Bulletin B-7 is effective starting January 1, 2005, with early adoption encouraged.

        Bulletin B-7 establishes that all business combinations and investments in subsidiaries and associates should be recognized through the purchase method, as well as completes the accounting treatment of intangible assets registered during a business combination. Additionally, this bulletin ceases the amortization of the excess of cost over book value and requires annual impairment tests.

        Prior to January 1, 2004 the amortization of the excess of cost over book value of subsidiaries was computed on the restated values using the straight-line method over a period not to exceed 20 years.

        Debt issuance costs are capitalized and restated using the NCPI factors. Amortization expense is computed based on the restated values using the straight-line method over the term of the related debt.

  K)
  IMPAIRMENT OF LONG LIVED ASSETS

        Effective January 1, 2004, the Company adopted the provisions of Bulletin C-15 "Impairment in the Value of Long-lived Assets and their Disposition". Bulletin C-15 establishes the criteria for the identification of certain evidence of a potential impairment of long-lived assets, tangible and intangible. Additionally, Bulletin C-15 provides guidelines for the computation and recognition of impairment losses and their reversal, as well as the requirements for their disclosure and presentation.

        As a result of the application of Bulletin C-15, the Company performs impairment tests for its property, plant and equipment; intangible assets; excess of cost over book value of subsidiaries acquired and investment in common stock of associated companies, when events or circumstances suggest that the carrying value of these assets may not be recovered. Indefinite-lived intangible assets and excess of cost over book value of subsidiaries acquired are tested for impairment at least on an annual basis.

        Fair value of assets held for use is determined using the higher between the discounted net cash flows expected from the assets and the market price; an impairment loss is recorded to the extent that the net book value exceeds the fair value of the assets. Market price is determined using market values or transactions with similar assets less costs to sell.

        Fair value of assets to be disposed of is determined using the lower between book value and market price; an impairment loss is recognized for the excess of book value over market price. These assets are subsequently restated using NCPI factors and are no longer depreciated or amortized.

        Due to the application of this new Bulletin, the Company recognized Ps 240,696 as a decrease in income for 2004, which is registered in "Other income (expense), net" (Note 14).

  L)
  EMPLOYEE RETIREMENT BENEFITS

        Seniority premium to which Mexican employees are entitled after 15 years of service are charged to income as determined by annual actuarial valuations. Indemnities to which Mexican employees may be entitled in the case of dismissal or death, under certain circumstances established by Mexican Labor Law, are expensed when they become payable.

  M)
  FINANCIAL INSTRUMENTS

        Until December 31, 2003, derivative financial instruments held for hedging purposes were recognized utilizing the same valuation criteria used for the assets and liabilities being hedged. The effects of this valuation were recognized in income, net of costs, expenses or earnings from the assets or liabilities being hedged.

        Effective January 1, 2004 the Company adopted the provisions of Bulletin C-12 "Financial Instruments with Characteristics of Liabilities, Equity or Both", which establishes the rules to classify and measure the liability and equity components of financial instruments, as well as their disclosure requirements.

        Additionally, in April 2004, Bulletin C-10 "Derivative Financial Instruments and Hedge Operations" was issued by the MIPA. This Bulletin is effective starting January 1, 2005, with early adoption encouraged. The Company adopted the provisions in Bulletin C-10 effective January 1, 2004.

        As a result of the adoption of the Bulletins mentioned above, all derivative financial instruments that are not considered for hedging purposes are recognized initially at cost and subsequently at fair value, with changes in fair value recognized currently in income.

        For cash-flow hedge transactions, changes in the market value of the derivative financial instrument are included as other comprehensive income in stockholders' equity, based on the evaluation of the hedge effectiveness. Gains or losses in cash-flow hedge transactions that are recognized as other comprehensive income should be reclassified into income for the periods when the commitment or the projected transaction affects them. Hedge contracts other than cash flow are recognized at fair value and their valuation gain or loss is recognized in income.

        The adoption of these new Bulletins had an impact in the results of operation of the Company, as described in Note 13-D.

  N)
  REVENUE RECOGNITION

        Revenue on product sales is recognized upon shipment to, and acceptance by the Company's customers or when the risk of ownership has passed to the customers. Provisions for discounts and rebates to customers, returns and other adjustments are recognized in the same period the related sales are recorded and are based upon either historical estimates or actual terms.

  O)
  INCOME TAXES AND EMPLOYEES' STATUTORY PROFIT SHARING

        The Company recognizes in income the expense or earning from deferred income tax and employees' statutory profit sharing for all temporary differences arising between the carrying values for financial reporting and tax values of assets and liabilities that are expected to reverse in the future. Valuation allowances are provided if based upon the weight of available evidence it is more likely than not that some or all the deferred tax assets will not be realizable.

  P)
  EARNINGS PER SHARE

        Earnings per share are computed by dividing majority net income for the year by the weighted average number of common shares outstanding during the year.

  Q)
  COMPREHENSIVE INCOME (LOSS)

        The different components that constitute earned (lost) capital for the year are presented in the statement of changes in stockholders' equity as comprehensive income (loss).

4.    ACCOUNTS RECEIVABLE, NET AND REFUNDABLE TAXES

        Accounts receivable, net are comprised of the following as of December 31:

	2003		2004
Trade accounts receivable	Ps.	2,576,204	Ps.	3,055,008
Allowance for doubtful accounts		(109,195)		(115,318)

		2,467,009		2,939,690
Related parties		6,201		—
Derivative financial instruments at fair value		60,792		1,918
Account receivable for disposed subsidiaries		56,655		19,678
Employees		28,194		25,975
Other debtors		146,867		226,004

	Ps.	2,765,718	Ps.	3,213,265

        Refundable taxes are comprised of the following as of December 31:

	2003		2004
Production and services tax	Ps.	37,622	Ps.	7,213
Value-added tax		123,395		150,896
Income tax		137,060		272,940

	Ps.	298,077	Ps.	431,049

5.    INVENTORIES

        Inventories consisted of the following as of December 31:

	2003		2004
Raw materials, mainly corn and wheat	Ps.	2,658,439	Ps.	2,818,143
Finished products		323,730		363,707
Materials and spare parts		331,277		343,538
Production in process		46,310		56,568
Advances to suppliers		53,198		82,141
Inventory in transit		4,456		40,931

	Ps.	3,417,410	Ps.	3,705,028

6.    INVESTMENT IN COMMON STOCK OF ASSOCIATED COMPANIES

        Investment in common stock of associated companies consists of the investment in common stock of Grupo Financiero Banorte, S.A. de C.V. and subsidiaries ("GFNorte") and Harinera de Monterrey, S.A. de C.V. which produces wheat flour and related products in Mexico.

        These investments, accounted for by the equity method, are comprised of the following as of December 31:

	2003		2004		Ownership
GFNorte	Ps.	1,480,338	Ps.	1,682,102	10.8557%
Harinera de Monterrey, S.A de C.V.		117,334		117,184	40%

	Ps.	1,597,672	Ps.	1,799,286

7.    PROPERTY, PLANT AND EQUIPMENT, NET

        Property, plant and equipment, net consisted of the following as of December 31:

	2003		2004
Land	Ps.	1,093,060	Ps.	1,110,947
Buildings		4,295,879		4,418,823
Machinery and equipment		14,612,657		14,886,099
Construction in progress		269,995		510,961
Software for internal use		716,724		713,614
Leasehold improvements.		233,226		243,921
Other		31,695		31,565

		21,253,236		21,915,930
Accumulated depreciation and amortization		(8,071,164)		(8,704,303)

	Ps.	13,182,072	Ps.	13,211,627

        For the years ended December 31, 2002, 2003 and 2004, depreciation expense amounted to Ps.1,009,240, Ps.963,604 and Ps.962,639 respectively.

        As of December 31, 2004, property, plant and equipment includes temporarily idled assets with a carrying value of approximately Ps.533,849, resulting from the temporary shut-down of the productive operation of various plants in Mexico and Venezuela. These assets are recognized at net realizable value and are not being depreciated. During 2004, the Company decided to postpone the reinstatement to operations of the assets in Mexico, initially planned for the fourth quarter of this year, following the implementation of programs for production efficiency in the rest of the plants.

        During 2004, the Company recognized an impairment loss of Ps.164,509 within "Other income (expense), net" according to the provisions established by Bulletin C-15, "Impairment of Long-Lived Assets and their Disposition". Additionally, the Company has assets at net realizable value of Ps.36,341 which are available for sale.

8.    INTANGIBLE ASSETS, NET

        Intangible assets, net, are comprised of the following:

        As of December 31, 2003:

	Gross carrying amount		Accumulated amortization		Net carrying amount
Intangible assets with finite lives
Acquired:
Covenants not to compete	Ps.	782,656	Ps.	(288,285)	Ps.	494,371
Debt issuance costs		227,244		(160,598)		66,646
Patents and trade names		20,476		(8,328)		12,148
Generated:
Preoperating expenses		78,696		(54,504)		24,191
Research of new projects		32,921		(22,330)		10,591
Other		63,055		(11,553)		51,503

		Ps.1,205,048		Ps.(545,598)		659,450

Intangible assets with indefinite lives
Trade names						162,244

					Ps.	821,694

        As of December 31, 2004:

	Remaining useful life (years)	Gross carrying amount	Accumulated amortization	Net carrying amount
Intangible assets with finite lives
Acquired:
Covenants not to compete	12	Ps.822,143	Ps.(340,637)	Ps.481,506
Debt issuance costs	2–20	571,768	(220,183)	351,585
Patents and trade names	15	10,035	(9,444)	591
Generated:
Preoperating expenses	2–6	46,588	(39,676)	6,912
Research of new projects	11–12	38,395	(28,884)	9,511
Other	1–15	61,452	(10,894)	50,558

		Ps.1,550,381	Ps.(649,718)	900,663

Intangible assets with indefinite lives
Trade names				182,392

				Ps.1,083,055

        Intangible assets recognized during 2004 amounted to Ps.374,548 (Ps.15,392 in 2003), mainly due to the debt issuance costs related with the U.S. dollar perpetual notes issued in December 2004, which totaled Ps.329,250. Additionally, the debt issuance costs of Ps.23,790 related to the early redemption of the U.S. dollar senior unsecured notes maturing in October 2007 were recognized in income within "Other income (expense), net" during 2004.

        The Company's management determined based on the provisions of Bulletin C-8, "Intangible Assets", that some trade names have indefinite lives since their future cash flow generation is expected to be indefinite.

        For the years ended December 31, 2002, 2003 and 2004 the amortization expense of intangible assets amounted to Ps.105,124, Ps.112,885 and Ps.92,803 respectively.

        Research costs are expensed as incurred, as well as development costs that do not qualify as intangible assets. Research and development costs charged to income amounted to Ps.34,680, Ps.34,418 and Ps.38,396 for the years ended December 31, 2002, 2003 and 2004, respectively.

        During 2004, the Company recognized an impairment loss in certain trade names and preoperating expenses for an amount of Ps.33,319 included within "Other income (expense), net" (Note 14), according with the dispositions established by Bulletin C-15, as follows: "Other" segment for Ps.20,317 and "Other reconciling items" segment for Ps.13,002.

        Estimated amortization expense over the next five years is as follows:

Year	Amount
2005	Ps.	73,056
2006		73,056
2007		71,770
2008		66,624
2009		64,514
Thereafter		551,643

Total	Ps.	900,663

        Excess of cost over book value of subsidiaries acquired ("goodwill"), net, is comprised of the following:

	Corn flour and packaged tortilla (US and Europe)		Corn flour (Mexico)		Other		Other reconciling items		Total
Balance at January 1, 2003	Ps.	526,979	Ps.	85,516	Ps.	70,428	Ps.	324,816	Ps.	1,007,739
Amortization		(40,270)				(4,570)		(34,987)		(79,827)
Restatement				(5,177)		(1,094)		(21,187)		(27,458)

Balance at December 31, 2003		486,709		80,339		64,764		268,642		900,454
Goodwill acquired during the period		97,038								97,038
Impairment						(35,636)		(7,232)		(42,868)
Restatement				(3,965)		(6,888)		11,112		259

Balance at December 31, 2004	Ps.	583,747	Ps.	76,374	Ps.	22,240	Ps.	272,522	Ps.	954,883

        As of December 31, 2003 and 2004, the excess of cost over book value is presented net of accumulated amortization of Ps.1,325,322 and Ps.1,312,590, respectively.

        During 2004, the Company adopted the guidelines established by Bulletin B-7 and consequently, ceased the amortization of the excess of cost over book value for approximately Ps.79,829. Additionally, the Company performed impairment tests in accordance with Bulletin C-15 and recognized an impairment loss for these assets of Ps.42,868 within "Other income (expense), net" (Note 14).

9.    OTHER ASSETS

        Other assets consisted of the following, as of December 31:

	2003		2004
Long-term notes receivable	Ps.	35,262	Ps.	35,404
Club memberships		15,679		11,062
Guarantee deposits		16,634		16,007

	Ps.	67,575	Ps.	62,473

10.    BANK LOANS AND LONG-TERM DEBT

        In December 3, 2004, the Company issued perpetual notes for a total of Ps.3,345,000 (U.S. $300,000 thousand) which pay interest quarterly at 7.75% annually. These notes lack an established maturity date and the Company has the option of repurchase at any moment starting the fifth year after the issuance date. The proceeds from the issuance of these notes allowed the Company to improve its debt profile through the extension of its debt maturities, since the funds were used for the:

  •
  Payment of U.S.$200 million of the senior unsecured notes maturing in October 2007 and bearing interest at an annual rate of 7.625%, payable semiannually.

  •
  Payment of U.S.$30 million of the syndicated loan, and

  •
  Payment of the costs related with the debt issuance as well as general cash requirements of the Company.

        On October 4, 2004, the Company obtained a U.S.$250,000 thousand, five-year syndicated senior credit facility from a syndicate of banks, which consists of a Ps.1,672,500 (U.S.$150,000 thousand) senior term loan facility and a U.S.$100,000 thousand senior revolving credit facility, both with a five-year tenor. The interest rate is LIBOR plus 55 basis points for the first three years and LIBOR plus 65 basis points for the fourth and fifth years. As of December 31, 2004, the U.S.$100,000 thousand revolving credit facility was available.

        Bank loans and long-term debt as of December 31 are summarized as follows:

	2003		2004
Perpetual notes in U.S. dollars, bearing interest at an annual rate of 7.75%, payable quarterly	Ps.	—	Ps.	3,345,000
Syndicated loan in U.S. dollars, with semiannual payments starting April 2008 and bearing interest at an annual rate of LIBOR plus 0.55% to 0.65% payable quarterly (2.75% in 2004)		3,184,022		1,672,500
Senior unsecured notes in U.S. dollars, maturing in October 2007 and bearing interest at an annual rate of 7.625% payable semiannually		2,842,877		563,543
Loans in U.S. dollars, bearing interest at annual rates from 1.20% to 7.96% in 2004, payable quarterly, and due in annual payments from 2005 through 2010		434,091		422,500
Loans in Venezuelan bolivars payable in 2005 and bearing interest at variable annual rates from 10% to 15% in 2004, payable monthly		64,853		390,396
Loans in U.S. dollars, due in 2006, bearing interest at a variable annual rate from 3.13% to 3.57% payable monthly (3.30% in 2004)		29,566		92,629
Loans in Mexican pesos, due in 2009, bearing interest at fixed annual rate from 12.11% to 13.11% payable monthly		—		50,693

		6,555,409		6,537,261
Short-term bank loans		(94,419)		(428,652)
Current portion of long-term debt		(410,752)		(92,733)

Long-term debt	Ps.	6,050,238	Ps.	6,015,876

        Short-term bank loans in U.S. dollars for U.S.$3.4 million bear interest at an average rate of 3.5% as of December 31, 2004. Short-term bank loans in Venezuelan bolivars for 67,225 million bolivars bear interest at an average rate of 14.14% as of December 31, 2004.

        The Company has credit line agreements for U.S.$170 million (Ps.1,896 million), all of which were available as of December 31, 2004. These credit line agreements require the payment of an annual commitment fee of 0.25% to 0.625% on the unused amounts.

        Various credit agreements contain covenants requiring the Company to maintain certain financial ratios. The Company's ability to pay dividends is restricted upon the failure to maintain such financial ratios. At December 31, 2004, the Company was in compliance with these covenants.

        At December 31, 2004, the annual maturities of long-term debt outstanding were as follows:

Year	Amount
2006	Ps.	46,353
2007		677,473
2008		357,896
2009		1,589,162
2010 and thereafter		3,344,992

	Ps.	6,015,876

        The Company entered into interest rate swap agreements for its long term debt maturing in 2008 and exchange rate forward contracts for the interest payments due in 2005, 2006 and 2007, see Note 18.

11.    EMPLOYEE RETIREMENT BENEFITS

        Seniority premium cost and other employee retirement benefits balance as of December 31, 2003 and 2004 amounted to Ps.39,607 and Ps.36,439, respectively, and are included in "Other liabilities".

        Seniority premium cost and other employee retirement benefits in Mexico are determined by independent actuaries and are principally based on the employees' years of service, age and salaries. The Company has established trust funds to meet these obligations. The employees do not contribute to these funds.

        The Company uses a December 31 measurement date for its plans.

        The components of the net seniority premium cost for the years ended December 31, were the following:

	2002		2003		2004
Service cost	Ps.	3,115	Ps.	2,888	Ps.	3,196
Interest cost		881		806		925
Return on plan assets		(1,647)		(1,868)		(3,358)
Curtailment (gain) loss		(339)		39		13
Settlement loss		—		6		—
Net amortization		1,290		1,291		2,386

Net cost for the year	Ps.	3,300	Ps.	3,162	Ps.	3,162

        As of December 31, the status of the plan was as follows:

	2003		2004
Actuarial present value of accumulated benefit obligations:
Vested benefit obligation	Ps.	(10,663)	Ps.	(14,049)
Non-vested benefit obligation		(9,596)		(11,476)

		(20,259)		(25,525)
Excess of projected benefit obligation over accumulated benefit obligation		(7,141)		(5,111)

Projected benefit obligation		(27,400)		(30,636)
Plan assets at fair value (trust funds)		18,771		20,991

Shortfall of plan assets over projected benefit obligation		(8,629)		(9,645)
Unrecognized amounts to be amortized over 17 years:
Cumulative net gain		1,597		218
Net transition liability		(140)		(301)
Prior service cost		(184)		(177)
Adjustment required to recognize minimum liability		(1,168)		(1,808)

Seniority premium liability	Ps.	(8,524)	Ps.	(11,713)

        For the years ended December 31, 2003 and 2004, the changes in projected benefit obligation and plan assets (trust funds) are summarized as follows:

	2003		2004
Projected benefit obligation at beginning of year	Ps.	25,571	Ps.	27,400
Effect of inflation on beginning balance		(1,177)		669
Service cost		2,888		3,196
Interest cost		806		925
Benefits paid		(793)		(1,707)
Actuarial loss		105		153

Projected benefit obligation at end of year	Ps.	27,400	Ps.	30,636

	2003		2004
Fair value of plan assets at beginning of year	Ps.	18,356	Ps.	18,771
Effect of inflation on beginning balance		(642)		745
Return on plan assets		1,868		3,358
Benefits paid		(811)		(1,883)

Fair value of plan assets at end of year	Ps.	18,771	Ps.	20,991

        The weighted average assumptions (net of expected inflation) used to determine benefit obligations at December 31 were as follows:

	2003	2004
Discount rate	3.5%	3.5%
Rate of increase in future compensation levels	1.5%	1.5%

        The weighted average assumptions (net of expected inflation) used to determine net periodic benefit cost for the years ended December 31 were as follows:

	2002	2003	2004
Discount rate	3.5%	3.5%	3.5%
Rate of increase in future compensation levels	1.5%	1.5%	1.5%
Expected long-term rate of return on plan assets	4.0%	4.0%	4.0%

        The long-term asset return rate is based on the annual recommendations of the Actuarial Commission in the Mexican Association of Consulting Actuaries. These recommendations consider historical information and future expectations.

        The Company's weighted average asset allocation by asset category as of December 31 was as follows:

	2003	2004
Equity securities	30%	36%
Fixed rate instruments	70%	64%

Total	100%	100%

        The Company has a policy of maintaining at least 30% of the trust assets in Mexican Federal Government instruments. Objective portfolio guidelines have been established for the remaining 70% and investment decisions are being made to comply with those guidelines to the extent that market conditions and available funds allow.

        The Company estimates that it will not have to contribute to the plan during 2005.

        The following benefit payments, which reflect expected future service, are expected to be paid as follows:

Year	Amount
2005	Ps	2,506
2006		1,356
2007		1,606
2008		1,386
2009		1,583
Thereafter		156,268

        In the United States, the Company has a saving and investment plan that incorporates voluntary employee 401(K) contributions with Company contributions. For the years ended December 31, 2002, 2003 and 2004, total expenses related to this plan were U.S.$2,324,000 (Ps.25,913) U.S.$2,670,000 (Ps.29,771) and U.S.$3,017,000 (Ps.33,640), respectively.

        In Venezuela, the Company recognizes a liability for seniority premiums and indemnities for dismissal established by the local Labor Law, which amounted to Ps.16,237 and Ps.14,496 as of December 31, 2003 and 2004, respectively.

        In Central America, the labor legislation of Costa Rica, Nicaragua, El Salvador, Honduras and Guatemala establishes that the accumulated payments, to which workers may be entitled, based on the years of services, must be paid in the case of death, retirement or dismissal. The Company records a liability at 10% over salaries paid, which amounted to Ps.14,845 and Ps.10,231 as of December 31, 2003 and 2004, respectively.

12.    CONTINGENCIES AND COMMITMENTS

  A)
  CONTINGENCIES

        The Mexican tax authorities have made certain observations to asset tax declarations for the years 1997, 1998 and 2000, which amounted to Ps.108,542 including the related surcharges and penalties. The resolution of these matters is not expected to have a material adverse effect on the Company's consolidated financial position or results of operations.

        The Venezuelan tax authorities have made certain observations to one of the Venezuelan subsidiaries, related to the income tax returns for the years 1998 and 1999, which amounted to Ps.76,685, plus tax credits presumably omitted for Ps.407. The resolutions of these claims will be assumed by the previous shareholder, International Multifoods Corporation, in accordance with the purchase agreement of our subsidiary in Venezuela, Molinos Nacionales, C.A.

        At the date of issuance of the financial statements, certain subsidiaries of the Company have been notified by the Comisión Nacional del Agua ("Water National Commission" or "CNA") of assessments due from different years amounting to Ps 24,932 plus related penalties and surcharges. These assessments mainly derive from the CNA's determination of sewage water discharged on public property of the Nation that was being used as receiver facilities. Nevertheless, the subsidiaries are using the water derived from the production process, previously treated, to irrigate several gardens property of the Company, through the sprinkler system. The subsidiaries have asserted the legal defense allowed by law in order to annul these assessments. At the date of issuance of the financial statements, the situation of these assessments is as follows: (a) Several favorable judicial resolutions have been received for a total of Ps 6,901, (b) A favorable resolution was received, in first instance, for an issue amounting to Ps 14,222, but the resolution for an appeal placed by the CNA is pending, and (c) Resolutions in first instance are pending for two issues where assessments are discussed for a total of Ps 3,809. According to the Company's lawyers, a reasonable basis exists in order to obtain favorable resolution for the claimed assessments, because, among other things, the water from the production process is previously treated and later on used to irrigate the gardens property of the Company through the sprinkler system, in other words, the water is not discharged on public property of the Nation and, additionally, does not contaminate aquiferous layers nor the underground soil. Consequently, the Company's management considered as unnecessary to recognize a liability for this matter.

        The Company has been involved in an anti-trust lawsuit filed by 18 tortilla manufacturers against two of its subsidiaries in the United States. The plaintiffs alleged that these subsidiaries had monopolized shelf space in grocery stores by paying slotting allowances. During December 2003, a U.S. Federal Judge dismissed the lawsuit without prejudice for the Company. At the date of issuance of these financial statements, the plaintiffs appealed this resolution.

        Additionally, in May 2004 a new lawsuit was presented against these subsidiaries, related to monopolistic matters. The plaintiff alleged these subsidiaries had broken the anti-trust practices in the state of California, by making agreements with grocery stores, which restricts the competitiveness in the retail sale of tortilla. Currently this lawsuit is in the initial stage, however, according to the Company's lawyers, the resolution is not expected to have a significant effect on the financial situation and results of operation.

        The Company is also involved in a number of claims arising in the ordinary course of business which have not been finally adjudicated. The resolution of these matters is not expected to have a material adverse effect on the Company's consolidated financial position or results of operations.

  B)
  COMMITMENTS

        The Company entered into sale-leaseback agreements for various production equipment located in its U.S. plants. The Company has a purchase option at the expiration of the leases and an early purchase option, which permits the Company to acquire the equipment at fair market value at approximately three-fourths of the lease term. These agreements are accounted for as operating leases.

        As of December 31, 2004, the Company is leasing certain equipment under long-term operating lease agreements expiring through 2011. Future minimum lease payments under such leases amount to approximately Ps.1,514,984 (U.S.$135,873,000), as follows:

	U.S. dollars (thousands)
Year.
	Facilities		Equipment		Total
2005	U.S.$	11,429	U.S.$	18,523	U.S.$	29,952
2006		9,706		16,194		25,900
2007		8,800		14,209		23,009
2008		8,493		9,622		18,115
2009		3,416		7,816		11,232
2010 and thereafter		5,073		22,592		27,665

	U.S.$	46,917	U.S.$	88,956	U.S.$	135,873

	Ps.	523,125	Ps.	991,859	Ps.	1,514,984

        Rental expense was approximately Ps.400,332, Ps.371,559, and Ps.408,994 for the years ended December 31, 2002, 2003 and 2004, respectively.

        At December 31, 2004, the Company has various outstanding commitments in the United States to purchase commodities and raw materials of approximately Ps.975,536 (U.S.$87,492,000), which will be delivered during 2005.

        As of December 31, 2004, the Company has outstanding commitments to purchase machinery and equipment amounting to Ps.273,242 (U.S.$24,506,000).

        As of December 31, 2003 and 2004, restricted cash of Ps.1,137 and Ps.490, respectively, included undisbursed proceeds from the issuance of tax-exempt industrial development revenue bonds in the United States, which are available to pay interest expense on outstanding balances on these bonds.

        As of December 31, 2004 the Company has irrevocable letters of credit in the amount of approximately U.S.$13,528 serving as collateral for claims pursuant to the Company's self-insured worker's compensation retention program in the United States.

        The Company entered an interest rate swap agreement, receiving a LIBOR rate and paying a fixed annual rate of 3.2725%, with semi-annual settlement dates from April 2005 to April 2008.

13.    STOCKHOLDERS' EQUITY

  A)
  COMMON STOCK

        At December 31, 2004, Gruma's outstanding common stock consisted of 452,049,643 shares of Series "B", with no par value, fully subscribed and paid, which can only be withdrawn with stockholders' approval, and 500,309 authorized shares held in Treasury. At December 31, 2003, the Company's outstanding common stock consisted of 450,133,443 shares and 2,416,509 shares held in Treasury.

  B)
  RETAINED EARNINGS

        In accordance with Mexican Corporate Law, the legal reserve must be increased annually by 5% of annual net profits until it reaches a fifth of the fully paid common stock amount.

        Dividends paid from retained earnings which have not been previously taxed are subject to an income tax payable by the Company equal to 42.85%, 40.84% and 38.91% in 2005, 2006 and 2007, respectively. The applicable tax may be credited against income tax the Company is subject to in the year or in the following two fiscal years. Effective January 1, 2002, dividends paid by the Company from the net tax income account are not subject to any tax.

  C)
  PURCHASE OF COMMON STOCK

        The Stockholders' Meeting approved a Ps.650,000 reserve to repurchase the Company's own shares. The total amount of repurchased shares cannot exceed 5% of total equity. The difference between the acquisition cost of the repurchased shares and their stated value, composed of common stock and additional paid-in capital, is recognized as part of the reserve to repurchase the Company's own shares, which is included within retained earnings from prior years. The gain or loss in the sale of the Company's own shares is recorded as additional paid-in capital. As of December 31, 2004, the Company has repurchased 500,309 of its own shares with a market value of Ps.13,248.

  D)
  OTHER EQUITY TRANSACTIONS

        The Company has entered into several agreements involving its own shares, as follows:

  •
  During 2003 and 2004, the Company entered into equity swap agreements with several financial institutions in which the Company sold 60,105,000 of its own shares for a total amount of U.S.$95,021,000. At each maturity, the Company was subject to pay a financial cost at the LIBOR rate plus a spread from 1.10% to 2.20% on the contractual amount. The agreements matured in January, February, May, September, October and December 2004; a gain of Ps.159,493 was recognized in income of 2004 within "Interest income". As of December 31, 2004, the Company does not have any outstanding equity swap agreements.

  •
  During 2003, the Company entered into call option agreements with a European financial institution, selling 6,405,000 of its own shares for a total amount of U.S.$5,928,000, maturing in February and May 2004; a gain of Ps.27,019 was recognized in income of 2004 within "Interest income". As of December 31, 2004 the Company does not have any outstanding call option agreements.

  E)
  FOREIGN CURRENCY TRANSLATION ADJUSTMENTS

        Foreign currency translation adjustments as of December 31 consisted of the following:

	2003		2004
Foreign currency translation at beginning of year	Ps.	(688,893)	Ps.	(626,177)
Effect of translating net investment in foreign subsidiaries		403,218		(19,059)
Exchange differences arising from foreign currency liabilities accounted for as a hedge of the Company's net investments in foreign subsidiaries, net of tax		(340,502)		21,257

	Ps.	(626,177)	Ps.	(623,979)

        The investment that the Company maintains in the operations in the United States and Europe generates a natural hedge of up to U.S.$455,000,000 and U.S.$473,000,000 as of December 31, 2003 and 2004, respectively.

        As of December 31, 2003 and 2004, the accumulated effect of translating net investment in foreign subsidiaries in the minority interest amounted to Ps.54,672 and Ps.37,965, respectively.

  F)
  INFLATION EFFECTS

        As of December 31, 2004, the majority stockholders' equity is comprised of the following:

	Nominal		Restatement		Total
Common stock	Ps.	4,563,775	Ps.	7,069,240	Ps.	11,633,015
Additional paid-in capital		1,327,103		2,221,601		3,548,704
Deficit from restatement		—		(13,043,997)		(13,043,997)
Hedging financial instruments		19,601		—		19,601
Cumulative effect of a change in an accounting principle for deferred income taxes and employees' statutory profit sharing..		(192,848)		(10,010)		(202,858)
Retained earnings from prior years		2,805,817		5,784,961		8,590,778
Net income for the year		922,667		513		923,180
Foreign currency translation adjustments		(623,979)		—		(623,979)

	Ps.	8,822,136	Ps.	2,022,308	Ps.	10,844,444

  G)
  TAX VALUES OF COMMON STOCK AND RETAINED EARNINGS

        As of December 31, 2004, tax amounts of common stock and retained earnings were Ps.9,381,870 and Ps.1,214,082, respectively.

14.    OTHER INCOME (EXPENSE), NET

        Other income (expense), net is comprised of the following:

	Year ended December 31,
	2002		2003		2004
Disposal of subsidiaries	Ps.	142,606	Ps.	—	Ps.	—
Amortization of excess of cost over book value and excess of book value over cost, net		144,866		(34,212)		—
Amortization of other deferred costs		(63,616)		(62,140)		(50,079)
Impairment loss on assets (Note 3-K)		(68,130)		(17,287)		(240,696)
Net (loss) gain in sale of fixed assets and other assets		—		(52,715)		30,238
Debt issuance costs cancelled due to early extinguishment of debt		—		—		(23,790)
Other		(24,155)		(10,708)		(2,503)

	Ps.	131,571	Ps.	(177,062)	Ps.	(286,830)

        During 2002, the Company sold the shares of one of its subsidiaries and recognized a gain of Ps.142,606.

15.    INCOME TAXES, ASSET TAX AND EMPLOYEES' STATUTORY PROFIT SHARING

  A)
  INCOME TAX AND ASSET TAX

        Gruma files a consolidated income tax return for Mexican income tax purposes, consolidating taxable income and losses of Gruma and its controlled Mexican subsidiaries. Filing a consolidated tax return had the effect of reducing income tax expense for the years ended December 31, 2002, 2003 and 2004 by Ps.57,748 Ps.68,606 and Ps.143,366, respectively, as compared to filing a tax return on an unconsolidated basis. Tax regulations used to limit the income tax consolidation to 60% of the ownership interest of controlled Mexican subsidiaries; nevertheless, since January 1, 2005 it is permitted to consolidate 100% of the ownership interest.

        In accordance with the applicable tax law, Mexican corporations must pay the higher of either income tax or asset tax (1.8%). Asset tax is determined on the average value of substantially all of the Company's Mexican assets less certain liabilities. Payments of asset tax are recoverable against the excess of income tax over asset tax of the three prior years and the ten subsequent years.

        For the years ended December 31, 2002 and 2003, asset tax amounted to Ps.61,597 and Ps. 30,109, respectively. For the year ended December 31, 2004 the Company did not originated any asset tax.

  B)
  RECONCILIATION OF FINANCIAL AND TAXABLE INCOME

        For the years 2002, 2003 and 2004, the reconciliation between statutory income tax amounts and the effective income tax amounts is summarized as follows:

	Year ended December 31,
	2002		2003		2004
Statutory federal income tax (35% for 2002, 34% for 2003 and 33% for 2004)	Ps.	382,734	Ps.	382,688	Ps.	531,313
Foreign income tax differences		(97,201)		(17,602)		23,733
Effect of disposed and merged subsidiaries		270,881		114,454		—
Foreign dividends		158,125		264,172		249,088
Effect due to change in income tax rate		(29,131)		—		(96,541)
Withdrawal of investments from other assets		—		(68,915)		—
Financing cost and income, net and other income statement effects related to inflation		(52,876)		(38,164)		(9,402)
Amortization of excess of cost over book value and excess of book value over cost, net		(28,887)		11,423		—
Restatement of tax loss carryforwards		(36,743)		(24,595)		—
Losses of Mexican subsidiaries which cannot be utilized for income tax consolidation		41,833		44,585		67,944
Other		3,960		15,842		(2,757)

Effective income tax (56% for 2002, 61% for 2003 and 48% for 2004)	Ps.	612,695	Ps.	683,888	Ps.	763,378

        As a result of changes in the Mexican Income Tax Law, approved in November 13, 2004, statutory tax rates will be 30%, 29% and 28% in 2005, 2006 and 2007, respectively. Consequently, the effect of these tax rate decreases was the reduction of Ps.96,541 in the deferred tax liability during 2004, as well as an increase in net income for the same amount.

        At December 31, 2003 and 2004, the tax effects of main differences that give rise to significant portions of the deferred tax assets and liabilities, are as follows:

	2003		2004
Deferred tax assets:
Net operating loss carryforwards and other tax credits	Ps.	(930,486)	Ps.	(538,358)
Accrued liabilities		(259,343)		(135,048)
Recoverable asset tax		(286,848)		(275,764)
Intangible asset resulting from intercompany operation.		(162,999)		(122,171)
Other		(144,350)		(124,023)

		(1,784,026)		(1,195,364)

Deferred tax liabilities:
Property, plant and equipment, net		2,106,982		1,719,724
Inventories		492,664		433,885
Intangible assets and other		14,198		91,834
Investment in partnership and equity method investee		220,221		444,796

		2,834,065		2,690,239

Net deferred tax liability	Ps.	1,050,039	Ps.	1,494,875

        Additionally, the Company has a deferred liability relating to employees' statutory profit sharing of Ps.30,989 and Ps.25,673 as of December 31, 2003 and 2004, respectively.

  C)
  TAX LOSS CARRYFORWARDS AND RECOVERABLE ASSET TAX

        At December 31, 2004, in Mexico, Gruma, S.A. de C.V. has tax loss carryforwards of approximately Ps.1,173,155 available to offset its taxable income in subsequent years, and asset tax of Ps.122,475 available to offset the excess of income tax over asset tax in future years, as shown below:

Expiration year	Tax loss carryforwards		Recoverable asset tax
2010	Ps.	—	Ps.	31,414
2012		1,173,155		60,952
2013		—		30,109

	Ps.	1,173,155	Ps.	122,475

  D)
  EMPLOYEES' STATUTORY PROFIT SHARING

        In Mexico, employees' statutory profit sharing is determined for each subsidiary on an unconsolidated basis, applying 10% of taxable income determined on a basis similar to income tax, except that the employee's statutory profit sharing does not consider inflation effects, depreciation and amortization expense is based on the historical cost, and a foreign exchange gain or loss is recognized when a monetary asset or liability is contractually due.

16.    FOREIGN CURRENCY

  A)
  EXCHANGE DIFFERENCES

        For the years ended December 31, 2002, 2003 and 2004, the effects of exchange rate fluctuations on the Company's monetary assets and liabilities were recognized as follows:

	2002		2003		2004
Exchange differences arising from foreign currency liabilities accounted for as a hedge of the Company's net investment in foreign subsidiaries recorded directly to stockholders' equity as an effect of foreign currency translation adjustments	Ps.	(605,208)	Ps.	(340,502)	Ps.	21,257
Exchange differences arising from foreign currency transactions credited (charged) to income		(287,219)		(183,792)		(51,345)

	Ps.	(892,427)	Ps.	(524,294)	Ps.	(30,088)

  B)
  FOREIGN CURRENCY POSITION

        As of December 31, 2003 and 2004, monetary assets and liabilities held or payable in U.S. dollars are summarized below:

	Thousands of U.S. dollars
	2003		2004
In companies located in Mexico:
Assets:
Current	U.S.$	3,897	U.S.$	13,160
Non-current		14		92
Liabilities:
Current		(47,661)		(16,347)
Long-term		(500,000)		(500,542)

	U.S.$	(543,750)	U.S.$	(503,637)

	Thousands of U.S. dollars
	2003		2004
In foreign companies:
Assets:
Current	U.S.$	144,501	U.S.$	182,270
Non-current		1,736		2,447
Liabilities:
Current		(188,278)		(267,088)
Long-term		(124,990)		(154,434)

	U.S.$	(167,031)	U.S.$	(236,805)

        At December 31, 2003 and 2004, the exchange rates used to translate U.S. dollar assets and liabilities were Ps. 11.24 and Ps. 11.15, respectively. On February 21, 2005, date of issuance of these financial statements, the exchange rate for the U.S. dollar was Ps.11.07.

        For the years ended December 31, 2002, 2003 and 2004 the Company's Mexican subsidiaries had transactions in U.S. dollars as follows:

	Thousands of U.S. dollars
	2002		2003		2004
Corn purchases and other inventories	U.S.$	147,927	U.S.$	110,675	U.S.$	94,939
Interest expense		43,278		29,991		27,081
Equipment purchases		404		321		133
Services		321		532		5,125

	U.S.$	191,930	U.S.$	141,519	U.S.$	127,278

        As of December 31, consolidated non-monetary assets of foreign origin, which are restated on the basis of the GCPI from the foreign country of origin, are summarized as follows:

	2003		2004
	Foreign currency (thousands)	Year-end exchange rate	Foreign currency (thousands)	Year-end exchange Rate
U.S. dollars	573,893	11.24	640,619	11.15
Swiss francs	22,559	9.08	22,052	9.76
Euros	13,938	14.1645	12,614	15.1071
Venezuelan bolivars	358,934,520	0.0070	456,716,685	0.0058
Costa Rican colons	32,470,369	0.0269	31,782,454	0.0243

17.    SEGMENT INFORMATION

        The Company's reportable segments are strategic business units that offer different products in different geographical regions. These business units are managed separately because each business segment requires different technology and marketing strategies.

        The Company's reportable segments are as follows:

  •
  Corn flour and packaged tortilla division (United States and Europe)—manufactures and distributes over 20 varieties of corn flour that are used mainly to produce and distribute different types of tortillas and tortilla chip products in the United States and Europe. The main brands are MASECA for corn flour and MISSION and GUERRERO for packaged tortillas.

  •
  Corn flour division (Mexico)—engaged principally in the production, distribution and sale of corn flour in Mexico under MASECA brand. Corn flour produced by this division is used mainly in the preparation of tortillas and other related products.

  •
  Corn flour, wheat flour and other products division (Venezuela)—engaged mainly in producing and distributing grains, used principally for industrial and human consumption.

  •
  "Other" division—represents those segments amounting less than 10% of the consolidated total. These segments are: corn flour and other products division in Central America, wheat flour division in Mexico, packaged tortilla division in Mexico and technology and equipment division. Corn flour and other products division in Central America manufactures, distributes and sells corn flour, tortillas and snacks; cultivates and sells hearts of palm. Wheat flour division in Mexico is engaged in the production and marketing of wheat flour in this country. Packaged tortilla division in Mexico produces and distributes packaged tortillas. The technology and equipment division conducts research and development regarding flour and tortilla manufacturing equipment, produces machinery for corn flour and tortilla production and is engaged in the construction of the Company's corn flour manufacturing facilities.

  •
  The "Other reconciling items" row includes the corporate expenses and the elimination of inter-business unit transactions.

        All inter-segment sales prices are market based. The Company evaluates performance based on operating income of the respective business units.

        Summarized financial information concerning the Company's reportable segments is shown in the following tables.

        Segment information as of and for the year ended December 31, 2002:

Segment	Net sales to external customers		Inter- segment net sales		Operating income (loss)		Depreciation and amortization
Corn flour and packaged tortilla division (United States and Europe)	Ps.	9,906,504	Ps.	—	Ps.	851,368	Ps.	514,940
Corn flour division (Mexico)		5,177,327		31,841		554,980		275,367
Corn flour, wheat flour and other products (Venezuela)		2,636,870		—		285,312		69,863
Other		3,193,522		366,163		(78,375)		154,579
Other reconciling items		18,472		(398,004)		15,832		(5,530)

Total	Ps.	20,932,695	Ps.	—	Ps.	1,629,117	Ps.	1,009,219

Segment	Total assets		Total liabilities		Expenditures for long-lived assets
Corn flour and packaged tortilla division (United States and Europe)	Ps.	8,229,924	Ps.	2,441,075	Ps.	524,347
Corn flour division (Mexico)		7,682,400		1,619,608		32,825
Corn flour, wheat flour and other products (Venezuela)		2,768,201		803,841		—
Other		4,434,237		847,543		54,731
Other reconciling items		1,059,053		5,325,307		168,927

Total	Ps.	24,173,815	Ps.	11,037,374	Ps.	780,830

        Segment information as of and for the year ended December 31, 2003:

Segment	Net sales to external customers		Inter- segment net sales		Operating income (loss)		Depreciation and amortization
Corn flour and packaged tortilla division (United States and Europe)	Ps.	11,127,010	Ps.	—	Ps.	1,028,951	Ps.	513,918
Corn flour division (Mexico)		5,429,797		40,980		414,289		274,939
Corn flour, wheat flour and other products (Venezuela)		3,307,777		—		429,295		81,187
Other		3,426,886		456,643		(129,892)		157,621
Other reconciling items		19,632		(497,623)		26,129		111,366

Total	Ps.	23,311,102	Ps.	—	Ps.	1,768,772	Ps.	1,139,031

Segment	Total assets		Total liabilities		Expenditures for long-lived assets
Corn flour and packaged tortilla division (United States and Europe)	Ps.	8,220,151	Ps.	2,713,194	Ps.	425,766
Corn flour division (Mexico)		7,493,119		1,389,431		85,208
Corn flour, wheat flour and other products (Venezuela)		2,821,387		959,492		38,472
Other		4,350,819		942,463		71,606
Other reconciling items		769,770		4,574,636		32,955

Total	Ps.	23,655,246	Ps.	10,579,216	Ps.	654,007

        Segment information as of and for the year ended December 31, 2004:

Segment	Net sales to external customers		Inter- segment net sales		Operating income (loss)		Depreciation and amortization
Corn flour and packaged tortilla division (United States and Europe)	Ps.	12,682,947	Ps.	—	Ps.	1,257,241	Ps.	513,513
Corn flour division (Mexico)		5,606,190		180,603		450,781		253,755
Corn flour, wheat flour and other products (Venezuela)		3,299,810		—		183,945		79,448
Other		3,371,353		430,303		4,065		149,969
Other reconciling items		32,182		(610,906)		43,888		58,757

Total	Ps.	24,992,482	Ps.	—	Ps.	1,939,920	Ps.	1,055,442

Segment	Total assets		Total liabilities		Expenditures for long-lived assets
Corn flour and packaged tortilla division (United States and Europe)	Ps.	9,126,509	Ps.	3,398,988	Ps.	1,038,979
Corn flour division (Mexico)		7,468,491		1,364,232		60,131
Corn flour, wheat flour and other products (Venezuela)		3,056,013		1,490,518		88,332
Other		3,798,607		578,636		90,209
Other reconciling items		1,759,206		4,615,531		1,839

Total	Ps.	25,208,826	Ps.	11,447,905	Ps.	1,279,490

        The following table presents the details of "Other reconciling items" for operating income:

Other reconciling items	2002		2003		2004
Corporate expenses	Ps.	(36,056)	Ps.	(59,838)	Ps.	38,522
Elimination of inter-business unit transactions		42,502		85,967		5,366

	Ps.	6,446	Ps.	26,129	Ps.	43,888

        Additionally, a summary of information by geographic segment is as follows:

	2002		%	2003		%	2004		%
NET SALES TO EXTERNAL CUSTOMERS:
United States and Europe	Ps.	9,906,504	47	Ps.	11,127,010	48	Ps.	12,682,947	51
Mexico		7,237,202	35		7,738,839	33		7,783,453	31
Venezuela		2,636,870	13		3,307,777	14		3,299,810	13
Central America		1,152,119	5		1,137,476	5		1,226,272	5

	Ps.	20,932,695	100	Ps.	23,311,102	100	Ps.	24,992,482	100

IDENTIFIABLE ASSETS:
United States and Europe	Ps.	8,229,924	34	Ps.	8,220,151	35	Ps.	9,126,509	36
Mexico		11,938,114	49		11,540,237	48		12,053,087	48
Venezuela		2,768,201	12		2,821,387	12		3,056,013	12
Central America		1,237,576	5		1,073,471	5		973,217	4

	Ps.	24,173,815	100	Ps.	23,655,246	100	Ps.	25,208,826	100

CAPITAL EXPENDITURES FOR THE YEAR:
United States and Europe	Ps.	524,347	67	Ps.	425,766	65	Ps.	1,038,979	81
Mexico		248,631	32		189,769	29		152,179	12
Venezuela		—	0		38,472	6		88,332	7
Central America		7,852	1		—	0		—	0

	Ps.	780,830	100	Ps.	654,007	100	Ps.	1,279,490	100

18.    FINANCIAL INSTRUMENTS

  A)
  FAIR VALUE OF FINANCIAL INSTRUMENTS

        The carrying amounts of cash and temporary investments, accounts receivable, refundable taxes, trade accounts payable, short-term bank loans, current portion of long-term debt and accrued liabilities and other payables approximate their fair value, due to their short maturity. In addition, the net book value of accounts receivable and refundable taxes represent the expected cash flow to be received.

        The estimated fair value of the Company's financial instruments is as follows:

	Carrying amount		Fair value
At December 31, 2003:
Liabilities: Senior unsecured notes in U.S. dollars bearing interest at annual rate of 7.625%	Ps.	2,842,877	Ps.	2,983,031
Liabilities: Interest rate swap		53,434		53,434
Stockholder's equity: Equity swap		276,636		343,634
Stockholders' equity: Call option		66,904		99,143
	Carrying amount		Fair value
At December 31, 2004:
Liabilities: Senior unsecured notes in U.S. dollars bearing interest at annual rate of 7.75%	Ps.	3,345,000	Ps.	3,690,873
Liabilities: Senior unsecured notes in U.S. dollars bearing interest at annual rate of 7.625%		563,543		599,892
Liabilities: Exchange rate forward contract		1,408		1,408
Assets: Derivative financial instruments		1,918		1,918

        Fair values were determined as follows:

  •
  The fair value of debt is estimated based on quoted market prices for similar issues or on current rates available to the Company for debt of the same maturity and similar terms.

  •
  The fair value of the equity swap and the call option is estimated based on quoted market prices of the share in the Mexican Stock Market and on the agreement terms.

  •
  The carrying value of the remainder of the long-term debt was similar to its fair value.

  B)
  HEDGES

        The Company has entered into futures contracts for certain key production requirements such as gas and some raw materials in order to minimize the risk in price fluctuations. These contracts are short-term and do not exceed the maximum production requirements for a one-year period.

        The futures contracts for inventories and grains are classified as cash flow hedges or fair value hedges.

        For the cash flow hedges, the effective portion of the gains or losses is recognized as the comprehensive income within stockholders' equity and reclassified to income in the period or periods in which the commitment or transaction affects them (for raw materials hedges, when the inventories are sold and for gas hedges, when the energy is used). As of December 31, 2004, the Company recognized gains in the valuation of these instruments amounting to

Ps.27,719 (Ps.19,601 net of taxes) from cash flow hedges which were registered as comprehensive income within stockholders' equity. The Company expects to recognize these gains in income in the next 12 months. The Company did not determine ineffectiveness in these hedges. As of December 31, 2003 the gain or loss from these hedges was recognized when they were paid and was not significant.

        During 2004, the Company entered into hedge contracts for several commitments to purchase raw materials. These contracts were classified as fair value hedges; therefore, in 2004, gains were recognized in income for a total amount of Ps.20,304. At December 31, 2004, the Company has outstanding fair value hedge contracts for an amount of Ps. 1,918.

        The Company uses derivative financial instruments such as interest rate swaps to hedge its long term debt which matures in 2007 and bears interest at an annual rate of 7.625%. This hedge considers the risk created by changes in the market value conferred to interest rate fluctuations, converting the debt from a fixed rate (7.625%) to a variable rate (LIBOR plus 2.035%). Additionally, the Company entered into an agreement to receive a fixed interest rate of 5.1525% through 2004 and 5.485% from 2005 through 2007 and to pay LIBOR rate.

  C)
  CONCENTRATION OF CREDIT RISK

        The financial instruments which are potentially subject to a concentration of risk are principally cash, temporary investments and trade accounts receivable. The Company deposits its cash and temporary investments in recognized financial institutions. The concentration of the credit risk with respect to trade receivables is limited since the Company sells its products to a large number of customers located in different parts of Mexico, United States, Central America, Venezuela and Europe. The Company maintains reserves for potential credit losses.

        Operations in Venezuela represented 13.2% of sales in 2004. The severe political and economic situation in Venezuela presents a risk to business that we cannot control and that cannot be accurately measured or estimated. The April 2002 coup, which ousted President Hugo Chávez from office for two days, marked the climax of the political instability that continued throughout 2003 and 2004. In addition, a nationwide general strike that began in early December 2002 and lasted for approximately two months caused a significant reduction on oil production in Venezuela, and has had a material adverse effect on Venezuela's oil-dependent economy. Inflation in Venezuela reached 27.08% and 19.18% in 2003 and 2004, respectively. The Venezuelan bolivar depreciated 14.01% and 20% against the U.S. dollar during 2003 and 2004, respectively.

        In February 2003, in response to the general strike and in an effort to shore up the economy and control inflation, Venezuelan authorities imposed foreign exchange and price controls on certain products. On February 6, 2003, the Venezuelan government set a single fixed exchange rate for the bolivar against the U.S. dollar of 1,600 bolivars to U.S. $1.00. On February 11, 2003, the Venezuelan government established price controls on products such as corn flour and wheat flour.

        In February 9, 2004 the Venezuelan government set a single fixed exchange rate of 1,920 bolivars to U.S. $1.00. At the same time, an adjustment was made to the prices of some food products subject to price controls, including products manufactured and distributed by our operations in Venezuela.

        In August 2004, a referendum took place for the revocation or ratification of President Hugo Chávez; the result was favorable for Chávez, who will continue in his position until December 2006 according to Venezuelan Law, having the option to be reelected at the end of his term for a another period of 6 years.

19.    RELATED PARTY TRANSACTIONS

        The Company owns a 10.8557% interest in GFNorte, a Mexican financial institution. In the normal course of business, the Company obtains long-term financing from GFNorte and other subsidiaries of this institution at market rates and terms. During 2004, the Company did not obtain financing from GFNorte subsidiaries.

        As of December 31, 2003 and 2004, the Company had accounts payable to Archer-Daniels-Midland (ADM) of Ps.53,834 and Ps.63,634, respectively, and are included in trade accounts payable. During 2002, 2003 and 2004, the Company purchased inventory ingredients from ADM, amounting to U.S. $84 million (Ps.935,760), U.S. $111 million (Ps.1,238,367) and U.S.$103 million (Ps.1,147,531) respectively.

20.    RECENT ACCOUNTING PRONOUNCEMENTS

        In December 2003, the MIPA issued Bulletin D-3, "Labor Liabilities" ("Bulletin D-3"), which is effective as of January 1, 2005. Bulletin D-3 establishes rules for the calculation of the cost and liability for retirement benefit plans, as well as guides for the valuation of liabilities for early reduction or extinction of benefits in a retirement plan. Additionally, this bulletin provides the requirements of valuation, presentation and disclosure for other post-retirement benefits and for compensations at the end of the labor relationship. The Company's management estimates that the adoption of this bulletin will require the recognition of a liability of approximately Ps 73,171 which will be charged to income.

21.    DIFFERENCES BETWEEN MEXICAN GAAP AND U.S. GAAP

        The Company's consolidated financial statements are prepared in accordance with Mexican GAAP, which differ in certain significant respects from U.S. GAAP. The Mexican GAAP consolidated financial statements include the effects of inflation as provided for under Bulletin B-10 (see Note 3-D), including the Fifth Amendment to Bulletin B-10 and Bulletin B-15, whereas financial statements prepared under U.S. GAAP are presented on a historical cost basis. The reconciliation to U.S. GAAP includes a reconciling item for the effect of applying the Fifth Amendment to Bulletin B-10 and Bulletin B-15 restatement to Mexican pesos of constant purchasing power as of December 31, 2004 because, as described below, these provisions of inflation accounting under Mexican GAAP do not meet the consistent reporting currency requirements of Regulation S-X. The U.S. GAAP adjustments have been determined based on Mexican NCPI factors. The reconciliation does not include the reversal of other Mexican GAAP inflation accounting adjustments as they represent a comprehensive measure of the effects of price-level changes in the inflationary Mexican economy and, as such, are considered a more meaningful presentation than historical cost-based financial reporting for both Mexican and U.S. accounting purposes.

        The principal differences, other than inflation accounting, between Mexican GAAP and U.S. GAAP and the effect on consolidated net income and consolidated stockholders' equity are presented below, with an explanation of the adjustments.

	Year ended December 31,
	2002	2003	2004
Reconciliation of net income:
Net majority income under Mexican GAAP	Ps. 429,248	Ps. 498,741	Ps. 923,180

U.S. GAAP adjustments:
Depreciation expense (See C)	(63,137)	(55,809)	(64,520)
Impairment loss in the carrying value of idle assets (See C)	—	—	63,321
Preoperating expenses and other deferred costs (See D)	2,893	17,226	13,784
Capitalized comprehensive financing costs (See E)	2,995	2,885	3,000
Sale-leaseback transaction (See F):
Interest expense	(17,521)	(17,205)	(14,841)
Rental and depreciation expense, net	8,766	8,472	6,277
Amortization of excess of cost over book value (See G)	19,342	18,636	—
Deferred income taxes (See H)	28,779	(12,405)	85,707
Deferred employees' statutory profit sharing (See H)	515	(366)	(1,375)
Effect of U.S. GAAP adjustments on equity method investee (See M)	(68,055)	(88,682)	(39,600)
Negative goodwill (See I):
Amortization of excess of book value over cost	(180,582)	—	—
Depreciation expense	53,570	53,271	55,388
Derivative financial instruments (See J)	—	86,402	—
Goodwill and indefinite-lived intangible assets (See K)	114,420	77,321	12,087
Loss on early extinguishment of debt (See L)	—	—	(255,419)
Monetary position gain resulting from U.S. GAAP adjustments	395	(88)	(70)
Effects of Bulletin B-15 restatement (See A)	618	23,381	—

Total U.S. GAAP adjustments	(97,002)	113,039	(136,261)

Minority interest (See B)	6,691	7,842	(9,679)

Net income under U.S. GAAP	Ps. 338,937	Ps. 619,622	Ps. 777,240

Basic and diluted earnings per share (in pesos)	Ps. 0.76	Ps. 1.39	Ps. 1.73

Weighted average shares outstanding (thousands)	446,202	445,098	450,306

	As of December 31,
	2003	2004
Reconciliation of stockholders' equity:
Stockholders' equity under Mexican GAAP	Ps. 13,076,030	Ps. 13,760,921

U.S. GAAP adjustments:
Property, plant and equipment (See C)	365,574	431,151
Preoperating expenses and other deferred costs (See D)	(24,541)	(13,069)
Capitalized comprehensive financing cost (See E)	(14,425)	(11,998)
Sale-leaseback transaction (See F)	(66,478)	(73,746)
Excess of cost over book value (See G)	(149,100)	(155,026)
Deferred income taxes (See H)	(50,670)	33,024
Deferred employees' statutory profit sharing (See H)	2,048	684
Effect of U.S. GAAP adjustments on equity method investee (See M)	(293,581)	(329,786)
Negative goodwill (See I)	(836,258)	(814,099)
Derivative financial instruments (See J)	112,650	—
Goodwill and indefinite-lived intangible assets (See K)	178,881	193,797
Extinguishment of debt (See L)	—	(255,419)
U.S. GAAP adjustments attributable to minority interest	(52,991)	(79,197)
Minority interest under Mexican GAAP (See B)	(2,895,814)	(2,916,477)
Effects of Bulletin B-15 restatement (See A)	371,576	—

Total U.S. GAAP adjustments	(3,353,129)	(3,990,161)

Stockholders' equity under U.S. GAAP	Ps. 9,722,901	Ps. 9,770,760

        A summary of the Company's statement of changes in stockholders' equity with balances determined under U.S. GAAP is as follows:

Balance at December 31, 2003	Ps. 9,722,901
Net purchases of Company's common stock	194,018
Dividends paid	(326,082)
Deferred loss on hedging activity	(38)
Recognition of inflation effects for the year	(581,529)
Foreign currency translation adjustments	(15,750)
Net income for the year	777,240

Balance at December 31, 2004	Ps. 9,770,760

        A summary of the Company's stockholders' equity after the U.S. GAAP adjustments described above as of December 31, 2003 and 2004 is as follows:

	2003	2004
Capital stock	Ps. 11,469,764	Ps. 11,633,015
Additional paid-in capital	3,386,304	3,458,868
Retained earnings	7,448,229	7,857,590
Accumulated other comprehensive loss	(12,581,396)	(13,178,713)

Total stockholders' equity under U.S. GAAP	Ps. 9,722,901	Ps. 9,770,760

  A)
  EFFECTS OF BULLETIN B-15 RESTATEMENT

        As disclosed in Note 3-C, the Company adopted the provisions of Bulletin B-15, which allows the restatement of information for prior periods for comparison purposes to information of the most current period presented, based on a weighted average restatement factor that reflects the relative inflation and currency exchange movements of the countries in which the Company operates. The restatement provisions of Bulletin B-15 do not meet the Regulation S-X requirement that the financial statements be stated in the same currency for all periods, because changes in foreign currency exchange rates are included in the restatement factor. The U.S. GAAP adjustments to net income and stockholders' equity reflect the difference between restating these prior periods, including the U.S. GAAP adjustments, to December 31, 2004 constant pesos utilizing the Mexican NCPI and the weighted average restatement factor. See Note 21-R for summarized financial information prepared on a U.S. GAAP basis restated to December 31, 2004 constant pesos utilizing the Mexican NCPI.

  B)
  MINORITY INTEREST

        Under Mexican GAAP, the minority interest in consolidated subsidiaries is presented as a separate component within stockholders' equity in the consolidated balance sheet. For U.S. GAAP purposes, the minority interest is not included in stockholders' equity.

  C)
  PROPERTY, PLANT AND EQUIPMENT

        Mexican GAAP allows companies the option of using a specific index, which contemplates inflation and currency exchange movements in the restatement of machinery and equipment and the related depreciation expense if such machinery and equipment is of foreign origin. The Company has elected to apply a specific index to fixed assets of foreign origin for the purposes of determining the restated balances under Mexican GAAP. For U.S. GAAP purposes, the use of a specific index, which contemplates currency exchange changes, is not in accordance with the historical cost concept nor does it present financial information in a constant reporting currency. The impact on the net carrying value of fixed assets of restating fixed assets of foreign origin utilizing the Mexican NCPI for U.S. GAAP purposes increases stockholders' equity as of December 31, 2003 and 2004 by Ps. 487,041 and Ps. 520,997, respectively.

        Under Mexican GAAP, depreciation on idle equipment is not required if the carrying value is expected to be recovered and are subject to an impairment review. Under U.S. GAAP, those assets should continue be depreciated and subject to an impairment review. Therefore, the adjustment to property, plant and equipment decreases stockholder's equity as of December 31, 2003 and 2004 by Ps.121,467 and Ps.153,167, respectively.

        During 2004, under Mexican GAAP, the Company recognized an impairment loss amounting to Ps. 63,321 in the value of certain idle assets that were not being depreciated. Consequently, the carrying value of these idle assets as of December 31, 2004 totaled Ps. 360,684. Under US GAAP, no impairment was recognized given that the depreciation of these assets has not ceased and the carrying value as of December 31, 2004 amounts to Ps. 281,766, therefore, the impairment recognized for Mexican GAAP purposes has been reversed.

  D)
  PREOPERATING EXPENSES AND OTHER DEFERRED COSTS

        As of December 31, 2002, under Mexican GAAP, preoperating expenses incurred were permitted to be capitalized and amortized by the Company over the period of time estimated to generate the income necessary to recover such expenses. The Company defined this period as 12 years based on prior experience. Starting January 1, 2003, under Mexican GAAP, only preoperating expenses incurred during the development stage are capitalized, whereas preoperating expenses identified as research are expensed as incurred. Additionally, the preoperating expenses capitalized until January 1, 2003 are continuing to be amortized using the straight-line method over a period not to exceed 12 years. Under US GAAP, such expenses should be treated as period expenses.

        The U.S. GAAP equity adjustments of Ps.24,541 and Ps.13,069 decrease intangible assets presented in the balance sheets as of December 31, 2003 and 2004, respectively.

  E)
  COMPREHENSIVE FINANCING COSTS

        Under Mexican GAAP, comprehensive financing costs, including interest expense, foreign exchange gains or losses and monetary position of the related debt for major construction projects, are capitalized as part of the assets during the construction period. Under U.S. GAAP, monetary position and foreign exchange gains and losses on U.S. dollar or other stable currency borrowings are excluded from capitalized interest.

  F)
  SALE-LEASEBACK TRANSACTION

        Under Mexican GAAP, a sale-leaseback transaction that involves real estate is recognized with the use of the general criteria established for capital and operating lease transactions. Based upon these criteria, a sale-leaseback of real estate was recorded by the Company as an operating lease. Under U.S. GAAP, Statement of Financial Accounting Standards ("SFAS") No. 98, such a transaction would be recognized as a capital lease because a continuing involvement from the seller-lessee is present, and consequently, the risks and benefits of the property are not transferred to the buyer-lessor. The U.S. GAAP balance sheet as of December 31, 2003 and 2004 would reflect increases in fixed assets, net, of Ps.140,586 and Ps.108,099 (net of accumulated depreciation of Ps. 66,478 and Ps.73,746, respectively), respectively, and long-term debt increases of Ps.207,064 and Ps.181,845, respectively.

        The capital lease under U.S. GAAP has a 15-year term with an effective date of May 1, 1996. It requires minimum annual payments of approximately U.S.$3.2 million (Ps.36,171) for the year 2005, 2006 and 2007, and approximately U.S.$11.1 million (Ps.124,479) thereafter.

  G)
  AMORTIZATION OF EXCESS OF COST OVER BOOK VALUE

        Under Mexican GAAP, prior to the adoption of Bulletin B-7 (See Note 3-J), the excess of the purchase price over the proportionate book value of net assets acquired is recorded as "Excess of cost over book value" for all of the Company's acquisitions, including common control acquisitions. Under U.S. GAAP, transfers and exchanges between enterprises under common control are accounted for on a carry-over basis, and therefore, no such goodwill would be recorded. The U.S. GAAP equity adjustments of Ps.149,100 and Ps.155,026 decrease the excess of cost over book value presented in the balance sheet as of December 31, 2003 and 2004, respectively. There is no net income reconciliation adjustment in 2004 since the Company ceased amortizing goodwill under Mexican GAAP with the adoption of Bulletin B-7.

  H)
  DEFERRED INCOME TAXES AND EMPLOYEES' STATUTORY PROFIT SHARING

        Under Mexican GAAP, the Company adopted the provisions of revised Bulletin D-4 for the recognition of deferred tax assets and liabilities. The accounting treatment of Bulletin D-4 is in accordance with the comprehensive asset and liability method of SFAS No. 109 "Accounting for Income Taxes". The U.S. GAAP adjustments to net income and stockholders' equity reflect only the deferred income taxes and employees' statutory profit sharing generated by the other U.S. GAAP adjustments discussed elsewhere herein.

        Under the comprehensive asset and liability method of SFAS No. 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be reversed.

        For both Mexican and U.S. GAAP purposes, the financial statement carrying amounts utilized in the determination of the deferred tax assets and liabilities included the inflation adjustments described in Note 3-D, and their respective tax bases also included the effects of inflation based on tax regulations.

        The amounts of deferred income taxes charged or credited to net income for each year under SFAS No. 109 and as set forth in Issued 93-9 of the U.S. Financial Accounting Standards Board's Emerging Issues Task Force was determined based on the differences between the beginning and ending balances of the deferred tax assets or liabilities for each period, expressed in Mexican pesos of constant purchasing power.

        Income tax expense:

        The domestic and foreign components of income before taxes, employees' statutory profit sharing, equity in earnings of associated companies and minority interest reported under Mexican GAAP are as follows:

	Year ended December 31,
	2002		2003		2004
Domestic	Ps.	114,184	Ps.	(260,108)	Ps.	167,966
Foreign		979,331		1,385,660		1,418,279

	Ps.	1,093,515	Ps.	1,125,552	Ps.	1,586,245

        Provisions for domestic federal, foreign federal and state income taxes in the Mexican GAAP consolidated statements of income consist of the following components:

	Year ended December 31,
	2002		2003		2004
Current:
Domestic federal	Ps.	235,651	Ps.	48,346	Ps.	7,341
Foreign federal		72,207		245,304		363,309
Foreign state		6,911		22,176		34,442

	Ps.	314,769	Ps.	315,826	Ps.	405,092

Deferred:
Domestic federal	Ps.	37,721	Ps.	201,590	Ps.	280,327
Foreign federal		215,774		153,383		65,326
Foreign state		44,431		13,089		12,633

	Ps.	297,926	Ps.	368,062	Ps.	358,286

Total income taxes	Ps.	612,695	Ps.	683,888	Ps.	763,378

        The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liabilities at December 31, 2003 and 2004, are as follows:

	2003	2004
Deferred tax assets:
Net operating loss carryforwards and other tax credits	Ps. 1,217,334	Ps. 814,122
Customer advances and accrued liabilities	259,343	135,048
Intangible assets (c)	162,999	122,171
Other	144,350	124,023

Total gross deferred tax assets	1,784,026	1,195,364

Deferred tax liabilities:
Property, plant and equipment, net (a)	2,199,800	1,822,006
Inventories (b)	499,782	433,885
Investment in partnership and equity method investee	149,457	383,594
Other assets	35,696	17,730

Total gross deferred tax liabilities	2,884,735	2,657,215

Net deferred tax liability under U.S. GAAP	1,100,709	1,461,851
Net deferred tax liability under Mexican GAAP	1,050,039	1,494,875

Adjustment for U.S. GAAP	Ps.50,670	Ps.(33,024)

(a)
Principally due to the differences between restated book and tax basis, including depreciation and capitalized interest.

(b)
Principally due to the expensing of purchases for Mexican tax purposes.

(c)
Reflects a prepaid asset resulting from an intercompany transaction.

        A summary of the deferred tax liability (asset) balances on a U.S. GAAP basis are as follows:

	2003		2004
Current:
Deferred tax asset	Ps.	(403,693)	Ps.	(259,071)
Deferred tax liability		529,160		433,885

		125,467		174,814

Non-current:
Deferred tax asset		(1,380,333)		(997,495)
Deferred tax liability		2,355,575		2,284,532

		975,242		1,287,037

Total	Ps.	1,100,709	Ps.	1,461,851

        The provision for income tax on a U.S. GAAP basis is as follows:

	2002		2003		2004
Current	Ps.	(314,769)	Ps.	(315,826)	Ps.	(405,092)
Deferred		(269,147)		(380,467)		(272,579)

	Ps.	(583,916)	Ps	(696,293)	Ps.	(677,671)

        In addition, the Company has established a deferred liability for U.S. GAAP purposes of Ps.28,941 and Ps.24,989, at December 31, 2003 and 2004, respectively, relating to employees' statutory profit sharing.

  I)
  NEGATIVE GOODWILL

        Under Mexican GAAP, prior to the adoption of Bulletin B-7 (See Note 3-J), the excess of the net book value of identifiable assets acquired over their purchase price is recorded as "Excess of book value over cost of subsidiaries acquired, net" and is permitted to be amortized over a period of time not to exceed 5 years.

        Under U.S. GAAP, the excess of the fair value over the net book value of acquired identifiable assets is allocated to the book value of the non-monetary assets acquired. Once the book value has been reduced to zero, any unallocated amounts are recorded in earnings.

        As of December 31, 2003 and 2004, the U.S. GAAP equity adjustment of Ps.836,258 and Ps.814,099 respectively, decrease the net fixed assets in the same amounts.

  J)
  DERIVATIVE FINANCIAL INSTRUMENTS

        Until December 31, 2003, under Mexican GAAP, when a company is engaged in hedging activities, the corresponding derivative financial instruments must be valued utilizing the same criteria used for the assets or liabilities that are being hedged. Changes in the fair value of derivatives are recognized in the income statement, net of costs, expenses or earnings from the assets or liabilities being hedged and the gain or loss is recognized when the hedge item is realized. Derivative financial instruments held for purposes other than hedging are recognized at their fair value with the difference between the initial and year-end fair value of the derivative assets and liabilities recognized in income, except for those financial instruments related with the Company's own shares, which is recorded as a component of equity.

        Under U.S. GAAP, all derivative instruments must be recorded on the balance sheet at fair value. On the date the derivative contracts are entered into, the Company designates the derivative as either (a) a fair value hedge or (b) a cash flow hedge. For cash-flow hedge transactions, changes in the fair value of the derivative instrument are reported in other comprehensive income. The gains and losses on cash flow hedge transactions that are reported in other comprehensive income are reclassified to earnings in the periods in which earnings are affected by the variability of the cash flows of the hedged item. For fair value hedge transactions changes in the fair value for both the hedging instrument and the hedged item are recognized in income in the period in which they occur. Derivative instruments not designated as hedge are marked to market and the impact of such is recognized in current period earnings.

        At December 31, 2003, the Company realized gains of Ps. 18,943, from cash flow hedges related to corn futures contracts; these gains are deferred and reported in other comprehensive income. These deferred gains related to cash flow hedges were recognized in 2004.

        As described in Note 13-D, during 2003 the Company has entered into various equity swap and call option agreements indexed to the Company's own stock. Under Mexican GAAP, the Company has recorded the fair value of these financial instruments on the balance sheet with the difference between the initial and year-end fair value as a component of equity. Under U.S. GAAP, the fair value of such contracts has been recognized in income due to the nature of the contractual settlement provisions.

        Starting January 2004, the Company adopted the provisions under Mexican GAAP of Bulletin C-10 "Derivative Financial Instruments and Hedge Operations". As a result of this adoption, all derivative financial instruments that are not considered as hedges are recognized at fair value, which is represented initially by the price paid and, for subsequent valuations, by the market price. This valuation is recognized in income.

        For cash flow hedge transactions, changes in the market value of the derivative financial instrument are recognized as other comprehensive income in stockholder's equity, based on the evaluation of the hedge effectiveness. Gains or losses in cash-flow hedge transactions that are recognized as other comprehensive income shall be reclassified as income for the periods when the commitment or the projected transaction affects them. For fair value hedge contracts, the valuation gain or loss is recognized in income.

        As stated in Note 18-B, the Company entered into two interest rate swap contracts to hedge its long-term debt, which matures in 2007. SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" does not permit synthetic instrument accounting, consequently, for U.S. GAAP purposes, both contracts have been treated as speculative contracts and have been recorded at fair value, with the offsetting changes in their fair value reported in earnings and therefore the impact under U.S. GAAP and Mexican GAAP was similar.

  K)
  GOODWILL AND INDEFINITE-LIVED INTANGIBLE ASSETS

        Under U.S. GAAP, effective January 1, 2002, the Company adopted the provisions of SFAS No. 142, "Goodwill and Other Intangible Assets" ("SFAS No. 142"). Under SFAS No. 142, goodwill and indefinite-lived intangible assets are no longer amortized but are reviewed for impairment on an annual basis at the reporting unit level.

        Goodwill impairment test is performed in two phases. The first step of the goodwill impairment test compares the fair value of the reporting unit with its carrying value, including goodwill. If the fair value of the reporting unit exceeds its carrying value, goodwill of the reporting unit is considered not impaired; however if the carrying value of the reporting unit exceeds its fair value, an additional procedure must be performed. The additional procedure compares the implied fair value of the reporting unit (as defined by SFAS No. 142) with the carrying amount of that goodwill. An impairment loss is recorded to the extent that the carrying amount of goodwill exceeds its implied fair value. The Company estimates fair values based on the discounted cash flows approach. Considerable management judgment is necessary to estimate discounted future cash flows. Assumptions used for these cash flows are consistent with internal forecasts.

        Intangible assets that are not subject to amortization shall be tested for impairment annually or more frequently if events or changes in circumstances indicate that the asset might be impaired. The impairment test consists of a comparison of the fair value of an intangible asset with its carrying amount. If the carrying amount of an intangible asset exceeds its fair value, an impairment loss is recognized in an amount equal to that excess. After an impairment loss is recognized, the adjusted carrying amount of the intangible asset shall be its new accounting basis.

        Under Mexican GAAP, until January 1, 2003, all intangible assets were amortized over their estimated useful life. Bulletin C-8 "Intangible Assets" was adopted starting January 1, 2003, and consequently, certain intangible assets (excluding goodwill) were recognized as having indefinite lives and were no longer amortized. Accordingly, amortization of indefinite-lived intangible assets ceased in 2002 for U.S. GAAP and in 2003 for Mexican GAAP. As mentioned in Note 3-J, Bulletin B-7 "Business Combinations" was adopted starting January 1, 2004, consequently, under Mexican GAAP goodwill should no longer be amortized, but subject to annual impairment tests. Accordingly, goodwill amortization ceased in 2002 for U.S. GAAP and in 2004 for Mexican GAAP.

        Due to the application of Bulletin C-15 "Impairment in the Value of Long-Lived Assets and Their Disposal", during 2004 the Company recognized in income an impairment loss in the value of intangible assets and goodwill for Ps. 6,476 and Ps. 5,611, respectively. Under U.S. GAAP, these assets had been written off in previous years.

        The U.S. GAAP equity adjustment of Ps. 178,881 and Ps. 193,797 increases the excess of cost over book value in Ps. 176,649 and Ps. 185,157 and intangible assets in Ps. 2,232 and Ps. 8,640 as of December 31, 2003 and 2004, respectively, as a result of the above items.

  L)
  EXTINGUISHMENT OF DEBT

        As mentioned in Note 10, on December 2004, the Company issued perpetual notes for a total of Ps. 3,345,000 (U.S. $300,000 thousand) which pay interest quarterly at 7.75% annual rate. The proceeds were used mainly to repay U.S.$200 million of the 7.625% senior unsecured notes due October 2007. For the early redemption of the senior unsecured notes, the Company paid a premium of Ps.255,419. Under Mexican GAAP, this premium was recognized in intangible assets as debt issuance costs of the perpetual notes and will be amortized using the straight-line method over a period of 20 years.

        Under U.S. GAAP, this premium was recognized in income. The perpetual notes represented a new debt instrument, since the exchange was not done with the holders of the old senior unsecured notes. In addition, under U.S. GAAP, all previously unamortized debt issuance costs related to the old senior unsecured notes was also written off.

  M)
  SUPPLEMENTAL BALANCE SHEET INFORMATION

  •
  Securities of related parties:

        The investment in common stock of GFNorte is accounted for under the equity method, because the Company has significant influence over the investee due to its representation on the Board of Directors of GFNorte and the equity interest of GRUMA's principal shareholder in GFNorte. The effect of applying U.S. GAAP adjustments to the equity investment has been included in the Company's U.S. GAAP reconciliation, and principally result from differences in accounting for loan loss reserves, deferred start-up costs, and deferred income taxes.

        During 2003 and 2004, the Company received dividends from GFNorte amounting to Ps. 55,357 and Ps. 40,844, respectively,

        Condensed financial information for GF Banorte as of and for the years ended December 31:

	2003		2004
Cash and cash equivalents	Ps.	32,418,928	Ps.	39,364,922
Investment securities		19,882,789		19,898,048
Net loan portfolio		156,259,689		101,365,155
Property, furniture and equipment, net		6,024,304		5,940,998
Total assets		224,807,096		176,219,628
Deposits		171,299,078		128,397,879
Bank and other entity loans—current		19,197,913		11,416,426
Bank and other entity loans—noncurrent		11,716,555		11,617,132
Total liabilities		209,663,701		159,850,183
Majority interest		14,203,838		15,495,439
Minority interest		939,557		874,006
	2002		2003		2004
Interest income	Ps.	26,646,024	Ps.	23,631,093	Ps.	25,383,283
Interest expense		(17,388,862)		(14,505,223)		(15,388,285)
Income from continuing operations		1,952,808		2,491,462		2,804,804
Net income		2,208,924		2,339,417		2,621,149
  •
  Other current liabilities:

        Included within accrued liabilities and other payables as of December 31, 2003 and 2004 are accrued compensation costs (Ps.405,811 and Ps. 415,935 in 2003 and 2004, respectively) and accrued advertising costs (Ps.193,458 and Ps.192,502 in 2003 and 2004, respectively).

  •
  Other stockholders' equity:

        Included within retained earnings as of December 31, 2003 and 2004 are undistributed earnings of GF Banorte amounting to approximately Ps.1,497,309 and Ps.1,749,326, respectively.

  •
  Computer software:

        Depreciation expense for the years ended December 31, 2002, 2003 and 2004 amounted to Ps.80,991, Ps.92,724 and Ps.90,768, respectively, on capitalized computer software cost.

  N)
  SUPPLEMENTAL INCOME STATEMENT INFORMATION

  •
  Advertising costs:

        Advertising costs, included in selling, general and administrative expenses, are expensed when the advertising first takes place. Advertising expense was Ps.544,820, Ps.641,861 and

Ps.668,655 for the years ended December 31, 2002, 2003 and 2004, respectively. The Company had Ps.6,527 and Ps.25,332 of prepaid advertising costs reported as prepaid expenses as of December 31, 2003 and 2004, respectively.

  •
  Shipping and handling costs:

        Shipping and handling costs are included in selling, general and administrative expenses and amounted to Ps.1,104,321, Ps.1,165,228 and Ps.1,268,299 for the years ended December 31, 2002, 2003 and 2004.

  •
  Operating income:

        Under U.S. GAAP, certain other income items included in the Mexican GAAP financial statements of the Company, such as ESPS and amortization of other deferred costs would be included in the determination of operating income. For the years ended December 31, 2002, 2003 and 2004, these items amounted to Ps. 77,741, Ps. 57,387 and Ps. 60,686, respectively.

  •
  Consumer and trade sales promotion expenses

        Under U.S. GAAP, the Company has classified certain consumer and trade sales promotion expenses, such as coupon redemption costs, cooperative advertising programs, new product introduction fees, feature price discounts and in-store display incentives as a reduction of revenue. For the years ended December 31, 2002, 2003 and 2004 these items amounted to Ps. 159,642, Ps. 203,072 and Ps. 206,175, respectively.

  O)
  SUPPLEMENTAL CASH FLOW INFORMATION

        Mexican GAAP Bulletin B-12 issued by the MIPA specifies the appropriate presentation of the statements of changes in financial position. Under Bulletin B-12, the sources and uses of resources are determined based upon the differences between beginning and ending financial statement balances in Mexican pesos of constant purchasing power. Under U.S. GAAP, a statement of cash flow is required, which presents only cash movements and excludes non-cash items.

        The following presents a price-level adjusted statement of cash flows, after considering the impact of U.S. GAAP adjustments in conformity with the AICPA SEC Regulations Committees' International Practice Task Force recommendation.

	Year ended December 31,
	2002		2003		2004
Operating activities:
Net income	Ps.	338,937	Ps.	619,622	Ps.	777,240
Minority interest		208,058		185,110		182,331

Consolidated income		546,995		804,732		959,571
Adjustments to reconcile net income to resources provided by operating activities:
Monetary position gain		(176,425)		(197,742)		(242,750)
Depreciation and amortization		1,064,729		1,069,245		1,047,790
Impairment of long-lived assets		68,257		17,974		165,288
Allowance for doubtful accounts		38,013		56,953		36,222
Account receivable for disposed subsidiaries		(159,691)		—		—
Equity in earnings of associated companies, less dividends received		(109,025)		(114,307)		(187,239)
Seniority premium		9,787		8,363		8,802
Loss on sale of fixed assets and other assets		—		54,809		—
Debt issuance costs cancelled due to early extinguishment of debt		—		—		23,790
Deferred income taxes and employees' statutory profit sharing		268,966		376,276		268,115

		1,551,606		2,076,303		2,079,589

Changes in working capital:
Restricted cash		1,495		380		647
Accounts receivable, net		(617,843)		(82,262)		(678,840)
Inventories		(325,995)		(854,776)		(530,533)
Prepaid expenses		29,260		(113,837)		(30,499)
Trade accounts payable		387,337		(184,761)		551,929
Accrued liabilities and other payable		64,168		399,812		101,578
Income taxes and employees' statutory profit sharing payable		(33,516)		5,449		3,943

		(495,094)		(829,995)		(581,775)

Net cash provided by operating activities		1,056,512		1,246,308		1,497,814

	Year ended December 31,
	2002		2003		2004
Investing activities:
Purchases of property, plant and equipment		(782,289)		(680,000)		(900,981)
Purchases of new facilities, net of cash		—		—		(384,218)
Proceeds from sale of property, plant and equipment		170,628		12,120		189,904
Trust funds for research and development of technology		—		224,806		—
Deferred assets		(66,786)		(48,535)		(112,203)
Investments in common stock		58,267		—		—
Sale of marketable securities		—		210,168		—
Other		27,791		16,582		11,905

Net cash used in investing activities		(592,389)		(264,859)		(1,195,593)

Financing activities:
Proceeds from bank loans and long-term debt		1,977,023		2,110,637		4,553,511
Repayment of bank loans and long-term debt		(2,324,103)		(2,914,147)		(4,487,724)
Contributions by minority interest		—		147,497		94,128
Decrease of minority interest		—		(8,242)		(29,577)
Net purchases-sales of Company's common stock and derivative financial instruments		(95,470)		292,371		283,854
Dividends paid		(103,718)		(514,101)		(552,209)
Other		(67,554)		2,695		(11,348)

Net cash used in financing activities		(613,822)		(883,290)		(149,365)

Effect of inflation on cash and temporary investments		(13,201)		6,768		(53,187)
Net (decrease) increase in cash and temporary investments		(162,900)		104,927		99,669
Cash and temporary investments at beginning of year		446,384		283,482		388,409

Cash and temporary investments at end of year	Ps.	283,484	Ps.	388,409	Ps.	488,078

        During 2002, the Company had a non-cash activity in which it received marketable securities to settle a note receivable for an amount of Ps.210,168.

        Net cash flow from operating activities reflects cash payments and receipts for interest and income taxes as follows:

	Year ended December 31,
	2002		2003		2004
Interest paid	Ps.	573,823	Ps.	547,721	Ps.	549,452
Interest received		62,586		64,225		293,376
Income and asset taxes paid		429,988		367,560		530,358
Interest incurred		619,786		559,466		486,716
  P)
  COMPREHENSIVE INCOME

	Year ended December 31,
	2002		2003		2004
Comprehensive income (loss) is as follows:
Net income under U.S. GAAP	Ps.	338,937	Ps.	619,622	Ps.	777,240
Other comprehensive loss, net of taxes:
Deficit from restatement		(319,153)		(327,572)		(581,529)
Deferred (loss) gain on hedge activity		23,467		(57)		(38)
Foreign currency translation adjustments		(272,630)		64,164		(15,750)

Comprehensive (loss) income under U.S. GAAP	Ps.	(229,379)	Ps.	356,157	Ps.	179,923

        Foreign currency translation adjustments are presented net of tax benefits of Ps.122,393, Ps.61,579 and Ps.10,365 for the years ended December 31, 2002, 2003 and 2004, respectively.

        The components of accumulated other comprehensive loss are as follows as of December 31, 2003 and 2004:

	Foreign currency translation adjustments		Deferred (loss) gain on hedging activity		Deficit from restatement		Accumulated other comprehensive loss
Balance at December 31, 2002	Ps.	646,131	Ps.	19,696	Ps.	(12,983,758)	Ps.	(12,317,931)
Current period changes		64,164		(57)		(327,572)		(263,465)

Balance at December 31, 2003		710,295		19,639		(13,311,330)		(12,581,396)
Current period changes		(15,750)		(38)		(581,529)		(597,317)

Balance at December 31, 2004	Ps.	694,545	Ps.	19,601	Ps.	(13,892,859)	Ps.	(13,178,713)

  Q)
  VALUATION AND QUALIFYING ACCOUNTS

        The valuation and qualifying accounts are as follows:

        Allowance for doubtful accounts:

For the year ended December 31,	Balance at beginning of year		Additions charged to costs and expenses		Deductions		Balance at year-end
2002	Ps.	119,459	Ps.	37,940	Ps.	(55,889)	Ps.	101,510
2003		101,510		54,776		(47,091)		109,195
2004		109,195		36,222		(30,099)		115,318
  R)
  RESTATEMENT TO CONSTANT PESOS

        The following presents condensed financial information prepared on a U.S. GAAP basis restated to December 31, 2004 constant pesos utilizing the Mexican NCPI. As disclosed in Note 3-D, under Bulletin B-15, the Company restated prior year balances utilizing weighted average restatement factors. The difference in the factors applied to restate prior year information to December 31, 2004 constant pesos utilizing the Mexican NCPI were:

Year	Factor
2002	1.	00186
2003	1.	03974

  Condensed consolidated balance sheets as of December 31:

	Expressed in Thousands of Constant Mexican Pesos as of December 31, 2004
	2003		2004
Total current assets	Ps.	7,486,482	Ps.	8,097,502
Property, plant and equipment		13,347,751		12,924,780
Total assets		24,056,451		24,362,476
Short-term debt		547,713		544,298
Long-term debt		6,483,521		6,174,808
Total liabilities		11,267,548		11,596,042
Minority interest		3,066,002		2,995,674
Total stockholders' equity		9,722,901		9,770,760

        Condensed consolidated statements of income for the years ended December 31:

	Expressed in Thousands of Constant Mexican Pesos as of December 31, 2004
	2002		2003		2004
Net sales	Ps.	20,811,820	Ps.	24,026,418	Ps.	24,786,307
Gross profit		7,697,915		8,602,444		8,751,646
Operating income		1,563,497		1,870,307		1,893,164
Majority net income		338,937		619,622		777,240
  S)
  RECENTLY ISSUED ACCOUNTING STANDARDS

        In December 2004, the Financial Accounting Standards Board ("FASB") issued a revision to Statement of Financial Accounting Standards No. 123 ("SFAS No. 123R), "Share-Based Payment". SFAS No. 123R supersedes Accounting Principles Board Opinion No. 25 "Accounting for Stock Issued to Employees". SFAS No. 123R requires that all stock-based compensation, including options, be expensed at fair value as of the grant date over the vesting period. Companies will be required to use an option pricing model to determine compensation expense, consistent with the model used in the already required disclosures of SFAS No. 148 "Accounting for Stock-Based Compensation-Transition and Disclosure". SFAS No. 123R is effective for interim and fiscal periods beginning after June 15, 2005. The Company does not expect the adoption of this standard to have a significant impact on its financial condition or results of operations.

        In November 2004, the FASB issued SFAS No. 151 "Amendment of ARB No. 43, Chapter 4". This statement amends the guidance in Accounting Research Bulletin No. 43 "Inventory Pricing", to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage). This statement requires that those items be recognized as current-period charges regardless of whether they meet the criterion of "so abnormal". In addition, this statement requires that allocation of fixed production overhead to the costs of conversion be based on the normal capacity of the production facilities. SFAS No. 151 is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. The Company does not expect the adoption of this standard to have a significant impact on its financial condition or results of operations.

GRUMA, S.A. DE C.V. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS
As of December 31, 2004 (unaudited) and September 30, 2005 (unaudited)
(Expressed in thousands of Mexican pesos of constant purchasing power as of September 30, 2005)
(Notes 1 and 2)

	December 31, 2004 (Audited)		September 30, 2005 (Unaudited)
ASSETS
Current:
Cash	Ps.	183,733	Ps.	412,755
Cash equivalents		296,975		77,391
Restricted cash		483		237
Accounts receivable, net		3,164,739		3,442,711
Refundable taxes		424,539		540,892
Inventories (Note 5)		3,649,082		3,574,851
Prepaid expenses		255,672		235,802

Total current assets		7,975,223		8,284,639
Investments in common stock of associated companies		1,772,117		2,235,731
Property, plant and equipment, net		13,012,131		13,809,878
Intangibles assets, net		1,066,701		1,053,459
Excess of cost over book value of subsidiaries acquired, net		940,465		1,481,905
Other assets		61,529		65,395

TOTAL ASSETS	Ps.	24,828,166	Ps.	26,931,007

LIABILITIES
Current:
Bank loans	Ps.	422,179	Ps.	207,813
Current portion of long-term debt (Note 6)		91,333		87,014
Trade accounts payable		1,661,643		1,904,797
Accrued liabilities and other accounts payables		1,405,550		1,901,805
Income taxes payable		10,363		11,870
Employees' statutory profit sharing payable		14,822		9,477

Total current liabilities		3,605,890		4,122,776

Long-term debt (Note 6)		5,925,036		6,634,314
Deferred income taxes		1,472,302		1,504,901
Deferred employees' statutory profit sharing		25,285		33,440
Other liabilities		246,528		714,417

Total long-term liabilities		7,669,151		8,887,072

TOTAL LIABILITIES		11,275,041		13,009,848

Commitments and contingencies (Note 7)
STOCKHOLDERS' EQUITY
Majority interest (Note 8):
Common stock		4,563,775		4,575,894
Restatement of common stock		7,278,438		7,278,305

		11,842,213		11,854,199
Additional paid-in capital		3,612,521		3,626,060
		15,454,734		15,480,259
Deficit from restatement		(13,342,580)		(13,429,498)
Derivative financial instruments		19,305		4,739
Cumulative effect of a change in an accounting principle for deferred income taxes and employees' statutory profit sharing		(206,506)		(206,506)
Retained earnings:
Prior years		8,461,058		9,332,691
Net income for the period		909,239		845.905
Foreign currency translation adjustments		(614,557)		(947,255)

Total majority interest		10,680,693		11,080,335
Minority interest		2,872,432		2,840,824

TOTAL STOCKHOLDERS' EQUITY		13,553,125		13,921,159

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	Ps.	24,828,166	Ps.	26,931,007

The accompanying notes are an integral part of these condensed consolidated financial statements.

GRUMA, S.A. DE C.V. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME
For the nine-month periods ended September 30, 2004 and 2005
(Expressed in thousands of Mexican pesos of constant purchasing power as of September 30, 2005, except share and per share amounts)
(Notes 1 and 2)

	Nine-month periods ended September 30, (Unaudited)
	2004		2005
Net sales	Ps.	18,090,445	Ps.	19,473,837
Cost of sales		(11,601,472)		(12,675,064)

Gross profit		6,488,973		6,798,773
Selling, general and administrative expenses		(5,155,880)		(5,614,493)

Operating income		1,333,093		1,184,280

Comprehensive financing cost, net:
Interest expense		(369,862)		(435,110)
Interest income		136,752		33,965
Monetary position gain		158,369		227,053
Foreign exchange loss, net		(41,901)		(64,971)

		(116,642)		(239,063)

Other expenses, net		(221,510)		(110,590)

Income before income taxes, employees' statutory profit sharing, equity in earnings of associated companies, cumulative effect of the adoption of new accounting bulletin and minority interest		994,941		834,627

Income taxes:
Current		(384,331)		(362,503)
Deferred		(158,471)		52,848

		(542,802)		(309,655)

Employees' statutory profit sharing:
Current		(3,000)		(12,626)
Deferred		(160)		(612)

		(3,160)		(13,238)

Income before equity in earnings of associated companies, cumulative effect of the adoption of new accounting bulletin and minority interest		448,979		511,734
Equity in earnings of associated companies		189,590		476,344

Income before cumulative effect of the adoption of new accounting bulletin and minority interest		638,569		988,078
Cumulative effect of the adoption of a new accounting bulletin		—		(52,880)

Income before minority interest		638,569		935,198
Minority interest		(97,330)		(89,293)

Majority net income	Ps.	541,239	Ps.	845,905

Earnings per share from continuing operations (pesos)	Ps.	1.20	Ps.	2.00
Earnings per share from cumulative effect of the adoption of a new accounting bulletin (pesos)		—		(0.12)

Earnings per share (pesos)	Ps.	1.20	Ps.	1.88

Weighted average shares outstanding (thousands)		450,193		451,074

The accompanying notes are an integral part of these condensed consolidated financial statements.

GRUMA, S.A. DE C.V. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN
FINANCIAL POSITION
For the nine-month periods ended September 30, 2004 and 2005
(Expressed in thousands of Mexican pesos of constante purchasing power as of September 30, 2005)
(Notes 1 and 2)

	Nine-month periods ended September 30, (Unaudited)
	2004	2005
Operating activities:
Majority net income	Ps.541,239	Ps.845,905
Minority interest	97,330	89,293

Consolidated net income	638,569	935,198
Adjustments to reconcile net income to net resources provided by operating activities:
Depreciation and amortization	787,927	835,188
Impairment of long-lived assets	237,061	—
Equity in earnings of associated companies	(189,590)	(476,344)
Deferred income taxes and employees' statutory profit sharing	158,631	(52,236)
Cumulative effect of the adoption of a new accounting bulletin	—	52,880
Seniority premiums	6,859	10,697

	1,639,457	1,305,383

Changes in working capital:
Accounts receivable, net	(351,163)	(246,841)
Inventories	97,699	95,234
Prepaid expenses	(3,631)	4
Trade accounts payable	(36,251)	167,965
Accrued liabilities and other accounts payables	539,608	288,709
Income taxes and employee's statutory profit sharing payable	(15,196)	(4,752)
Restricted cash	637	246

	231,703	300,565

Net resources provided by operating activities	1,871,160	1,605,948

Financing activities:
Proceeds from bank loans and long-term debt	474,078	2,007,735
Repayment of bank loans and long-term debt	(1,184,126)	(1,533,409)
Proceeds from long-term notes payable	—	469,383
Contribution by minority interest	86,901	—
Decrease of minority interest	(27,587)	—
Net purchases and sales of Company's common stock and derivative financial operations	204,563	34,137
Dividends paid	(554,658)	(530,129)
Other	(46,984)	(113,033)

Net resources (used in) provided by financing activities	(1,047,813)	334,684

Investing activities:
Purchases of property, plant and equipment	(482,982)	(872,631)
Acquisition of subsidiaries, net of cash acquired	(316,150)	(1,023,534)
Sale of property, plant and equipment	156,471	—
Intangible assets	(2,813)	(19,596)
Other	43,299	(15,433)

Net resources used in investing activities	(602,175)	(1,931,194)

Net increase in cash and cash equivalents	221,172	9,438
Cash and cash equivalents at beginning of the period	367,924	480,708

Cash and cash equivalents at end of the period	Ps.589,096	Ps.490,146

The accompanying notes are an integral part of these condensed consolidated financial statements.

GRUMA, S. A. DE C. V. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

As of December 31, 2004 and September 30, 2005 (unaudited) and for the nine-month period ended September 30, 2004 and 2005 (unaudited)
(Expressed in thousands of Mexican pesos of purchasing power as of September 30, 2005, except where otherwise indicated)

1.    BASIS OF PRESENTATION

        The interim condensed consolidated financial statements of Gruma, S.A. de C.V. and its subsidiaries (collectively referred to as "the Company"), as of September 30, 2005, and for the nine months ended September 30, 2004 and 2005, are unaudited. In the opinion of the Company, all adjustments (consisting principally of normal recurring adjustments) necessary for a fair presentation of the consolidated financial statements have been included therein. The results of interim periods are not necessarily indicative of results for the entire year.

        For purposes of these interim unaudited condensed consolidated financial statements, certain information and disclosures, normally included in financial statements prepared in accordance with generally accepted accounting principles, have been condensed or omitted. These unaudited condensed consolidated statements should be read in conjunction with the audited consolidated financial statements and notes thereto for the years ended December 31, 2002, 2003 and 2004.

2.    RECOGNITION OF THE EFFECTS OF INFLATION

        The interim unaudited condensed consolidated financial statements of the Company have been prepared in accordance with generally accepted accounting principles in Mexico, as described in the audited consolidated financial statements. The unaudited condensed consolidated financial statements for the nine-month period ended September 30, 2004 and the year ended December 31, 2004 have been restated to Mexican pesos of constant purchasing power as of September 30, 2005, by using the weighted average factor prescribed by Bulletin B-15, which was 0.9817 for the consolidated statements of income and changes in financial position for the nine months ended September 30, 2004 and 0.9849 for the consolidated balance sheet as of December 31, 2004. The National Consumer Price Index (NCPI) comparison factor for both periods was 1.0359 and 1.0180, respectively.

        The National Consumer Price Index at the following date was:

September 30, 2004	110.602
December 31, 2004	112.550
September 30, 2005	114.574

3.    NEW OPERATIONS

  •
  During 2004, the Company acquired through its subsidiary Gruma Corporation, all the shares of Ovis Holding B.V., as described in the annual audited consolidated financial statements. Pursuant to the share purchase agreement, an earn-out payment was due on March 31, 2005, date in which the Company paid an initial amount of Ps.74,991 (U.S.$6,950,000) and in June 2005 an additional Ps.2,115 (U.S.$196,000) was paid to the sellers in a settlement agreement. Both of these cash payment amounts are recorded as an increase in the amount of Goodwill associated with Ovis Boske acquisition.

  •
  During 2005, the Company, through its subsidiary Gruma Corporation, entered into an asset purchase agreement to acquire all of the assets of the Mexican Food Division of CHS Inc. and Sparta Foods Inc. The Company paid Ps.425,504 (U.S.$39,435,000). The purchase price allocation is preliminary and is subject to change pending valuations of acquired assets and liabilities. The initial goodwill recorded totaled Ps.185,901.

  •
  In September 2005, the Company, through its subsidiary Gruma Corporation, entered into a stock purchase agreement to acquire all issued and outstanding shares of La Tapatia Norcal, Inc. for Ps.51,792 (U.S.$4,800,000). Under the terms of the agreement, Gruma Corporation initially paid Ps.8,093 (U.S.$750,000) with a final payment due in January, 2006 in the amount of Ps.43,699 (U.S.$4,050,000). The purchase price allocation is preliminary and is subject to change pending final valuations of acquired assets and liabilities. The initial goodwill recorded totaled Ps.44,552.

  •
  In August 2005, the Company, through its subsidiary Grupo Industrial Maseca, S.A. de C.V., entered into a stock purchase agreement to acquire all issued and outstanding shares of Agroinsa de México, S.A. de C.V. and Agroindustrias Integradas del Norte, S.A. de C.V. for Ps.468,928 (U.S.$43,100,000) Under the terms of the agreement, Grupo Industrial Maseca initially paid Ps.43,520 (U.S.$4,000,000) and has notes payable for Ps.39,571 (U.S.$3,637,000) due in August 2006 and 2007 and Ps.346,267 (U.S.$31,826,000) due in August 2008. Control of Agroinsa has been obtained by the Company on August 24, 2005 with the signature of the final stock purchase agreement and the exchange of the initial purchase consideration; therefore, the net assets acquired have been included in the interim consolidated financial statements, as well as the final purchase price payment obligation as accounts payable. The purchase price allocation is preliminary and is subject to change pending final valuations of acquired assets and liabilities. The initial goodwill recorded totaled Ps.224,370. The regulatory body in Mexico, the Mexican Federal Competition Commission ("Comisíon Federal de Competencia" or "the Commission"), is analyzing the acquisition. The Company has been providing all documentation requested by the Commission, which has not yet issued its final resolution.

4.    ADOPTION OF NEW ACCOUNTING BULLETIN IN 2005

        In December 2003, the MIPA issued a new version of Bulletin D-3, "Labor Obligations" ("Bulletin D-3"), which is effective as of January 1, 2005. Bulletin D-3 establishes rules for labor obligations related to formal and informal retirement benefit plans, as well as the basis for the quantification of costs and liabilities and valuation of labor obligations for reduction or anticipated extensions of the retirement benefits. Additionally, this Bulletin establishes regulations for valuation, presentation and disclosure for other postretirement benefits and for the retirement benefits to be paid at the end of the employee labor relation for reasons other than reorganizations ("severance payments"). The effect of adoption of this Bulletin related to severance payments resulted in the recognition of an initial liability for approximately Ps.72,418 and a net of tax charge to results of Ps.52,880.

5.    INVENTORIES

        Inventories consist of the following:

	December 31, 2004		September 30, 2005
	(Audited)		(Unaudited)
Finished products	Ps.	358,215	Ps.	368,567
Production in process		55,714		87,680
Raw materials (mainly corn)		2,775,589		2,492,312
Spare parts and other		338,350		336,345
Advances to suppliers		80,901		210,369
Merchandise in transit		40,313		79,578

	Ps.	3,649,082	Ps.	3,574,851

6.    SYNDICATED LOANS

        The Company improved its debt profile in 2005 by obtaining from five banks a US$250 million, five-year credit facility at LIBOR plus 40 basis points for the first year. The spread could fluctuate in relation to the Company's leverage and could be between 37.5 and 45 basis points. The Company used the new credit to refinance its existing US$250 million syndicated senior credit facility due in October 2008 and 2009.

7.    CONTINGENCIES

        The Mexican tax authorities have made certain observations to asset tax declarations for the years 1997, 1998 and 2000, which amounted to Ps.108,542 including the related surcharges and penalties. The resolution of these matters is not expected to have a material adverse effect on the Company's consolidated financial position or results of operation.

        The Venezuelan tax authorities have made certain assessments to Molinos Nacionales, C.A., one of our Venezuelan subsidiaries related to income tax returns for 1998 and 1999 which amounted to Ps.76,685 plus tax credits presumable omitted for Ps.407. The resolution of these claims will be assumed by the previous shareholder International Multifoods Corporation, in accordance with the purchase agreement of our subsidiary in Venezuela, Molinos Nacionales, C.A.

        Certain subsidiaries of the Company have been notified by the Comisión Nacional del Agua ("National Water Commission" or "CNA") of fee assessments due from different years amounting to Ps.24,932 plus related penalties and surcharges. These assessments mainly derive from the CNA's determination of discharge of sewage water on public property of the Nation that was being used as receiver facilities. Nevertheless, the subsidiaries are using the water derived from the production process, previously treated, to irrigate several gardens property of the Company, through the sprinkler system. The subsidiaries have asserted the legal defense allowed by law in order to annul these assessments. At the date of issuance of the financial statements, the situation of these assessments is as follows: (a) Several favorable judicial resolutions have been received for a total of Ps.6,901, (b) A favorable resolution was received, in first instance, for an issue amounting to Ps.14,222, but the resolution for an appeal placed by the CNA is pending, and (c) Resolutions in first instance are pending for two issues where assessments are discussed for a total of Ps.3,809. According to the Company's lawyers, a reasonable basis exists in order to obtain favorable resolution for the claimed assessments, because, among other things, the water from the production process is previously treated and later on used to irrigate the gardens property of the Company through the sprinkler system, in other words, the water is not discharged on public property of the Nation and, additionally, does not contaminate aquiferous layers nor the underground soil. Consequently, the Company's management considered as unnecessary to recognize a liability for this matter.

        In November 2001, one of Gruma Corporation's distributors filed a putative class action lawsuit against Gruma Corporation. The case was removed from California state court to federal court. Prior to April 2005, the Company did not consider this claim to be material because it was successful on two court orders, which held that the claim must be arbitrated and that the arbitration would be for the individual plaintiff's claims only and because the total exposure on the individual claim was for a small amount. No other similar claims have been filed against the Company. In April 2005, the United States District Court, based upon a recent U.S. Supreme Court decision, ordered that the original claims should be referred to arbitration and that the arbitrator could decide whether the matter should proceed as a class action. No decision has yet been made as to whether the claims should proceed as a class action. The claims, as recently amended, allege that Gruma Corporation's distributors are actually employees that Gruma Corporation has failed to make wage and other payments required for employees, that Gruma Corporation has violated the California antitrust laws and unfair competition statutes, that Gruma Corporation has breached certain contracts with the distributors and that Gruma Corporation has otherwise committed fraud and negligent misrepresentations. The claims are being asserted by two named plaintiffs. The plaintiffs seek damages and equitable relief but have not yet specified the total amount of damages sought. The Company intends to vigorously defend against this action.

        In October 2005, Gruma was named in a class action suit, filed in the United States District Court for the Central District of California, Los Angeles County. The suits seek compensation for certain drivers' alleged unpaid amounts relating to such drivers' overtime and meal times and related claims under the California Labor Code. The Company believes this suit has no merit and will vigorously defend the action. No amount is claimed in the action and at this time the Company's management does not believe the resolution of these matters will have a material adverse effect on the Company's consolidated financial position or results of operations.

        The Company is also involved in a number of claims arising in the ordinary course of business, which have not been finally adjudicated. The resolution of these matters is not expected to have a material adverse effect on the Company's consolidated financial position or results of operations.

8.    STOCKHOLDERS' EQUITY

  A)
  COMMON STOCK

        At September 30, 2005, Gruma's outstanding common stock consisted of 452,549,952 shares of Series "B", with no par value, fully subscribed and paid, which can only be withdrawn with stockholders' approval and there are not any authorized shares held in Treasury.

  B)
  RETAINED EARNINGS

        In accordance with Mexican Corporate Law, the legal reserve must be increased annually by 5% of annual net profits until it reaches 20% of the fully paid capital stock amount.

        Dividends paid from retained earnings which have not been previously taxed are subject to an income tax payable by the Company equal to 42.85%, 40.84% and 38.91% if they were paid during 2005, 2006 and 2007, respectively. The applicable tax may be credited against income tax the Company is subject to in the following two fiscal years. Effective January 1, 2002, dividends paid by the Company from net tax income account are not subject to any tax.

        As of September 30, 2004 and 2005, the Company had paid dividends for Ps.331,946 and Ps.361,140, respectively, which represented Ps.0.71 and Ps.0.80 per share, respectively.

  C)
  PURCHASE OF COMMON STOCK

        The Stockholders approved a Ps.650,000 reserve to repurchase the Company's own shares. The total amount of repurchased shares cannot exceed either the reserve amount or 5% of total equity.

  D)
  FOREIGN CURRENCY TRANSLATION ADJUSTMENTS

        Foreign currency translation adjustments consisted of the following as of December 31, 2004 and September 30, 2005:

	December 31, 2004		September 30, 2005
	(Audited)		(Unaudited)
Foreign currency translation at beginning of period	Ps.	(616,722)	Ps.	(614,557)
Effect of translating net investment in foreign subsidiaries		(18,771)		(507,719)
Exchange differences arising from foreign currency liabilities accounted for as a hedge of the Company's net investments in foreign subsidiaries, net of tax		20,936		175,021

	Ps.	(614,557)	Ps.	(947,255)

        As of December 31, 2004 and September 30, 2005, the accumulated effect of translating net investment in foreign subsidiaries impacted minority interest in the amounts of Ps.37,391 and Ps.10,247, respectively.

  E)
  INFLATION EFFECTS

        As of September 30, 2005, the majority stockholders' equity comprised the following:

	Nominal		Restatement		Total
Common stock	Ps.	4,575,894	Ps.	7,278,305	Ps.	11,854,199
Additional paid-in capital		1,340,634		2,285,426		3,626,060
Deficit from restatement		—		(13,429,498)		(13,429,498)
Derivative financial instruments		19,601		(14,862)		4,739
Cumulative effect of a change in an accounting principle for deferred income taxes and employees' statutory profit sharing		(202,858)		(3,648)		(206,506)
Retained earnings from prior years		3,359,983		5,972,708		9,332,691
Net income for the period		842,216		3,689		845,905
Foreign currency translation adjustments		(947,255)		—		(947,255)

	Ps.	8,988,215	Ps.	2,092,120	Ps.	11,080,335

  F)
  TAX VALUES OF COMMON STOCK AND RETAINED EARNINGS

        As of September 30, 2005, tax amounts of common stock and retained earnings were Ps.9,542,300 and Ps.936,861 respectively.

9.    COMPREHENSIVE INCOME

        Comprehensive income (loss) for the nine-month periods ended September 30, 2004 and 2005, is as follows:

	September 30,
	2004		2005
Net income for the period	Ps.	541,239	Ps.	845,905
Recognition of inflation effects for the period		114,859		240,427
Foreign currency translation adjustments		(151,202)		(332,698)
Derivative financial instruments		—		(14,566)

Comprehensive income for the period	Ps.	504,896	Ps.	739,068

	Balance at December 31, 2004		Recognition of inflation effects for the period		Foreign currency translation adjustments		Derivative financial instruments		Net income for the period		Balance at September 30, 2005
Deficit from restatement	Ps.	(13,342,580)		Ps.(86,918)	Ps.	—	Ps.	—	Ps.	—	Ps.	(13,429,498)
Derivative financial instruments		19,305						(14,566)				4,739
Cumulative effect of deferred income taxes and employees' statutory profit sharing		(206,506)										(206,506)
Retained earnings:
From prior years		(8,286)		327,345								319,059
Net income for the period		—								845,905		845,905
Foreign currency translation adjustments		(614,557)				(332,698)						(947,255)

Comprehensive income (loss)	Ps.	(14,152,624)	Ps.	240,427	Ps.	(332,698)	Ps.	(14,566)	Ps.	845,905	Ps.	(13,413,556)

10.    SEGMENT INFORMATION

       Segment information for the nine-month period ended September 30, 2004:

Segment	Net sales to external customers		Inter-segment net sales		Operating income (loss)		Depreciation and amortization
Corn flour and packaged tortilla division (United States and Europe)	Ps.	8,998,792	Ps.	—	Ps.	857,230	Ps.	388,088
Corn flour division (Mexico)		4,245,246		110,784		311,107		207,558
Corn flour, wheat flour and other products (Venezuela)		2,338,100		—		157,899		44,052
Other		2,481,490		413,411		(31,207)		115,493
Other reconciling items		26,817		(524,195)		38,064		32,736

Total	Ps.	18,090,445	Ps.	—	Ps.	1,333,093	Ps.	787,927

        Segment information for the nine-month period ended September 30, 2005:

Segment	Net sales to external customers		Inter-segment net sales		Operating income (loss)		Depreciation and amortization
Corn flour and packaged tortilla division (United States and Europe)	Ps.	10,370,258	Ps.	—	Ps.	869,167	Ps.	398,539
Corn flour division (Mexico)		4,494,070		157,204		462,010		223,469
Corn flour, wheat flour and other products (Venezuela)		2,022,073		—		(74,055)		57,299
Other		2,571,234		380,139		(73,214)		114,078
Other reconciling items		16,202		(537,343)		372		41,803

Total	Ps.	19,473,837	Ps.	—	Ps.	1,184,280	Ps.	835,188

        The following table presents the details of "Other reconciling items" for operating income:

Other reconciling items	2004		2005
Corporate income (expenses)	Ps.	22,169	Ps.	(24,977)
Elimination of inter-business unit transactions		15,895		25,349

Total	Ps.	38,064	Ps.	372

11.    SUBSEQUENT EVENT

        In October 2005, the Company entered into a class action suit which is described in Note 7.

12.    DIFFERENCES BETWEEN MEXICAN GAAP AND U.S. GAAP

        The Company's consolidated financial statements are prepared in accordance with Mexican GAAP, which differ in certain significant respects from U.S. GAAP. The Mexican GAAP consolidated financial statements include the effects of inflation as provided for under Bulletin B-10 (see Note 3-D to the annual audited consolidated financial statements), including the Fifth Amendment to Bulletin B-10 and Bulletin B-15, whereas financial statements prepared under U.S. GAAP are presented on a historical cost basis. The reconciliation to U.S. GAAP includes a reconciling item for the effect of applying the Fifth Amendment to Bulletin B-10 and Bulletin B-15 restatement to Mexican pesos of constant purchasing power as of September 30, 2005 because, as described below, these provisions of inflation accounting under Mexican GAAP do not meet the consistent reporting currency requirements of Regulation S-X. The U.S. GAAP adjustments have been determined based on Mexican NCPI factors. The reconciliation does not include the reversal of other Mexican GAAP inflation accounting adjustments as they represent a comprehensive measure of the effects of price-level changes in the inflationary Mexican economy and, as such, are considered a more meaningful presentation than historical cost-based financial reporting for both Mexican and U.S. accounting purposes.

        The principal differences, other than inflation accounting, between Mexican GAAP and U.S. GAAP and the effect on consolidated net income and consolidated stockholders' equity are presented below, with an explanation of the adjustments.

	Nine-month period ended September 30,
	2004		2005
Reconciliation of net income:
Net majority income under Mexican GAAP	Ps.	541,239	Ps.	845,905

U.S. GAAP adjustments:
Depreciation expense (See C)		(48,739)		(27,489)
Impairment loss in the carrying value of idle assets (See C)		64,612		—
Preoperating expenses and other deferred costs (See D)		17,992		3,439
Capitalized comprehensive financing costs (See E)		2,166		2,289
Sale-leaseback transaction (See F):
Interest expense		(11,304)		(9,679)
Rental and depreciation expense, net		4,864		3,464
Deferred income taxes (See H)		(3,339)		8,303
Deferred employees' statutory profit sharing (See H)		(1,792)		(330)
Effect of U.S. GAAP adjustments on equity method investee (See L)		(73,253)		(48,247)
Negative goodwill (See I):
Depreciation expense		40,005		42,288
Goodwill and indefinite-lived intangible assets (See J)		11,717		—
Loss on early extinguishment of debt (See K):
Amortization of debt issuance costs		—		9,750
Debt issuance costs (See K)		—		(2,854)
Monetary position gain resulting from U.S. GAAP adjustments		(44)		(9)
Effects of Bulletin B-15 restatement (See A)		14,771		—

Total U.S. GAAP adjustments		17,656		(19,075)

Minority interest (See B)		(7,886)		3,555

Net income under U.S. GAAP	Ps.	551,009	Ps.	830,385

	Nine month period ended September 30,
	2004		2005
Components of U.S. GAAP net income and earnings per share:
Income from continuing operations		Ps. 551,009		Ps. 883,265
Cumulative effect of the adoption of a new accounting bulletin, net of income tax benefit of Ps. 19,538		—		(52,880)

Net income	Ps.	551,009	Ps.	830,385

Earnings per share:
From continuing operations		1.22		1.96
From cumulative effect of the adoption of a new accounting bulletin		—		(0.12)

Earnings per share (in pesos)		1.22		1.84

Weighted average shares outstanding (thousands)		450,193		451,074

	As of December 31, 2004		As of September 30, 2005
Reconciliation of stockholders' equity:
Stockholders' equity under Mexican GAAP	Ps.	13,553,125	Ps.	13,921,159

U.S. GAAP adjustments:
Property, plant and equipment (See C)		424,641		389,871
Preoperating expenses and other deferred costs (See D)		(12,872)		(9,794)
Capitalized comprehensive financing cost (See E)		(11,817)		(9,924)
Sale-leaseback transaction (See F)		(72,632)		(77,580)
Excess of cost over book value (See G)		(152,685)		(157,814)
Deferred income taxes (See H)		32,525		41,920
Deferred employees' statutory profit sharing (See H)		674		357
Effect of U.S. GAAP adjustments on equity method investee (See L)		(324,806)		(378,033)
Negative goodwill (See I)		(801,806)		(786,451)
Goodwill and indefinite-lived intangible assets (See J)		190,871		195,376
Extinguishment of debt (See K)		(251,562)		(250,262)
Debt issuance costs (See K)		—		(2,922)
U.S. GAAP adjustments attributable to minority interest		(80,621)		(70,752)
Minority interest under Mexican GAAP (See B)		(2,872,432)		(2,840,824)
Effects of Bulletin B-15 restatement (See A)		325,834		—

Total U.S. GAAP adjustments		(3,606,688)		(3,956,832)

Stockholders' equity under U.S. GAAP		Ps. 9,946,437		Ps. 9,964,327

  A)
  EFFECTS OF BULLETIN B-15 RESTATEMENT

        As disclosed in Note 3-C to the annual audited consolidated financial statements, the Company adopted the provisions of Bulletin B-15, which allows the restatement of information for prior periods for comparison purposes to information of the most current period presented, based on a weighted average restatement factor that reflects the relative inflation and currency exchange movements of the countries in which the Company operates. The restatement provisions of Bulletin B-15 do not meet the Regulation S-X requirement that the financial statements be stated in the same currency for all periods, because changes in foreign currency exchange rates are included in the restatement factor. The U.S. GAAP adjustments to net income and stockholders' equity reflect the difference between restating these prior periods, including the U.S. GAAP adjustments, to September 30, 2005 constant pesos utilizing the Mexican NCPI and the weighted average restatement factor.

  B)
  MINORITY INTEREST

        Under Mexican GAAP, the minority interest in consolidated subsidiaries is presented as a separate component within stockholders' equity in the consolidated balance sheet. For U.S. GAAP purposes, the minority interest is not included in stockholders' equity.

  C)
  PROPERTY, PLANT AND EQUIPMENT

        Mexican GAAP allows companies the option of using a specific index, which contemplates inflation and currency exchange movements in the restatement of machinery and equipment and the related depreciation expense if such machinery and equipment is of foreign origin. The Company has elected to apply a specific index to fixed assets of foreign origin for the purposes of determining the restated balances under Mexican GAAP. For U.S. GAAP purposes, the use of a specific index, which contemplates currency exchange changes, is not in accordance with the historical cost concept nor does it present financial information in a constant reporting currency. The impact on the net carrying value of fixed assets of restating fixed assets of foreign origin utilizing the Mexican NCPI for U.S. GAAP purposes increases stockholders' equity as of December 31, 2004 and September 30, 2005 by Ps. 513,130 and Ps. 482,384, respectively.

        Under Mexican GAAP, depreciation on idle equipment is not required if the carrying value is expected to be recovered and such assets are subject to an impairment review. Under U.S. GAAP, idle assets not held for sale should continue be depreciated and subject to an impairment review. Therefore, the adjustment to property, plant and equipment decreases stockholder's equity as of December 31, 2004 and September 30, 2005 by Ps.150,854 and Ps.156,973, respectively.

        During 2004, under Mexican GAAP, the Company recognized an impairment loss amounting to Ps. 64,460 in the value of certain idle assets that were not being depreciated. Under US GAAP, no impairment was recognized given that the depreciation of these assets had not ceased; therefore, the carrying value under U.S. GAAP was lower than Mexican GAAP and impairment recognized for Mexican GAAP purposes has been reversed.

  D)
  PREOPERATING EXPENSES AND OTHER DEFERRED COSTS

        As of December 31, 2002, under Mexican GAAP, preoperating expenses incurred were permitted to be capitalized and amortized over the period of time estimated to generate the income necessary to recover such expenses. The Company estimated this period as 12 years based on prior experience. Starting January 1, 2003, under Mexican GAAP, only preoperating expenses incurred during the development stage are capitalized, whereas preoperating expenses identified as research are expensed as incurred. Additionally, the preoperating expenses capitalized until January 1, 2003 are continuing to be amortized using the straight-line method over a period not to exceed 12 years. Under US GAAP, all such expenses should be treated as period expenses.

        The U.S. GAAP equity adjustments of Ps. 12,872 and Ps. 9,794 decrease intangible assets presented in the balance sheets as of December 31, 2004 and September 30, 2005, respectively.

  E)
  COMPREHENSIVE FINANCING COSTS

        Under Mexican GAAP, comprehensive financing costs, including interest expense, foreign exchange gains or losses and monetary position of the related debt for major construction projects, are capitalized as part of the assets during the construction period. Under U.S. GAAP, monetary position and foreign exchange gains and losses on U.S. dollar or other stable currency borrowings are excluded from capitalized interest.

  F)
  SALE-LEASEBACK TRANSACTION

        Under Mexican GAAP, a sale-leaseback transaction that involves real estate is recognized with the use of the general criteria established for capital and operating lease transactions. Based upon these criteria, a sale-leaseback of real estate was recorded by the Company as an operating lease. Under U.S. GAAP, Statement of Financial Accounting Standards ("SFAS") No. 98, such a transaction would be recognized as a capital lease because a continuing involvement from the seller-lessee is present, and consequently, the risks and benefits of the property are not transferred to the buyer-lessor. The U.S. GAAP balance sheet as of December 31, 2004 and September 30, 2005 would reflect increases in fixed assets, net, of Ps.106,467 and Ps.76,221, respectively, and long-term debt increases of Ps. 179,099 and Ps. 153,801, respectively.

  G)
  AMORTIZATION OF EXCESS OF COST OVER BOOK VALUE

        Under Mexican GAAP, prior to the adoption of Bulletin B-7 (See Note 3-J to the audited annual financial statements), the excess of the purchase price over the proportionate book value of net assets acquired is recorded as "Excess of cost over book value" for all of the Company's acquisitions, including common control acquisitions. Under U.S. GAAP, transfers and exchanges between enterprises under common control are accounted for on a carry-over basis, and therefore, no such goodwill would be recorded. The U.S. GAAP equity adjustments of Ps. 152,685 and Ps. 157,814 decrease the excess of cost over book value presented in the balance sheet as of December 31, 2004 and September 30, 2005, respectively. There is no net income reconciliation adjustment in 2004 and 2005, since the Company ceased amortizing goodwill under Mexican GAAP with the adoption of Bulletin B-7.

  H)
  DEFERRED INCOME TAXES AND EMPLOYEES' STATUTORY PROFIT SHARING

        Under Mexican GAAP, the Company adopted the provisions of revised Bulletin D-4 for the recognition of deferred tax assets and liabilities. The accounting treatment of Bulletin D-4 is in accordance with the comprehensive asset and liability method of SFAS No. 109 "Accounting for Income Taxes". The U.S. GAAP adjustments to net income and stockholders' equity reflect only the deferred income taxes and employees' statutory profit sharing generated by the other U.S. GAAP adjustments discussed elsewhere herein.

        Under the comprehensive asset and liability method of SFAS No. 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be reversed.

        For both Mexican and U.S. GAAP purposes, the financial statement carrying amounts utilized in the determination of the deferred tax assets and liabilities included the inflation adjustments described in Note 3-D to the audited annual financial statements, and their respective tax bases also included the effects of inflation based on tax regulations.

        The amounts of deferred income taxes charged or credited to net income for each year under SFAS No. 109 and as set forth in Issued 93-9 of the U.S. Financial Accounting Standards Board's Emerging Issues Task Force was determined based on the differences between the beginning and ending balances of the deferred tax assets or liabilities for each period, expressed in Mexican pesos of constant purchasing power.

        The reduction of the Company's effective tax rate for the nine-month period ended September 2004 versus September 2005 was mainly derived from the decrease in the statutory tax rate which was enacted in the fourth quarter of 2004. As a result of changes in the Mexican Income Tax Law, approved in November 2004, statutory tax rates will be 30%, 29% and 28% in 2005, 2006 and 2007, respectively. The determination of deferred income tax uses the tax rate in effect when the deferred tax assets or liabilities are expected to be recovered or settled.

        In addition, the Company has established a deferred liability for U.S. GAAP purposes of Ps.24,611 and Ps.33,083, at December 31, 2004 and September 30, 2005, respectively, relating to employees' statutory profit sharing.

  I)
  NEGATIVE GOODWILL

        Under Mexican GAAP, prior to the adoption of Bulletin B-7 (See Note 3-J to the audited annual financial statements), the excess of the net book value of identifiable assets acquired over their purchase price is recorded as "Excess of book value over cost of subsidiaries acquired, net" and is permitted to be amortized over a period of time not to exceed 5 years.

        Under U.S. GAAP, the excess of the fair value over the net book value of acquired identifiable assets is allocated to the carrying value of the non-monetary assets acquired. Once the carrying value has been reduced to zero, any unallocated amounts are recorded in earnings.

        As of December 31, 2004 and September 30, 2005, the U.S. GAAP equity adjustment of Ps.801,806 and Ps.786,451 respectively, decrease the net fixed assets in the same amounts.

  J)
  GOODWILL AND INDEFINITE-LIVED INTANGIBLE ASSETS

        Under U.S. GAAP, effective January 1, 2002, the Company adopted the provisions of SFAS No. 142, "Goodwill and Other Intangible Assets" ("SFAS No. 142"). Under SFAS No. 142, goodwill and indefinite-lived intangible assets are no longer amortized but are reviewed for impairment on an annual basis at the reporting unit level.

        Under Mexican GAAP, until January 1, 2003, all intangible assets were amortized over their estimated useful life. Bulletin C-8 "Intangible Assets" was adopted starting January 1, 2003, and consequently, certain intangible assets (excluding goodwill) were recognized as having indefinite lives and were no longer amortized. Accordingly, amortization of indefinite-lived intangible assets ceased in 2002 for U.S. GAAP and in 2003 for Mexican GAAP. As mentioned in Note 3-J to the audited annual financial statements, Bulletin B-7 "Business Combinations" was adopted starting January 1, 2004, consequently, under Mexican GAAP goodwill should no longer be amortized, but subject to annual impairment tests. Accordingly, goodwill amortization ceased in 2002 for U.S. GAAP and in 2004 for Mexican GAAP.

        Due to the application of Bulletin C-15 "Impairment in the Value of Long-Lived Assets and their Disposal" (see Note 3-K to the audited annual financial statements), during 2004 the Company recognized in income an impairment loss in the value of intangible assets and goodwill for Ps.6,208 and Ps.5,509, respectively. Under U.S. GAAP, these assets had been written off in previous years.

        The U.S. GAAP equity adjustment of Ps.190,871 and Ps.195,376 increases the excess of cost over book value in Ps.182,361 and Ps.186,693 and intangible assets in Ps.8,510 and Ps.8,683 as of December 31, 2004 and September 30, 2005, respectively, as a result of the above items.

  K)
  EXTINGUISHMENT OF DEBT

        As mentioned in Note 10 to the annual audited consolidated financial statements, on December 2004, the Company issued perpetual notes for a total of Ps.3,294,491 (U.S. $300 million) which pay interest quarterly at 7.75% annual rate. The proceeds were used mainly to repay U.S.$200 million of the 7.625% senior unsecured notes due October 2007. For the early redemption of the senior unsecured notes, the Company paid a premium of Ps.260,012. Under Mexican GAAP, this premium was recognized in intangible assets as debt issuance costs of the perpetual notes and is being amortized using the straight-line method over a period of 20 years.

        Under U.S. GAAP, this premium was recognized in income. The perpetual notes represented a new debt instrument, since the exchange was not done with the holders of the old senior unsecured notes. In addition, under U.S. GAAP, all previously unamortized debt issuance costs related to the old senior unsecured notes was also written off.

        On July 2005 the Company obtained a U.S.$250,000 thousand, five-year credit facility, at LIBOR plus 40 basis points for the first year and LIBOR plus 37.5 and 45 basis points for the following years depending on the Company's leverage. The Company incurred debt issuance costs of Ps.7,035 related to the new debt. The proceeds were used to repay a U.S.$250 million debt which would mature between 2008 and 2009. At the redemption date, the Company had Ps.10,101 of unamortized debt issuance costs related to this debt. Under Mexican GAAP, the unamortized debt issuance costs related to the old debt will continue to be amortized throughout the maturity of the new debt as it has been considered a refinancing of the old debt under Bulletin C-9. Debt issuance costs incurred with the issuance of the new debt have been expensed.

        Under U.S. GAAP the unamortized debt issuance costs related to the old debt that was redeemed has been written-off and the debt issuance costs incurred with the issuance of the new debt has been capitalized as it relates to a new debt instrument with a different creditor.

  L)
  INVESTMENT IN COMMON STOCK

        The investment in common stock of GFNorte is accounted for under the equity method, because the Company has significant influence over the investee due to its representation on the Board of Directors of GFNorte and the equity interest of GRUMA's principal shareholder in GFNorte. The effect of applying U.S. GAAP adjustments to the equity investment has been included in the Company's U.S. GAAP reconciliation, and principally result from differences in accounting for loan loss reserves, deferred start-up costs, and deferred income taxes.

        Summarized income statement information for GFNorte for the nine-month periods ended September 30, 2004 and 2005:

	For the nine-month period ended September 30,
	2004		2005
Interest income	Ps.	18,358,578	Ps.	25,553,878
Interest expense		(11,131,439)		(15,898,285)
Income from continuing operations		1,873,497		4,749,682
Net income		1,735,259		4,487,335
  M)
  OPERATING INCOME

        Under U.S. GAAP, certain other income items included in the Mexican GAAP financial statements of the Company, such as ESPS and amortization of other deferred costs would be included in the determination of operating income. For the nine months ended September 30, 2004 and 2005, these items amounted to Ps.42,701 and Ps.78,690, respectively.

  N)
  SUPPLEMENTAL CASH FLOW INFORMATION

        Mexican GAAP Bulletin B-12 issued by the MIPA specifies the appropriate presentation of the statements of changes in financial position. Under Bulletin B-12, the sources and uses of resources are determined based upon the differences between beginning and ending financial statement balances in Mexican pesos of constant purchasing power. Under U.S. GAAP, a statement of cash flow is required, which presents only cash movements and excludes non-cash items.

        The following presents a price-level adjusted statement of cash flows, after considering the impact of U.S. GAAP adjustments in conformity with the AICPA SEC Regulations Committees' International Practice Task Force recommendation.

	For the nine-month period ended September 30,
	2004		2005
Operating activities:
Net income	Ps.	551,009	Ps.	830,385
Minority interest		108,491		85,738

Consolidated income		659,500		916,123
Adjustments to reconcile net income to resources provided by operating activities:
Monetary position gain		(170,213)		(227,044)
Depreciation and amortization		789,976		807,765
Impairment of long-lived assets		180,413		—
Allowance for doubtful accounts		28,142		17,004
Equity in earnings of associated companies, less dividends received		(118,659)		(428,097)
Seniority premium		7,089		10,697
Cumulative effect of the adoption of a new accounting bulletin		—		52,880

Deferred income taxes and employees' statutory profit sharing		169,370		(60,209)

		1,545,618		1,089,119

Changes in working capital:
Restricted cash		659		246
Accounts receivable, net		(468,132)		(301,776)
Inventories		100,981		95,234
Prepaid expenses		(3,755)		4
Trade accounts payable		(21,959)		183,175
Accrued liabilities and other payable		651,390		392,720
Income taxes and employees' statutory profit sharing payable		(17,240)		(3,972)

		241,944		365,631

Net cash provided by operating activities		1,787,562		1,454,750

	For the nine-month period ended September 30,
	2004		2005
Investing activities:
Purchases of property, plant and equipment		(511,843)		(872,631)
Purchases of new facilities, net of cash		(326,769)		(554,151)
Proceeds from sale of property, plant and equipment		168,544		—
Intangible assets		(2,909)		(19,596)
Other		44,759		(15,433)

Net cash used in investing activities		(628,218)		(1,461,811)

Financing activities:
Proceeds from bank loans and long-term debt		644,918		2,195,248
Repayment of bank loans and long-term debt		(1,206,099)		(1,533,409)
Contributions by minority interest		91,417		—
Decrease of minority interest		(30,110)		—
Net purchases-sales of Company's common stock and derivative financial instruments		211,435		21,674
Dividends paid		(562,140)		(530,129)
Other		(53,924)		(113,033)

Net cash (used in) provided by financing activities		(904,503)		40,351

Effect of inflation on cash and cash equivalents		(33,778)		(39,999)
Net increase (decrease) in cash and cash equivalents		221,063		(6,709)
Cash and cash equivalents at beginning of period		387,821		496,855

Cash and cash equivalents at end of period	Ps.	608,884	Ps.	490,146

  O)
  RECENTLY ISSUED ACCOUNTING STANDARDS

        In March 2005, the Financial Accounting Standards Board ("FASB") issued FASB Interpretation No. ("FIN") 47, "Accounting for Conditional Asset Retirement Obligations". FIN 47 clarifies the term "conditional asset retirement obligation" used in SFAS No. 143. The conditional asset retirement obligation refers to a legal obligation to perform an asset retirement activity in which the timing and (or) method of settlement are conditional on a future event that may or may not be within the control of the entity. FIN 47 is effective for the Company no later than December 31, 2005. The Company does not expect the adoption of FIN 47 to have a significant impact on its financial condition or results of operations.

        In May 2005, the FASB issued SFAS No. 154, "Accounting Changes and Error Corrections," which applies to (i) all voluntary changes in accounting principle and (ii) all changes required by a new accounting pronouncement where no specific transition provisions are included. SFAS No. 154 replaces APB Opinion 20, "Accounting Changes," and SFAS No. 3, "Reporting Accounting Changes in Interim Financial Statements." SFAS No. 154 requires companies to apply the direct effects of a change in accounting principle retrospectively to prior periods' financial statements unless impracticable. APB Opinion No. 20 required companies to recognize most voluntary changes in accounting principle by including the cumulative effect of the change in net income of the period in which the change was made. SFAS No. 154 redefines "restatement" as the revising of previously issued financial statements to reflect the correction of an error. SFAS No. 154 is effective for fiscal years beginning after December 15, 2005, with early adoption permitted for fiscal years beginning after June 1, 2005. The Company does not expect the adoption of this standard to have a significant impact on its financial condition or results of operation.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock.

Gruma, S.A. de C.V.

Common Shares

Deutsche Bank Securities

Prospectus

                           , 2006

PART II
INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 8. INDEMNIFICATION OF DIRECTORS AND OFFICERS

        Neither the laws of Mexico nor the registrant's by-laws or other constitutive documents provide for indemnification of any controlling person or directors or officers. While the registrant does maintain liability insurance relating to its officers and directors, it has not entered into indemnity agreements with such persons which would insure or indemnify them in any manner against liability which they may incur in their capacities.

ITEM 9. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

  Exhibits:

ITEM	DESCRIPTION
1.1*	Form of Underwriting Agreement
5.1*	Form of opinion of Milbank, Tweed, Hadley & McCloy LLP
5.2*	Form of opinion of Kuri Breña, Sánchez Ugarte, Corcuera y Aznar, S.C.
23.1*	Consent of Milbank, Tweed, Hadley & McCloy LLP (to be included in Exhibit 5.1)
23.2*	Consent of Kuri Breña, Sánchez Ugarte, Corcuera y Aznar, S.C. (to be included in Exhibit 5.2)
23.3	Consent of PricewaterhouseCoopers, S.C.
24.1	Power of Attorney (previously filed)

*
To be filed by amendment.

ITEM 10. UNDERTAKINGS

(a)
The undersigned registrants hereby undertake that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(c)
The undersigned registrants hereby undertake that:

(1)
For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 42(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)
For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant, Gruma, S.A. de C.V., certifies that it has reasonable grounds to believe that it meets all of the requirement for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Mexico City, Mexico on January 6, 2006.

GRUMA, S.A. DE C.V.
By:	/s/ RAÚL CAVAZOS MORALES
	Name:	Raúl Cavazos Morales
	Title:	Senior Vice-President of Finance
By:	/s/ CARLOS MARCOS IGA
	Name:	Carlos Marcos Iga
	Title:	International and Financial Legal Vice-President

 SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on January 6, 2006.

Name	Title

*	Chief Executive Officer (Principal Executive
Roberto González Barrera	Officer) and Chairman of the Board
*	Chief Financial Officer (Principal Financial
Raúl Alonso Peláez Cano	Officer)
*	Chief Corporate Officer (Principal Accounting
Juan Antonio Quiroga García	Officer)
Director
Juan Antonio González Moreno
*	Director
Roberto González Moreno
Director
Carlos Hank Rhon
*	Director
Luis Peña Kegel
*	Director
Allen Andreas
*	Director
Juan Diez-Canedo Ruiz
*	Director
Roberto Hernández Ramírez

Director
Juan Manuel Ley López
*	Director
Eduardo Livas Cantú
Director
Paul B. Mulhollem
Director
Bernardo Quintana Isaac
*	Director
Alfonso Romo Garza
*	Director
Adrián Sada González
*	Director
Javier Vélez Bautista
*By:	/s/ RAÚL CAVAZOS MORALES Raúl Cavazos Morales Attorney-in-fact (pursuant to the power of attorney previously filed with the SEC)
/s/ CARLOS MARCOS IGA Carlos Marcos Iga Attorney-in-fact (pursuant to the power of attorney previously filed with the SEC)

SIGNATURE OF AUTHORIZED REPRESENTATIVE

        Pursuant to the requirements of the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of Gruma, S.A. de C.V., has signed this Registration Statement on Form F-3 in the City of New York, State of New York on January 6, 2006.

Signature	Title

/s/ GREG LAVELLE Greg Lavelle Puglisi and Associates	Authorized Representative in the United States

EXHIBIT INDEX

ITEM	DESCRIPTION
1.1*	Form of Underwriting Agreement
5.1*	Form of opinion of Milbank, Tweed, Hadley & McCloy LLP
5.2*	Form of opinion of Kuri Breña, Sánchez Ugarte, Corcuera y Aznar, S.C.
23.1*	Consent of Milbank, Tweed, Hadley & McCloy LLP (to be included in Exhibit 5.1)
23.2*	Consent of Kuri Breña, Sánchez Ugarte, Corcuera y Aznar, S.C. (to be included in Exhibit 5.2)
23.3	Consent of PricewaterhouseCoopers, S.C.
24.1	Power of Attorney (previously filed)

*
To be filed by amendment.

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TABLE OF CONTENTS
FORWARD-LOOKING STATEMENTS
PRESENTATION OF FINANCIAL AND OTHER INFORMATION
WHERE YOU CAN FIND MORE INFORMATION
EXECUTIVE SUMMARY
Offering Summary
RISK FACTORS
Risks Factors Related to our Capital Structure and Controlling Shareholders
USE OF PROCEEDS
EXCHANGE RATE INFORMATION
CAPITALIZATION
RECENT DEVELOPMENTS
MARKET INFORMATION
DIVIDENDS AND DIVIDEND POLICY
DESCRIPTION OF THE SHARE CAPITAL
TAXATION
UNDERWRITING
ENFORCEMENT OF CIVIL LIABILITIES
EXPENSES
LEGAL MATTERS
EXPERTS
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS GRUMA, S.A. DE C.V. AND SUBSIDIARIES
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
GRUMA, S.A. DE C.V. AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS As of December 31, 2003 and 2004 (Expressed in thousands of Mexican pesos of constant purchasing power as of December 31, 2004) (Notes 1 and 3)
GRUMA, S.A. DE C.V. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF INCOME For the Years Ended December 31, 2002, 2003 and 2004 (Expressed in thousands of Mexican pesos of constant purchasing power as of December 31, 2004, except share and per share amounts) (Notes 1 and 3)
CONSOLIDATED STATEMENTS OF CHANGES IN FINANCIAL POSITION
GRUMA, S.A. DE C.V. AND SUBSIDIARIES UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME For the nine-month periods ended September 30, 2004 and 2005 (Expressed in thousands of Mexican pesos of purchasing power as of September 30, 2005) (Notes 1 and 2)
GRUMA, S.A. DE C.V. AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS For the years ended December 31, 2002, 2003 and 2004 (Expressed in thousands of Mexican pesos of purchasing power as of December 31, 2004 except where otherwise indicated)
GRUMA, S.A. DE C.V. AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEETS As of December 31, 2004 (unaudited) and September 30, 2005 (unaudited) (Expressed in thousands of Mexican pesos of constant purchasing power as of September 30, 2005) (Notes 1 and 2)
GRUMA, S.A. DE C.V. AND SUBSIDIARIES UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME For the nine-month periods ended September 30, 2004 and 2005 (Expressed in thousands of Mexican pesos of constant purchasing power as of September 30, 2005, except share and per share amounts) (Notes 1 and 2)
GRUMA, S.A. DE C.V. AND SUBSIDIARIES UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN FINANCIAL POSITION For the nine-month periods ended September 30, 2004 and 2005 (Expressed in thousands of Mexican pesos of constante purchasing power as of September 30, 2005) (Notes 1 and 2)
GRUMA, S. A. DE C. V. AND SUBSIDIARIES NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS As of December 31, 2004 and September 30, 2005 (unaudited) and for the nine-month period ended September 30, 2004 and 2005 (unaudited) (Expressed in thousands of Mexican pesos of purchasing power as of September 30, 2005, except where otherwise indicated)
TABLE OF CONTENTS
PART II INFORMATION NOT REQUIRED IN THE PROSPECTUS
  ITEM 8. INDEMNIFICATION OF DIRECTORS AND OFFICERS
  ITEM 9. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES
  ITEM 10. UNDERTAKINGS
SIGNATURES
SIGNATURES
SIGNATURE OF AUTHORIZED REPRESENTATIVE
EXHIBIT INDEX